    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998


                                                      REGISTRATION NO. 333-43339
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                             KNOLOGY HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      4812
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   58-2203141
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                            1241 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-8553
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                               WILLIAM E. MORROW
                             KNOLOGY HOLDINGS, INC.
                            1241 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-8553
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:

                            STEVEN M. KAUFMAN, ESQ.

                             HOGAN & HARTSON L.L.P.

                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

PROSPECTUS

DATED FEBRUARY 5, 1998

                             KNOLOGY HOLDINGS INC.

                                  $444,100,000
                OFFER TO EXCHANGE ALL OUTSTANDING 11 7/8% SENIOR
                               DISCOUNT NOTES DUE
                                OCTOBER 15, 2007
                                      FOR
               11 7/8% SENIOR DISCOUNT NOTES DUE OCTOBER 15, 2007
                                       OF
                             KNOLOGY HOLDINGS, INC.
                            ------------------------
                   INTEREST PAYABLE APRIL 15 AND OCTOBER 15,
                           COMMENCING APRIL 15, 2003
                            ------------------------
       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON        , 1998, UNLESS EXTENDED.

     KNOLOGY Holdings, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time) and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of its 11 7/8% Senior Discount Notes due October 15, 2007 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount at maturity of its outstanding unregistered 11 7/8% Senior Discount Notes due October 15, 2007, of which $444,100,000 in aggregate principal amount at maturity is outstanding as of the date hereof (the "Senior Discount Notes" and, together with the Exchange Notes, the "Notes").

     The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Discount Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Discount Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Discount Notes under the Registration Rights Agreement dated October 22, 1997 (the "Registration Rights Agreement") among Morgan Stanley & Co. Incorporated, J.P. Morgan & Co. and First Union Capital Markets Corp. (collectively, the "Placement Agents"), the Company and SCANA Communications, Inc. ("SCANA"). The Exchange Notes will evidence the same indebtedness as the Senior Discount Notes (which they will replace) and will be issued pursuant to, and entitled to the benefits of, an indenture dated as of October 22, 1997 between the Company and the United States Trust Company of New York, as trustee (the "Trustee"), governing the Senior Discount Notes and the Exchange Notes (the "Indenture").

     SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                             ---------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998

     The Exchange Notes will mature on October 15, 2007. Interest will not accrue on the Exchange Notes prior to October 15, 2002. Thereafter, interest on the Exchange Notes will accrue at a rate of 11 7/8% per annum and will be payable semiannually on April 15 and October 15 of each year, commencing April 15, 2003. See "Description of the Exchange Notes." The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 2002, initially at 105.9375% of their principal amount at maturity, plus accrued interest, declining ratably to 100% of their principal amount at maturity, plus accrued interest, on and after October 15, 2004. In addition, at any time prior to October 15, 2000, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes and the Exchange Notes from the proceeds of one or more Public Equity Offerings (as defined herein) at 111.875% of their Accreted Value on the redemption date; provided that after any such redemption at least $288.7 million aggregate principal amount at maturity of the Senior Discount Notes and the Exchange Notes remains outstanding. See "Description of the Exchange Notes -- Certain Definitions."


     The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Discount Notes and all other existing and future unsubordinated indebtedness of the Company, junior in right of payment to all secured indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the Offering and the Equity Private Placement (each as defined herein), the Company would have had (on an unconsolidated basis) $124,000 of indebtedness other than the Senior Discount Notes and the Exchange Notes, which is a capital lease (and accordingly is secured debt). In addition, the Company is a holding company and the Senior Discount Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, on the same pro forma basis, the Company's subsidiaries would have had $4.1 million in liabilities (excluding intercompany payables). Additionally, in October 1997 the Company received a commitment letter for a $50.0 million, five-year senior secured credit facility from First Union (as defined below) (the "New Credit Facility") to be used for working capital and other purposes. It is currently contemplated that the Company's obligations under the New Credit Facility will be secured by all current and future assets of the Company. The Senior Discount Notes and the Exchange Notes will be effectively subordinated to the obligations of the Company under the New Credit Facility.


     The Senior Discount Notes, together with warrants (the "Warrants") to purchase preferred stock, par value $.01 per share of the Company (the "Preferred Stock"), were originally issued and sold on October 22, 1997 in a transaction not registered under the Securities Act (the "Offering"). Accordingly, the Senior Discount Notes may not be offered for resale, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is (i) a broker-dealer that acquired Senior Discount Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. Any holder who tenders Senior Discount Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

     By tendering Senior Discount Notes in exchange for Exchange Notes, each holder will represent to the Company, among other things, that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities
Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Discount Notes, where such Senior Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Discount Notes where such Senior Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date (as defined herein), it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

     The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The Senior Discount Notes, however, have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. Any Senior Discount Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Discount Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Senior Discount Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Discount Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Discount Notes. See "Description of the Exchange Notes -- Exchange Offer; Registration Rights." No assurance can be given as to the liquidity of either the Senior Discount Notes or the Exchange Notes.

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SENIOR DISCOUNT NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SENIOR DISCOUNT NOTES PURSUANT TO THE EXCHANGE OFFER.

     Senior Discount Notes may be tendered for exchange prior to 5:00 p.m., New
York City time, on           , 1998 (such time on such date being hereinafter
called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Senior Discount Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Discount Notes being tendered for exchange. The Exchange Offer is, however, subject to certain events and conditions and to the terms of the Registration Rights Agreement. Senior Discount Notes may be tendered only in integral multiples of aggregate principal amount at maturity of $1,000. The Company has agreed to pay all expenses of the Exchange Offer. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Senior Discount Notes as
of      , 1998.

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                            ------------------------

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    5
Risk Factors..........................................................................   15
The Exchange Offer....................................................................   24
Use of Proceeds.......................................................................   32
Dividend Policy.......................................................................   33
Capitalization........................................................................   34
Selected Consolidated Financial Data..................................................   35
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   37
Business..............................................................................   42
Legislation and Regulation............................................................   59
Management............................................................................   71
Certain Transactions..................................................................   77
Principal Stockholders................................................................   80
Description of Certain Indebtedness...................................................   81
Description of the Exchange Notes.....................................................   83
Description of the Warrants...........................................................  110
Description of Capital Stock..........................................................  115
Certain United States Federal Income Tax Consequences.................................  117
Plan of Distribution..................................................................  123
Legal Matters.........................................................................  124
Experts...............................................................................  124
Additional Information................................................................  124
Index to Financial Statements.........................................................  F-1


                            ------------------------

     KNOLOGY, OLOVision(R), OLOBahn(R) and OLOTel(R) are trademarks of the Company and are registered in certain jurisdictions and "The Bundle" and "Sterling Service" are service marks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context indicates or requires otherwise, any reference in this Prospectus to "KNOLOGY" or the "Company" refers to KNOLOGY Holdings, Inc. and its subsidiaries. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus does not give effect to an anticipated 150 for 1 split of the Company's outstanding common stock, par value $.01 per share (the "Common Stock").


                                  THE COMPANY

     KNOLOGY offers residential and business customers broadband communications services ("Broadband Services"), including cable television, telephone and high-speed Internet access service. The Company provides these Broadband Services using high-capacity hybrid fiber-coaxial networks that are two-way interactive ("Interactive Broadband Networks"). The Company operates Interactive Broadband Networks in two cities, Montgomery, Alabama and Columbus, Georgia, and plans to expand to additional mid-sized cities in the southeastern United States. KNOLOGY has been providing cable television service since 1995 and commenced providing telephone and high-speed Internet access service in July 1997. The Company believes its ability to provide numerous services over the same network and to bundle the services at an attractive price, coupled with its emphasis on customer service, provides it with a competitive advantage.

     KNOLOGY commenced providing cable television service by acquiring cable television systems in Montgomery and Columbus and using those systems as a base for constructing new Interactive Broadband Networks. Since acquiring the Montgomery system (the "Montgomery System") in April 1995, the Company has extended the Montgomery network from approximately 275 miles and 8,252 subscribers to approximately 575 miles with 18,267 subscribers and 52,138 homes passed as of September 30, 1997. Since its acquisition of the Columbus system (the "Columbus System," and together with the Montgomery System, the "Systems") in September 1995, the Company has extended the Columbus network from approximately 180 miles and 5,109 subscribers to approximately 434 miles with 11,741 subscribers and 38,620 homes passed as of September 30, 1997. The Company's penetration rates (the ratio of the number of subscribers to homes passed) were 35.0% and 30.4% in Montgomery and Columbus, respectively, as of September 30, 1997. The Company believes that its ability to increase and maintain its subscribers has been due largely to its commitment to customer service, the greater number of channels and the greater reliability and quality of the picture and sound offered by the Company over its Interactive Broadband Networks compared to the more traditional cable networks operated by the Company's competitors. The Company expects the number of its cable television subscribers to continue to increase as it expands its Systems in Montgomery and Columbus, focuses on marketing to multiple dwelling units, increases the number of Broadband Services offered and introduces its OLOVision(R) digital video service, which will use compression technology to significantly increase the number of television channels.


     KNOLOGY commercially launched its high-speed OLOBahn(R) Internet access service (using cable modems) and its OLOTel(R) local and long distance telephone services in July 1997. These services are presently offered in Montgomery. In Columbus, high-speed Internet access service was introduced in September 1997 and telephone service was introduced in the fourth quarter of 1997. While the Company expects its subscribers for cable television (which are primarily residential) to serve as the Company's initial customer base for its telephone and Internet services, the Company has begun to target small- and medium-sized businesses using a bundled offering emphasizing telephone and Internet access services. As of January 31, 1998, the Company provided a bundle of at least two services to approximately 340 subscribers in Montgomery and to approximately 60 subscribers in Columbus. KNOLOGY offers its OLOTel(R) services using its Interactive Broadband Network and interconnections with BellSouth under a nine-state interconnection agreement, and it resells long distance service to customers in Montgomery to provide telephone service outside the reach of the Company's networks. In addition, the Company also offers long distance access services to long distance carriers over its Interactive Broadband Networks.

     The Company believes that its Interactive Broadband Networks could in the future enable it to provide additional Broadband Services, including (i) interactive energy management services (in partnership with power companies), which involve monitoring by the customer of energy usage and cost; (ii) security services, including closed-circuit television security monitoring and alarm systems; (iii) high-speed data transmission connecting homes and offices ("extranets"); and (iv) wholesale transport and interconnection ("local loop") services to connect long distance carriers to their customers. The Company expects to commence trials of certain of these services in 1998.


     The Company intends to expand to additional mid-sized cities in the southeastern United States. In December 1997, the Company acquired a cable television system in Panama City Beach, Florida (the "Beach Cable System") for approximately $3.9 million in cash and 2,485 shares of Preferred Stock valued at approximately $3.7 million, subject to adjustment. The Company intends to apply for a cable franchise in adjacent Panama City. The Beach Cable System, which currently passes approximately 10,500 homes, consists of a new cable television network which the Company believes can be adapted for delivery of Broadband Services. The Company plans to start construction of an Interactive Broadband Network that would significantly expand the existing Beach Cable System into Panama City (the Beach Cable System, as proposed to be expanded, is referred to herein as the "Panama City System"). The Company's application for a cable franchise in Augusta, Georgia was approved in January 1998. The Company expects the Augusta franchise to be awarded in February 1998. The Company has applied for a cable franchise in Charleston, South Carolina and intends to apply for additional franchises in other cities.


                          BROADBAND SERVICES STRATEGY

     The Company has developed the following strategy for the implementation and operation of its Broadband Services business.

     BUILD RELIABLE INTERACTIVE BROADBAND NETWORKS. By constructing and operating its own Interactive Broadband Networks, the Company provides its residential and business customers with access to high-quality networks capable of supporting a wide range of Broadband Services. The Company believes that this will provide a competitive advantage over cable, telephone and wireless systems that do not have the capability to provide a wide range of broadband services. The Company also believes that its newly constructed, Interactive Broadband Networks will give it a quality and reliability advantage over upgraded lower-capacity coaxial cable systems. KNOLOGY's Interactive Broadband Networks utilize a 750 MHz signal (designed to allow for upgrade to 1,000 MHz) and are protected by redundant paths for communications segments, including a SONET ring connecting hubs for restoration and security purposes. By comparison, most traditional cable television systems utilize 450 MHz to 550 MHz signals and do not have significant redundancy protection. The Company uses a specially designed powering system which is backed up at each hub site by a generator and uninterruptable power source ("UPS") to allow service to continue in case of a power outage. The Interactive Broadband Networks are monitored 24-hours per day, seven days per week, at KNOLOGY's network operations center.

     PROVIDE BUNDLED OFFERINGS. The Company believes that by bundling Broadband Services it can distinguish itself from the competition. The Company believes that savings on a bundle of services and the advantages of one-stop shopping (including a single point of purchase and one relationship to manage all services included in the bundle) will be attractive to new customers, particularly since most of its prospective customers presently buy services from multiple sources. The Company also believes that because of the cost savings associated with purchasing a bundle of services from the Company, customers will be less likely to switch should competitors offer lower prices on individual services. The ability to realize an overall return on a bundle of services should give the Company greater pricing flexibility.

     BE FIRST TO MARKET WITH MULTIPLE BROADBAND SERVICES. The Company believes that it is or will be the first provider of a bundled video, voice and data Broadband Services package in Montgomery and Columbus and intends to be the first to market a bundled video, voice and data Broadband Services package in each of the cities in which it proposes to construct and operate Interactive Broadband Networks. The Company believes that a large number of companies may seek to provide multiple Broadband Services over the next several years, and that market share earned by the early entrants will create financial barriers to entry in the Company's target markets. Since constructing Broadband Services networks requires a large capital investment, the Company expects that later entrants will have greater difficulty in demonstrating economic returns that support such an investment. In addition, constructing networks uses space on various rights of way, which may be limited or more expensive for later entrants.

     EXPAND TO ADDITIONAL MARKETS. The Company intends to expand to additional mid-sized cities in the southeastern United States. The Company intends to target cities (1) that have a geographic density such that network plant can be constructed to pass an average of 70 homes per mile, (2) that generally have populations of at least 100,000 and (3) in which the Company believes it can capture a substantial portion of the cable television customers and can be the leading provider of Broadband Services. The Company believes that such cities will support a Broadband Services business and that most of the large cable companies and other service providers currently are focusing primarily on major metropolitan areas.

     FOCUS ON THE CUSTOMER. Customer service is an essential element of the Company's operations. The Company believes the quality and responsiveness of its customer service differentiates it from its competitors. Customer service representatives in each market handle customer-related functions such as order taking, customer activations, billing inquiries and collections, and service upgrades and administer the Company's customer satisfaction program. Under its customer satisfaction program, the Company follows up with new customers regarding satisfaction with the service, and uses installation customer surveys, market research and focus groups to improve its service and marketing. In addition, the Company provides 24-hour customer service, operates customer phone centers in each of the Company's service areas, and is building a back-up customer phone center in West Point, Georgia. The Company monitors its networks 24 hours a day, seven days a week and strives to resolve problems prior to the customer being aware of any service interruptions.

     PURSUE STRATEGIC RELATIONSHIPS WITH OTHER SERVICE PROVIDERS. KNOLOGY offers certain of its Broadband Services in conjunction with or through strategic partners. KNOLOGY was founded in 1995 by the corporate predecessor of ITC Holding Company, Inc. (together with such predecessor, "ITC Holding"), which holds significant interests in a variety of communications companies ("ITC Companies"), including Interstate Telephone Company, an independent local exchange carrier serving communities in western Georgia and eastern Alabama for over 100 years, and MindSpring Enterprises, Inc. ("MindSpring"), a large Internet service provider, and which until October 1997 included ITC'DeltaCom, Inc. ("ITC'DeltaCom"), a provider of retail long distance services to mid-sized and major regional businesses using ITC'DeltaCom's own fiber optic network in the southern United States (now owned by ITC Holding's stockholders). The Company uses ITC'DeltaCom's fiber optic network to provide long distance service as part of the Company's bundle of Broadband Services, uses a direct link to the Internet procured through ITC'DeltaCom and jointly operates a network operations center with ITC'DeltaCom in West Point, Georgia. Interstate Telephone Company provides the Company with telephone billing and switching services, and MindSpring provides the Company with Internet content and backup customer service on computer-related customer inquiries. Strategic partners also include SCANA Communications, Inc. (together with SCANA Corporation, "SCANA"), which is supporting the Company's entrance into Charleston, providing assistance in areas including government relations, franchise approval, marketing and access to sites for its equipment, which is an important part of network construction.

            INVESTORS; EQUITY PRIVATE PLACEMENT; NEW CREDIT FACILITY


     KNOLOGY has been supported by ITC Holding and other strategic investors, including SCANA, Century Telephone Enterprises, Inc. ("Century Telephone"), South Atlantic Venture Fund III, Limited Partnership and related funds (collectively, "South Atlantic") and AT&T Venture Fund II, L.P. and related funds (collectively, "AT&T Venture Funds"). These entities have contributed most of the equity raised by the Company to date. In connection with the Offering, ITC Holding, SCANA, Century Telephone, South Atlantic and AT&T Venture Funds purchased an aggregate of 18,662 shares of Preferred Stock for an aggregate purchase price of approximately $28.0 million as part of a $32.2 million private placement (the "Equity Private Placement"). ITC Holding purchased all shares of the Company's Preferred Stock owned by Century Telephone in January 1998. As of January 31, 1998, ITC Holding (through wholly owned subsidiaries) owns approximately 42.0%, South Atlantic owns approximately 15.0%, AT&T Venture Funds owns approximately 14.2% and SCANA owns approximately 7.3% (excluding warrants to purchase Preferred Stock to be issued to SCANA) of the outstanding capital stock of the Company.


     The Company received a commitment letter for a $50.0 million, five-year senior secured credit facility from First Union (as defined below) (the "New Credit Facility") to be used for working capital and other purposes, including capital expenditures. It is currently contemplated that the Company's obligations under the New Credit Facility will be secured by all current and future assets of the Company. See "Description of Certain Indebtedness -- New Credit Facility."

     In 1995, the Company was originally formed as a limited liability company and later was incorporated in the State of Delaware. The Company's principal executive offices are located at 312 West 8th Street, West Point, Georgia 31833 and its telephone number is (706)645-8553.

                               THE EXCHANGE OFFER


The Exchange Offer.........  Up to $444.1 million aggregate principal amount at maturity of Exchange Notes are being offered in exchange for a like aggregate principal amount at maturity of Senior Discount Notes. Senior Discount Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 principal amount at maturity. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Senior Discount Notes. For a description of the procedures for tendering Senior Discount Notes, see "The Exchange Offer -- Procedures for Tendering Senior Discount Notes."


Expiration Date............  5:00 p.m., New York City time, on
                                                   , 1998 unless the Exchange
                             Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain conditions which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Senior Discount Notes being tendered. See "The Exchange Offer -- Conditions to the Exchange Offer."

                             The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Senior Discount Notes, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Discount Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Discount Notes to withdraw their tendered Senior Discount Notes, and
                             (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Withdrawal Rights..........  Tenders of Senior Discount Notes may be withdrawn at any time prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures as set forth below under "The Exchange Offer -- Withdrawal Rights."

Procedures for Tendering
Senior Discount Notes......  Tendering holders of Senior Discount Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile transmission or hand delivery, together with any other required documents, to the Exchange Agent, either with the Senior Discount Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Senior Discount Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Senior Discount Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Senior Discount Notes pursuant to the Exchange Offer. See "The Exchange
                             Offer -- Procedures for Tendering Senior Discount Notes."

                             Letters of Transmittal and certificates
                             representing Senior Discount Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer -- Exchange Agent."

Resales of Exchange
Notes......................  Based on interpretations by the staff of the
                             Commission, as set forth in no-action letters issued to third parties, the Company believes that holders of Senior Discount Notes (other than any holder that is (i) a broker-dealer that acquired Senior Discount Notes as a result of market-making activities or other trading activities, or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Senior Discount Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
                             Act) of such Exchange Notes. Any holder who tenders Senior Discount Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Discount Notes, where such Senior Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

Exchange Agent.............  The exchange agent with respect to the Exchange
                             Offer is United States Trust Company of New York (the "Exchange Agent"). The address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds............  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The net proceeds from the Offering and the Equity Private Placement have been and will be used to repay certain outstanding indebtedness of the Company; to fund expansion of the Company's telecommunications business, including development and construction of Interactive Broadband Networks; and for additional working capital and general corporate purposes, including funding operating deficits. See "Use of Proceeds."


Certain United States
Federal Income Tax
  Consequences.............  The exchange of the Senior Discount Notes for the
                             Exchange Notes will not be a taxable exchange for federal income tax purposes, and holders of Senior Discount Notes should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Income Tax Consequences."


                               THE EXCHANGE NOTES

Securities Offered.........  $444.1 million aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due October 15, 2007. The terms of the Exchange Notes will be identical in all material respects to the terms of the Senior Discount Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Discount Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Discount Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Senior Discount Notes and will be issued pursuant to and entitled to the benefits of the Indenture.

Maturity...................  October 15, 2007.

Yield and Interest.........  The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity and there will not be any payment of interest on the Notes prior to April 15, 2003. For a discussion of the federal income tax treatment of the Exchange Notes under the original issue discount rules, see "Certain United States Federal Income Tax Consequences." The Exchange Notes will fully accrete to face value on October 15, 2002. From and after October 15, 2002, the Exchange Notes will bear interest, which will be payable in cash, at a rate of 11 7/8% per annum on each April 15 and October 15, commencing April 15, 2003.

Optional Redemption........  The Exchange Notes may be redeemed at any time on or after October 15, 2002, at the option of the Company, in whole or in part, at 105.9375% of their principal amount at maturity, plus accrued interest, declining ratably to 100% of their principal amount at maturity, plus accrued interest on and after October 15, 2004. In addition, at any time prior to October 15, 2000, up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes and the Exchange Notes may be redeemed from the proceeds of one or more Public Equity Offerings at 111.875% of their Accreted Value on the redemption date; provided that after any such redemption at least $288.7 million aggregate principal amount at maturity of the Senior Discount Notes and the Exchange Notes remains outstanding.


Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase, plus accrued interest, if any. In addition, a Change of Control would constitute an event of default under the New Credit Facility, and upon the occurrence of such an event of default, the lenders thereunder would have the right to accelerate the repayment of all indebtedness thereunder and to exercise their other remedies for default, thereby reducing the funds available for the offer to purchase Exchange Notes. See "Description of Certain Indebtedness -- New Credit Facility." There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Exchange Notes or the repayment of all indebtedness with respect to the New Credit Facility). See "Description of the Exchange Notes -- Repurchase of Exchange Notes upon a Change of Control," and "Description of the Exchange Notes -- Certain Definitions."



Ranking....................  The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Discount Notes and all other existing and future unsubordinated indebtedness of the Company, junior in right of payment to all secured indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the Offering and the Equity Private Placement, the Company would have had (on an unconsolidated basis) $124,000 of indebtedness other than the Senior Discount Notes, which is a capital lease (and accordingly is secured debt). In addition, the Company is a holding company and the Senior Discount Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, on the same pro forma basis, the subsidiaries of the Company would have had $4.1 million of liabilities (excluding intercompany payables). In October 1997, the Company received a commitment letter for a $50.0 million New Credit Facility from First Union National Bank and First Union Capital Markets Corp. (collectively, "First Union") to be used for working capital and other purposes, including capital expenditures. It is currently contemplated that the Company's obligations under the New Credit Facility will be secured by all current and future assets of the Company. The Senior Discount Notes and the Exchange Notes will be effectively subordinated to the obligations of the Company under the New Credit Facility. See "Risk Factors -- Holding Company Structure; Priority of Secured Debt" and "Description of Certain Indebtedness -- New Credit Facility."

Certain Covenants..........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the Exchange
                             Notes -- Covenants."

                                  RISK FACTORS

     Potential participants in the Exchange Offer should consider carefully certain factors relating to the Company, its business and an investment in the Exchange Notes before tendering their Senior Discount Notes for Exchange Notes. See "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial and operating data set forth below should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto, included elsewhere in this Prospectus. The financial and operating data for periods after April 28, 1995 (the date the Company acquired (the "Montgomery Acquisition") Montgomery Cablevision & Entertainment, Inc. ("Montgomery Cablevision" or the "Predecessor Company"), the owner and operator of the Montgomery System) are not comparable to the financial and operating data for prior periods as a result of the amortization of the cost in excess of net assets in connection with the Montgomery Acquisition and the acquisition of the Columbus System on September 29, 1995. See notes 1 and 2 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.


                             PREDECESSOR COMPANY(a)                            SUCCESSOR COMPANY(a)
                           ---------------------------    ---------------------------------------------------------------
                               YEAR        FOUR MONTHS    EIGHT MONTHS        YEAR          NINE MONTHS      NINE MONTHS
                              ENDED           ENDED          ENDED           ENDED             ENDED            ENDED
                           DECEMBER 31,     APRIL 30,     DECEMBER 31,    DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                               1994           1995          1995(B)           1996             1996             1997
                           ------------    -----------    ------------    ------------     -------------    -------------
                                                                                            (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues.................  $ 2,111,952      $ 857,161     $ 2,196,998     $ 5,334,183      $  3,825,728     $  7,044,686
Operating expenses:
  General and
    administrative.......      587,579        175,724       1,027,001       2,346,201         1,588,764        2,368,525
  Programming charges....    1,042,186        409,325       1,029,959       2,513,693         1,781,851        3,263,652
  Depreciation and
    amortization.........      768,496        259,336         745,004       1,640,025 (c)     1,118,403        2,263,982 (c)
  Field and technical....      303,600         98,293         417,273         877,870           666,090          988,435
  Sales and marketing....      128,909         16,590          58,414         659,667           339,934          947,284
                           -----------      ---------     -----------     -----------      ------------     ------------
    Total operating
      expenses...........    2,830,770        959,268       3,277,651       8,037,456         5,495,042        9,831,878
                           -----------      ---------     -----------     -----------      ------------     ------------
Operating loss...........     (718,818)      (102,107)     (1,080,653)     (2,703,273)       (1,669,314)      (2,787,192)
                           -----------      ---------     -----------     -----------      ------------     ------------
Other income and
  expenses...............     (155,417)       (21,878)       (549,169)       (795,478) (c)     (536,873)      (1,049,583) (c)
                           -----------      ---------     -----------     -----------      ------------     ------------
Loss before minority
  interest and income tax
  benefit................     (874,235)      (123,985)     (1,629,822)     (3,498,751)       (2,206,187)      (3,836,775)
Minority interest........           --             --         109,837              --                --               --
Income tax benefit.......           --             --         334,451         373,323           373,323               --
                           -----------      ---------     -----------     -----------      ------------     ------------
Net loss.................     (874,235)      (123,985)     (1,185,534)     (3,125,428)       (1,832,864)      (3,836,775)
Preferred stock
  dividends..............     (591,175)      (230,407)             --              --                --               --
                           -----------      ---------     -----------     -----------      ------------     ------------
Net loss after preferred
  stock dividends........  $(1,465,410)     $(354,392)    $(1,185,534)    $(3,125,428) (c) $ (1,832,864)    $ (3,836,775) (c)
                           ===========      =========     ===========     ===========       ===========     ============
PER SHARE DATA:
Net loss per share(d)....                                 $    157.65     $    229.37 (e)        147.12           159.10 (e)
Weighted average common
  share equivalents
  outstanding............                                       7,520          13,626 (e)        12,458           24,116 (e)
OTHER FINANCIAL DATA:
Capital expenditures.....  $   717,325      $  42,504     $ 1,291,080     $14,416,135      $ 10,822,681     $ 22,034,377
Net cash provided by
  (used in) operating
  activities.............       82,590        144,076        (742,928)     (1,998,007)       (1,245,653)        (320,854)
Net cash used in
  investing activities...     (717,325)       (42,504)     (1,744,816)    (14,441,268)      (10,340,019)     (22,105,256)
Net cash provided by
  (used in) financing
  activities.............      596,947       (104,889)      2,771,619      16,221,873        11,755,741       22,343,018
EBITDA(f)................      124,836        157,229        (207,068)       (803,228)         (292,719)        (473,328)
Ratio of earnings to
  fixed charges(g).......           --             --              --              --                --               --
OTHER OPERATING DATA:
Cable subscribers........                                      14,219          18,169            16,570           30,008
Average monthly cable
  revenue per
  subscriber.............                                 $     25.47     $     26.71      $      25.25     $      27.34
Homes passed.............                                                                        47,131           91,457
Cable penetration
  level(h)...............                                                                         35.16%           32.81%

                                                                                 SUCCESSOR COMPANY(a)
                                                            --------------------------------------------------------------
                                                                    DECEMBER 31,                  SEPTEMBER 30, 1997
                                                            ----------------------------    ------------------------------
                                                                1995            1996           ACTUAL       AS ADJUSTED(i)
                                                            ------------    ------------    ------------    --------------
                                                                                            (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................................    $ 3,498,482     $(3,201,202)    $(16,204,619)    $247,363,802
Property and equipment, net.............................      6,976,268      21,477,209       41,493,409       41,493,409
Total assets............................................     19,346,317      29,941,745       50,073,981      308,738,108
Total liabilities.......................................     12,992,682      15,743,318       29,006,927      253,030,503
Accumulated deficit.....................................     (1,185,534)     (4,310,962)      (8,147,737)      (8,147,737)
Total stockholders' equity..............................      6,269,156      14,198,427       21,067,054       55,707,605

---------------
(a) "Successor Company" refers to KNOLOGY and its subsidiaries. KNOLOGY, initially capitalized as a limited liability company in March 1995, was established for the purpose of acquiring the Predecessor Company. The Montgomery Acquisition, which was accounted for as a purchase, was consummated on April 28, 1995, and the Company acquired the remaining minority interest in the Predecessor Company in January 1996. See note 1 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(b) Includes the operations of the Columbus System from September 29, 1995. The acquisition of the Columbus System was accounted for as a purchase. See note 1 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(c) On a pro forma basis, after giving effect to the Offering and the Equity Private Placement and the application of the net proceeds therefrom, the Company's interest expense would have increased by approximately $19,030,000 and $13,879,000 and depreciation and amortization would have increased by approximately $577,000 and $430,000 as a result of amortization of debt issuance costs for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and its net loss after Preferred Stock dividends would have been approximately $22,733,000 and $18,145,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(d) Net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares from convertible preferred stock (using the if converted method). As the Company has no common stock outstanding, the Preferred Stock is assumed to be converted for purposes of this calculation. The Predecessor Company net losses per share are not shown, as they are not comparable with the Successor Company's.

(e) On a pro forma basis, after giving effect to the Offering and the Equity Private Placement and the application of the net proceeds therefrom, net loss per share would have been $648.14 and $398.23 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and the weighted average common share equivalents outstanding would have been 35,074 and 45,564 at December 31, 1996 and September 30, 1997, respectively. All options and warrants have been excluded from the calculations of net loss per share as they are anti-dilutive.

(f) EBITDA represents earnings before preferred stock dividends, interest expense, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(g) Earnings consist of income before minority interests, preferred stock dividends, income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be 1/3 of such expense). Earnings were insufficient to cover fixed charges for the year ended December 31, 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 by $874,235, $123,985, $1,629,822, $3,498,751, $2,206,187 and $3,836,775, respectively. On a pro forma basis, after giving effect to the Offering and the Equity Private Placement, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996 and the nine months ended September 30, 1997 by $23,106,207 and $18,145,103, respectively.

(h) Determined by dividing the number of subscribers by the number of homes passed. Because the Company does not begin to market its services in an area until its network has been expanded and the Company typically needs 60 to 90 days once marketing has commenced to build its subscriber base, the Company's penetration rate is adversely affected during rapid expansion of the networks.

(i) Adjusted to give effect to the Offering and the Equity Private Placement and application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Exchange Notes involves a significant degree of risk. In determining whether to tender their Senior Discount Notes for Exchange Notes, potential investors should consider carefully all of the information set forth in this Prospectus and, in particular, the following factors. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements.

HISTORY OF LOSSES; EXPECTATION OF FUTURE LOSSES AND NEGATIVE CASH FLOWS FROM OPERATIONS


     Each of the Systems has had net losses and negative cash flow from operations since its commencement of operations. Since the Company acquired the Montgomery and Columbus Systems in April and September 1995, respectively, the Systems have incurred aggregate net losses, as of September 30, 1997, in excess of $8.1 million and aggregate negative cash flow from operations of $3.1 million. The implementation of the Company's business plan to build out the Systems and commence construction of new systems involves significant additional expenditures and is expected to result in substantially increased depreciation and amortization. Revenues from new services are expected to be subject to start-up delays. Accordingly, the Company expects that it will incur net losses and negative cash flow (after capital expenditures) during the next several years as it continues to expand its operations and expects its net losses to continue to increase as new Broadband services are introduced and as the Company continues to expand its business. In addition to timely and cost-effective construction efforts, the ability of the Company to achieve profitability and positive cash flow will depend in large part on the successful marketing of the cable television and other Broadband Services offered by the Company. There can be no assurance the Company can successfully compete in obtaining subscribers for its Broadband Services or that the Company will generate sufficient revenues such that the Company's operations will become profitable or generate positive cash flows in the future. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to meet its working capital or debt service requirements, including its obligations under the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION

     The television, telephone and Internet service businesses are highly competitive and the level of competition is increasing. Many of the Company's existing and potential competitors have long-standing customer relationships and experience, financial, technical and other resources, marketing capabilities and name recognition far greater than those of the Company. The ability of the Company to compete will depend in part on the technical advantages of its systems, its focus on customer service, the pricing of its services and its ability to offer a bundle of services not available from any other single vendor. There can be no assurance that the Company will be able to compete successfully or that competitive pressures will not have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Competition."


     TELEVISION. In providing cable television service, the Company currently competes with other cable television providers (including Tele-Communications, Inc. ("TCI") in Montgomery, TCI and Charter Communications ("Charter") in Columbus and Comcast Cablevision in Panama City Beach) and competes or may compete with other means of video distribution, including broadcast television stations, direct broadcast satellite companies, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. Additional competition may also come from new wireless local multipoint distribution services ("LMDS") authorized by the Federal Communications Commission (the "FCC"), for which spectrum is expected to be auctioned by the FCC in February 1998. In addition, the Telecommunications Act of 1996 (the "1996 Telecom Act") repealed the cable/television cross ownership ban and telephone companies will now be permitted to provide cable television service within their service areas. The Company also faces competition from other communications and entertainment media, including newspapers, movie theaters, live sporting events and entities that make videotaped movies and programs available for home rental.

     TELEPHONE. In providing local and long distance telephone service and long distance access services the Company competes and will compete with the incumbent local exchange carrier. BellSouth Corp. ("BellSouth") is the incumbent local exchange carrier and a particularly strong competitor in its current markets and most of the markets targeted by the Company. The Company will also compete with long distance carriers (such as AT&T Corp. ("AT&T "), MCI Communications Corporation ("MCI ") and Sprint Corporation ("Sprint")). Other competitors are likely to include independent local exchange carriers, including other Regional Bell Operating Companies ("RBOCS"), competitive local exchange carriers, microwave, wireless and satellite carriers and utilities.

     INTERNET SERVICES. In providing Internet access services, the Company will compete with other network providers which provide Internet access services; providers of satellite-based Internet services, and long distance carriers that offer Internet access services and other cable television companies that offer Internet access services. Although the Company believes that broadband transmission is the most efficient means of transmitting large volumes of data and information on a high-speed basis to and from the Internet, technologies such as Integrated Services Digital Network ("ISDN") and direct broadcast satellite also offer high-speed or broadband connections to the Internet. In providing Internet services, the Company likely will compete with companies such as DirecPC, one of the principal providers of satellite-based Internet services in the United States, long distance carriers such as AT&T and MCI and cable modem services such as @Home, a joint venture among TCI and other large cable companies, and Internet service providers ("ISPs").

HIGH LEVERAGE; ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS

     At September 30, 1997, on a pro forma basis, giving effect to the Offering, the Equity Private Placement and the application of the net proceeds therefrom, the Company would have had $248.0 million of indebtedness and its stockholders' equity would have been $55.7 million. In addition, the Company expects to have $50.0 million of availability under the New Credit Facility and the accretion of original issue discount on the Notes will cause an increase in indebtedness of approximately $196.7 million by October 15, 2007. The level of the Company's indebtedness could adversely affect the Company in a number of ways, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iv) the Company may be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally.

     On a pro forma basis, giving effect to the Offering and the Equity Private Placement and the application of the net proceeds therefrom, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996 and the nine months ended September 30, 1997 by $23,106,207 million and $18,145,103 million, respectively, and its EBITDA less capital expenditures and interest expense would have been $16,274,861 and $23,607,170, respectively. There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations on the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of interest or principal on the Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors. See "Description of Certain Indebtedness" and "Description of the
Notes -- Covenants."

     The successful implementation of the Company's strategy, including increasing the number of cable television subscribers, obtaining customers for other Broadband Services, expanding or constructing

Interactive Broadband Networks in Montgomery, Columbus, Panama City Beach/Panama City, Charleston and Augusta, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements, including its obligations under the Notes. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. In the event the implementation of the Company's strategy is delayed or is unsuccessful or the Company does not generate sufficient cash flow to meet its debt service and working capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing could be obtained on terms that are acceptable to the Company, or at all. In the absence of such financing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. There can be no assurance that the Company's assets could be sold quickly enough or for sufficient amounts to enable the Company to meet its obligations, including its obligations with respect to the Notes.

     The Indenture imposes, and the New Credit Facility will impose, operating and financial restrictions on the Company and its subsidiaries. These restrictions will affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make investments, make dividend payments and other distributions on capital stock and redeem capital stock. In addition, the New Credit Facility is expected to require the Company to maintain certain financial ratios. See "Description of Certain Indebtedness -- New Credit Facility" and "Description of the Exchange Notes." There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The limitations in the Indenture are subject to a number of important qualifications and exceptions. In particular, while the Indenture restricts the Company's ability to incur indebtedness by requiring compliance with specified leverage ratios, it permits the Company to incur an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory or network assets.

HOLDING COMPANY STRUCTURE; PRIORITY OF SECURED DEBT

     The Company is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. The Company is dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of any of its subsidiaries upon its liquidation or reorganization (and consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary held by other creditors. As of September 30, 1997, after giving effect to the Offering and the Equity Private Placement, the subsidiaries of the Company would have had approximately $4.1 million of liabilities (excluding intercompany payables).


     The Exchange Notes are unsecured and therefore will be effectively subordinated in right of payment to any secured indebtedness of the Company. The Indenture will permit the Company and its subsidiaries to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets and to secure such indebtedness, and up to $50.0 million of other secured indebtedness pursuant to one or more credit facilities. In October 1997, the Company received a commitment letter for a $50.0 million New Credit Facility from First Union to be used for working capital and other purposes. It is currently contemplated that the Company's obligations under the New Credit Facility will be secured by all current and future assets of the Company. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Exchange Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would be pari passu (or effectively senior if the indebtedness were issued by a subsidiary) with the Exchange Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Exchange Notes upon an acceleration of the Exchange Notes.

NETWORK CONSTRUCTION UNCERTAINTIES

     The timing of completion of the various phases of construction is subject to uncertainties. Expansion into additional cities will require the Company to obtain franchises and other regulatory approvals and there can be no assurance that they will be obtained on a timely basis. See "-- Need for Favorable Franchises and Franchise Renewals" and "Legislation and Regulation." Delays in receiving the necessary financing, in performing the "make-ready" work to attach the cable to utility poles, and in conducting the construction itself (due to inclement weather and other causes) have adversely affected the Company's schedule in the past, and could do so again in the future. In constructing the network, the Company will be dependent on the performance of contractors. There can be no assurance that these contractors will perform in accordance with the Company's expectations. During 1996, the Company experienced significant difficulty in meeting its construction schedules, primarily as a result of delays in installation of aerial portions of the cable construction in Montgomery and to a lesser extent, Columbus. The principal difficulty resulting in such delays arose from pole change-outs and "make-ready" time and expense requirements. Construction moratoriums imposed by telephone and power companies for about six weeks during the Olympics caused additional delays, particularly in Columbus. In addition, on three occasions the Mayor of Montgomery requested that the Company temporarily cease underground construction following complaints. Although the Company believed that it was performing such construction in an acceptable manner, the Company voluntarily complied with the Mayor's requests and reallocated its crews to other locations. Since the Company's plan involves entering cities where it can capture a significant share of the cable television subscribers and where it can be one of the first providers of Broadband Services, delays in implementing the expansion plan could have an adverse effect on the Company.

ABILITY TO MANAGE GROWTH

     The Company's future performance will depend, in part, upon its ability to successfully implement its sales and marketing strategy, evaluate markets, secure financing, construct facilities, acquire rights of way and effect pole attachments and obtain any required government authorizations, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. Rapid growth may place a significant strain on a company's management, administrative, operational and financial resources. The Company's ability to manage its growth successfully will require the Company to further enhance its operational, management, financial and information systems and controls. The Company's success will also depend in part upon its ability to hire and retain qualified sales, marketing, administrative, operating and technical personnel. There can be no assurance that the Company will be able to recruit, train, manage and retain sufficient qualified personnel. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. The Company's inability to effectively manage its growth could have a significant adverse effect on the Company's business, results of operations and financial condition.

     If the Company acquires existing companies or networks, or enters into joint ventures as part of its expansion plan, it will be subject to the risks generally attendant to an acquisition strategy or joint venture. Such risks include the acquired company or joint venture not having all the benefits that are anticipated, the diversion of resources and management time, the integration of the acquired business or joint venture with the Company's operations, the potential impairment of relationships with employees or customers as a result of changes in management, the Company becoming subject to liabilities or taking on obligations as a result of the acquisition or joint venture, the additional debt burden or dilution incurred to pay the purchase price or capital investment requirements, and other matters. There are also risks in participating in joint ventures, including the risk that the other joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company or that a joint venture partner may be unable to meet its economic or other obligations in the joint venture and that the Company may be required to fulfill some or all of those obligations.

SIGNIFICANT CAPITAL REQUIREMENTS

     The Company's business requires substantial investment to finance capital expenditures and related expenses to expand the Interactive Broadband Networks in Montgomery and Columbus, to construct additional Interactive Broadband Networks, to fund subscriber equipment, to fund operating deficits in new systems as it builds its customer base and to maintain the quality of its networks. The Company currently expects to spend at least $36.0 million in the fourth quarter of 1997 and through 1998 to expand and upgrade the Montgomery and Columbus networks. In addition, the Company estimates the cost of constructing networks in additional cities and funding initial subscriber equipment at approximately $35 million to $50 million per city (including, in the case of the Panama City System, the cost of acquiring the Beach Cable System). Actual costs may vary significantly from this range and will depend in part on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, other factors affecting construction costs, costs associated with the cable franchise in each city, the number of subscribers, the mix of services purchased, the cost of subscriber equipment paid for or financed by the Company and other factors. Although there can be no assurance, the Company believes that the proceeds from the Offering and the Equity Private Placement and amounts expected to be available under the New Credit Facility, will provide sufficient funds to expand the Systems as currently planned and fund the expansion into Panama City Beach/Panama City, Charleston and Augusta. The Company may need to seek additional financing in the event the New Credit Facility is not entered into or actual costs vary. In addition, the Company will need additional financing to expand into additional cities, for new business activities or in the event it decides to make additional acquisitions. Sources of additional capital may include cash flow from operations, and public and private equity and debt financings. There can be no assurance that such financing will be available to the Company on acceptable terms or at all. If the Company is not successful in obtaining sufficient funds it may be required to defer or abandon its expansion plans, which could limit the Company's growth and prospects, and reduce some of the economies of scale the Company expects to obtain, including with respect to purchases of equipment, programming and advertising, which could have an adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR FAVORABLE FRANCHISES AND FRANCHISE RENEWALS


     In order to construct and operate its Interactive Broadband Networks in a city, the Company must obtain a franchise from the city (along with other regulatory approvals). See "Legislation and Regulation -- Federal Regulation of Cable Services -- Franchise Authority." The Company's business is dependent on its ability to obtain and renew its franchises in a timely manner. Each city has some flexibility in determining the terms of a franchise (including franchise fees), and to some extent can impose conditions on such franchise, such as build-out requirements. The Company cannot predict whether it will obtain franchises in new cities on terms that will make construction of a network and provision of Broadband Services (including cable television) economically attractive for the Company. In addition, although the Communications Act of 1934, as amended (the "Communications Act"), limits the ability of franchise authorities to decline to award or renew a franchise and specifies a period within which franchise authorities must act, franchises may be withheld and are subject to non-renewal or termination under certain circumstances. The Company's franchise for the Columbus System expires in June 1998, the Company's franchise for the Montgomery System expires in March 2005, and the Company's initial franchise for the Beach Cable System expires in July 2007. The Company's application for a cable franchise in Augusta, Georgia was approved in January 1998. The Company expects the Augusta franchise to be awarded in February 1998.

DEPENDENCE ON INTERCONNECTIONS


     The Company relies on local telephone companies and other companies to provide communications capacity for the Company's local and long distance telephone service. The Company obtains access to BellSouth's telephone network under a nine-state interconnection agreement. The terms of such interconnection agreement have been approved by the Georgia and Alabama state public utility commissions. Approvals of other state public utility commissions will be required in connection with the Company's provision of telephone service in other states. In addition, the 1996 Telecom Act established certain requirements and standards for interconnection arrangements, and the Company's interconnection agreement with BellSouth is based in part on such requirements. However, these requirements and standards are still being developed and implemented by the FCC in conjunction with the states through a process of negotiation and arbitration. To the extent that the standards as implemented are unfavorable to the Company, the Company's interconnection arrangement with BellSouth could be adversely affected. One area in which standards could be unfavorable to the Company is permitted access charges by BellSouth for terminating calls. The Company's ability to offer telephony services at competitive rates depends upon maintaining interconnection and access on economic terms acceptable to the Company. The 1996 Telecom Act creates incentives for local exchange carriers to permit access to their facilities by denying such carriers the ability to provide long distance services until they have taken the required steps to open the local market to competition. BellSouth is not yet permitted to offer long distance services. There can be no assurance that BellSouth or other local exchange carriers will not be less accommodating to the Company once they are permitted to offer long distance service. The interconnection agreement expires in April 1999 and there can be no assurance that it will be renewed on favorable terms, or at all. See "Legislation and Regulation -- Federal Regulation of Telecommunications Services."


DEPENDENCE ON TELEPHONY BILLING AND INFORMATION SYSTEMS

     The Company is dependent on Interstate Telephone Company, an ITC Company, and others for provision of sophisticated telephony information and processing systems to monitor costs, bill customers, fill customer orders and achieve operating efficiencies. As the Company increases its provision of telephone services, its dependence on billing and information systems will increase significantly. The inability of the Company to adequately identify all of its information and processing needs, or to obtain upgraded systems as necessary, could have a material adverse impact on the Company's ability to expand its telephone business and on its results of operations and financial condition.

EQUIPMENT SUPPLY UNCERTAINTIES FOR NEW SERVICES

     The Company's ability to offer certain new Broadband Services will depend in part upon the availability at economical prices of implementing equipment, such as set-top terminals (in the case of digital video service). Certain equipment will need to be reduced in price and standardized in order for the Company to offer a cost-effective service that is attractive to consumers and to compete successfully with service providers using different technologies (such as direct broadcast satellite, in the case of digital video service).

DEMAND FOR BUNDLE OF BROADBAND SERVICES IS UNCERTAIN

     The Company's business strategy to provide an integrated bundle of Broadband Services is comparatively untested and subject to certain risks such as future competition, pricing, regulatory uncertainties, operating and technical difficulties. Accordingly, the demand for an integrated bundle of such services, at the prices proposed to be charged by the Company is uncertain. In addition, some of the Broadband Services being considered by the Company, including high-speed data transmission services for residential customers and interactive energy management services, are not generally available currently. The demand for these new services also is uncertain. The Company's business could be materially adversely affected if demand for an integrated bundle of Broadband Services is materially lower than anticipated.

RISK OF RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. Even though the Company believes its networks will be "state-of-the-art" when constructed, there can be no assurance that subsequent technological developments will not reduce the competitiveness of the Company's networks, and require upgrades or additional equipment that could be expensive and time consuming. In addition, the Company may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time the Company is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

EVOLVING REGULATORY ENVIRONMENT

     Although the 1996 Telecom Act, together with the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and other recent laws and regulations, eliminated most limitations on competition in the Broadband Services business, the 1996 Telecom Act is complex and in many areas sets forth policy objectives to be implemented by regulation. It is generally expected that the 1996 Telecom Act will undergo considerable interpretation and implementation through regulation and court decisions over the next several years. There can be no assurance that such interpretation or implementing regulations will be favorable to the Company. In certain areas, particularly telephony, further regulation is expected to affect the Company's provision of service. The Company's ability to compete successfully in the provision of telephone service will depend in part on the timing of such implementing regulations and whether they are favorable to the Company. It is also important to the Company that the provisions limiting the ability of franchise authorities to deny awarding or renewing franchises not change in a manner adverse to the Company. See "-- Dependence on Interconnections" and "Legislation and Regulation."

RELATIONSHIPS WITH ITC COMPANIES; POTENTIAL CONFLICTS OF INTERESTS


     The Company has relationships with several ITC Companies. Its bundle of Broadband Services includes long distance traffic routed over ITC'DeltaCom's fiber optic network pursuant to an exclusive agreement with ITC'DeltaCom. The Company offers long distance access services to small- and medium-sized businesses and other customers by carrying traffic to ITC'DeltaCom's point of presence ("POP") in Montgomery, and shortly will offer these services in Columbus. The Company obtains telephone billing and switching services from Interstate Telephone Company, another ITC Company. See "Certain Transactions." Certain members of the Company's Board of Directors (Campbell B. Lanier, III, William H. Scott, III, Donald W. Burton and O. Gene Gabbard) are directors, stockholders, and/or officers of ITC Holding, ITC'DeltaCom and/or a number of other ITC Companies. ITC Holding and Messrs. Hilton, Lanier, Scott and Gabbard, as significant stockholders of the Company, are in positions involving the possibility of conflicts of interest with respect to certain transactions concerning the Company. When the interests of ITC Holding or other ITC Companies and its affiliates (other than the Company) and the Company diverge, ITC Holding and its affiliates may exercise their influence in their own best interests. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Company and ITC Holding and/or its affiliates. See "-- Control by Principal Stockholders; Conflicts of Interest."


DEPENDENCE ON KEY PERSONNEL

     The Company's business is currently managed by a small number of key management and operating personnel. The Company does not have any term employment agreements with, nor does the Company maintain "key man" insurance on, these or any other employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on the Company. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS; CONFLICTS OF INTEREST


     As of January 31, 1998, ITC Holding (through wholly owned subsidiaries) owned approximately 42.0%, AT&T Venture Funds owned approximately 14.2%, South Atlantic owned approximately 15.0% and SCANA owned approximately 7.3% (excluding warrants to purchase Preferred Stock to be issued to SCANA) of the outstanding capital stock of the Company. As a result, these stockholders are in a position to control matters requiring approval by the stockholders of the Company, including the election of a majority of the directors and the approval of significant corporate matters, including certain change-of-control transactions. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between such shareholders or management and the holders of the Exchange Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of such shareholders and management might conflict with those of the holders of the Exchange Notes. In addition, such shareholders and management may have an interest in pursuing transactions that, in their respective judgments, could enhance its equity investment, even though such transactions might involve risk to the holders of the Exchange Notes.


ABSENCE OF PUBLIC MARKET

     The Senior Discount Notes have been designated for trading by qualified buyers in the PORTAL Market. The Senior Discount Notes have not been registered under the Securities Act, however, and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. Furthermore, the Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Senior Discount Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market of the Senior Discount Notes following the Exchange Offer.

     Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders thereof (other than any holder that is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer that acquired Senior Discount Notes as a result of market-making activities or other trading activities) without compliance with the registration requirements under the Securities Act, the Exchange Notes will constitute a new issue of securities for which there is currently no established trading market. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Discount Notes, where such Senior Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT ON EXCHANGE NOTES


     The Senior Discount Notes were issued at a substantial discount from their principal amount. Consequently, holders of Exchange Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable, and no cash payments of interest will be made until April 15, 2003.

     Moreover, the Exchange Notes will constitute "applicable high yield discount obligations" ("AHYDOs") because the yield to maturity of the Exchange Notes (treated as a continuation of the Senior Discount Notes) exceeds the relevant applicable federal rate (the "AFR") at the time of issue by more than 5 percentage points. For October 1997, the long term AFR is 6.57% and the mid-term AFR is 6.24% (based on semi-annual corresponding). The appropriate AFR depends upon the weighted average maturity of the Exchange Notes. Since the Exchange Notes constitute AHYDOs, the Company will not be entitled to deduct original issue discount ("OID") accruing with respect thereto until such amounts are actually paid. See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to participants in the Exchange Offer.

     If a bankruptcy proceeding is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Exchange Notes, the claim of a holder of Exchange Notes may be limited to an amount equal to the sum of (i) the initial public offering price of the Senior Discount Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the commencement of any such bankruptcy proceeding would constitute "unmatured interest."

CONSEQUENCES OF A FAILURE TO EXCHANGE SENIOR DISCOUNT NOTES

     The Senior Discount Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Senior Discount Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Senior Discount Notes that remain outstanding will not be entitled to any rights to have such Senior Discount Notes registered under the Securities Act, except under certain limited circumstances. The Company does not intend to register under the Securities Act any Senior Discount Notes that remain outstanding after consummation of the Exchange Offer. See "The Exchange Offer." To the extent that Senior Discount Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Senior Discount Notes could be adversely affected.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for Senior Discount Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of (i) such Senior Discount Notes or a book-entry confirmation of a book-entry transfer of the Senior Discount Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"); (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Holders of the Senior Discount Notes desiring to tender such Senior Discount Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company and the Exchange Agent are under no duty to give notification of defects or irregularities with respect to the tenders of Senior Discount Notes for exchange. See "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of the Senior Discount Notes, the Company entered into the Registration Rights Agreement with the Placement Agents, pursuant to which the Company agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Senior Discount Notes for Exchange Notes with terms identical in all material respects to the terms of the Senior Discount Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement.

     By tendering Senior Discount Notes in exchange for Exchange Notes, each holder will represent to the Company that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (iv) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Senior Discount Notes; (v) the Company will acquire good, marketable and unencumbered title to the tendered Senior Discount Notes, free and clear of all liens, restrictions, charges and encumbrances; and (vi) the Senior Discount Notes tendered for exchange are not subject to any adverse claims or proxies. Each tendering holder also will warrant and agree that such holder will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Senior Discount Notes tendered pursuant to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Discount Notes, where such Senior Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Senior Discount Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Senior Discount Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Senior Discount Notes (which, for purposes of the Exchange Offer, include beneficial interests in the Senior Discount Notes held by direct or indirect participants in DTC and Senior Discount Notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal amount at maturity of Senior Discount Notes properly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. Holders may tender their Senior Discount Notes in whole or in part in integral multiples of $1,000 principal amount at maturity.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Senior Discount Notes except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Discount Notes and
(ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Discount Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same indebtedness as the Senior Discount Notes (which they will replace) and will be issued pursuant to, and entitled to the benefits of, the Indenture.


     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Discount Notes being tendered for exchange. The Company reserves the right in its sole discretion to purchase or make offers for any Senior Discount Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Senior Discount Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer. As of the date of this Prospectus, $444.1 million aggregate principal amount at maturity of Senior Discount Notes is outstanding.


     Holders of Senior Discount Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Senior Discount Notes that are not tendered, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding and, from and after October 15, 2002, will continue to accrue interest in accordance with their terms. Following consummation of the Exchange Offer, the holders of Senior Discount Notes will continue to be subject to the existing restrictions on transfer thereof and will not be entitled to any rights to have such Senior Discount Notes registered under the Securities Act, except under limited circumstances. The Company does not intend to register under the Securities Act any Senior Discount Notes that remain outstanding after consummation of the Exchange Offer. See "Risk
Factors -- Consequences of a Failure to Exchange Senior Discount Notes."


     If any tendered Senior Discount Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Senior Discount Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Senior Discount Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Senior Discount Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY MAKES NO RECOMMENDATION TO HOLDERS OF SENIOR DISCOUNT NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SENIOR DISCOUNT NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF SENIOR DISCOUNT NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF SENIOR DISCOUNT NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS, AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on
          , 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Senior Discount Notes for exchange; (ii) to terminate the Exchange Offer (whether or not any Senior Discount Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied; (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Discount Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Discount Notes to withdraw their tendered Senior Discount Notes as described under "-- Withdrawal Rights;" and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect (whether or not any Senior Discount Notes have theretofore been accepted for exchange). If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Senior Discount Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, and subject to applicable laws, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Senior Discount Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date.

     In all cases, delivery of Exchange Notes in exchange for Senior Discount Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Senior Discount Notes or a book-entry confirmation of a book-entry transfer of Senior Discount Notes into the Exchange Agent's account at DTC; (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Senior Discount Notes, book-entry confirmations with respect to Senior Discount Notes and other required documents are received by the Exchange Agent.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Senior Discount Notes into the Exchange Agent's account at DTC.

     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Senior Discount Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent (any such oral notice to be promptly confirmed in writing) of the Company's acceptance of such Senior Discount Notes for exchange pursuant to the Exchange Offer. The Company's acceptance for exchange of Senior Discount Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Senior Discount Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Senior Discount Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to holders who validly tendered Senior Discount Notes. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever the acceptance for exchange or the exchange of any Senior Discount Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Senior Discount Notes), or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Senior Discount Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Senior Discount Notes and such Senior Discount Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

PROCEDURES FOR TENDERING SENIOR DISCOUNT NOTES

     VALID TENDER. Except as set forth below, in order for Senior Discount Notes to be validly tendered pursuant to the Exchange Offer, either (i) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" prior to the Expiration Date and (b) tendered Senior Discount Notes must be received by the Exchange Agent, or such Senior Discount Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     If less than all of the Senior Discount Notes held by a holder are tendered by such holder, such holder should fill in the amount of Senior Discount Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Senior Discount Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of Senior Discount Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

     THE METHOD OF DELIVERY OF SENIOR DISCOUNT NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR SENIOR DISCOUNT NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     BOOK-ENTRY TRANSFER. The Exchange Agent will make a request to establish an account with respect to the Senior Discount Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Senior Discount Notes by causing DTC to transfer such Senior Discount Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Senior Discount Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     SIGNATURE GUARANTEES. Certificates for Senior Discount Notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for Senior Discount Notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or

"Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Senior Discount Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;
(iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instructions 2 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a holder desires to tender Senior Discount Notes pursuant to the Exchange Offer and the certificates for such Senior Discount Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Senior Discount Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

           (i) such tenders are made by or through an Eligible Institution;

          (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, setting forth the name and address of the holder of Senior Discount Notes and the amount of Senior Discount Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Senior Discount Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

          (iii) the certificates (or book-entry confirmation) representing all tendered Senior Discount Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Senior Discount Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Conditions to the Exchange Offer" or any defect or irregularity in any tender of Senior Discount Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Senior Discount Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALES OF EXCHANGE NOTES

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that holders of Senior Discount Notes (other than any holder that is (i) a broker-dealer that acquired Senior Discount Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who exchange their Senior Discount Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Discount Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Discount Notes, where such Senior Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Senior Discount Notes may be withdrawn at any time prior to the Expiration Date.

     In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Senior Discount Notes to be withdrawn, the aggregate principal amount of Senior Discount Notes to be withdrawn, and (if certificates for such Senior Discount Notes have been tendered) the name of the registered holder of the Senior Discount Notes as set forth on the Senior Discount Notes, if different from that of the person who tendered such Senior Discount Notes. If certificates for Senior Discount Notes have been delivered or otherwise identified to the Exchange Agent, the notice of withdrawal must specify the certificate number on the particular Senior Discount Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Senior Discount Notes tendered for the account of an Eligible Institution. If Senior Discount Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Senior Discount Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Senior Discount Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Senior Discount Notes may not be rescinded. Senior Discount Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Senior Discount Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company, any affiliates of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Senior Discount Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES


     Interest will not accrue on the Exchange Notes prior to October 15, 2002. From and after October 15, 2002, the Exchange Notes will bear interest, which will be payable in cash, at a rate of 11 7/8% per annum on each April 15 and October 15, commencing April 15, 2003.


CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Senior Discount Notes for any Exchange Notes, and may, at any time and from to time, terminate the Exchange Offer or waive any conditions to or amend the Exchange Offer in any respect (whether or not any Senior Discount Notes have theretofore been accepted for exchange), if the Exchange Offer is determined by the Company, in its sole and absolute discretion, to violate applicable law or any applicable interpretation of the staff of the Commission.

     If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Senior Discount Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

       BY FACSIMILE
       (212) 780-0592
        Attention: Customer Service
        Confirm by telephone: (800) 548-6565

       BY MAIL
        United States Trust Company of New York
        P.O. Box 843
        Cooper Station
        New York, New York 10276
        Attention: Corporate Trust Services

       BY HAND BEFORE 4:30 P.M.
        United States Trust Company of New York
        111 Broadway
        New York, New York 10006
        Attention: Lower Level Corporate Trust Window

       BY OVERNIGHT COURIER AND BY HAND AFTER 4:30 P.M.
        United States Trust Company of New York
        770 Broadway, 13th Floor
        New York, New York 10003

     DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of the Company.

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Senior Discount Notes, and in handling or tendering for their customers.

     Holders who tender their Senior Discount Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Senior Discount Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Senior Discount Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                USE OF PROCEEDS


     The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, an equal number of Senior Discount Notes in like principal amount at maturity. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Discount Notes, except as otherwise described under "The Exchange Offer -- Terms of the Exchange Offer."


     The net proceeds to the Company from the sale of the Senior Discount Notes were approximately $242.4 million, after deducting the estimated discount and commissions and other expenses payable by the Company. The net proceeds to the Company from the Equity Private Placement were approximately $32.2 million. As of December 15, 1997, the Company has applied approximately $25.7 million of such net proceeds to repay outstanding indebtedness (plus accrued interest of the Company consisting of notes to SCANA, First National Bank of West Point and notes issued in payment of the purchase prices for the Montgomery System and Columbus System). The Company has applied or intends to apply the remaining net proceeds of the Offering and the Equity Private Placement as follows: (i) for capital expenditures associated with the continued expansion of the Company's networks in Montgomery and Columbus; (ii) for capital expenditures associated with construction of Integrated Broadband Networks in Panama City Beach/Panama City, Charleston and Augusta as part of the Company's expansion plan (which includes approximately $3.9 million for the cash portion of the purchase price of the Beach Cable System); (iii) to fund development and initial construction costs associated with expansion to new cities, including possible strategic acquisitions of businesses that become part of the Company's expansion plan; and
(iv) for additional working capital and other general corporate purposes, including funding operating deficits. The actual allocation of funds among these uses will depend on future developments in or affecting the Company's business, the competitive climate in which it operates and the emergence of future opportunities. Prior to the application of the net proceeds from the Offering and Equity Private Placement as described above, such funds will be invested in short-term, investment grade securities.

     The note to SCANA that was repaid consisted of $11.0 million of principal plus accrued interest (approximately $305,300). The note accrued interest at the rate of 12% per annum and was payable upon demand after January 1, 1998.

     The note to First National Bank of West Point that was repaid consisted of $3.0 million of principal plus accrued interest (approximately $51,000). The note accrued interest at the rate of prime plus .5% per annum and was payable on December 15, 1997.

     The note that was repaid that was issued in payment of the purchase price for the Montgomery System (the "Montgomery Note") consisted of $6.0 million of principal plus accrued interest (approximately $163,500). The Montgomery Note bore interest at 9% per year, and the Montgomery Note was due and payable on March 31, 2000. ITC Holding was a co-obligor under the Montgomery Note. See "Certain Transactions."

     The note that was repaid that was issued in payment of the purchase price for the Columbus System (the "Columbus Note") consisted of $5.0 million of principal plus accrued interest (approximately $136,300). The Columbus Note bore interest at 9% per year, and the Columbus Note was due and payable on September 29, 2000. ITC Holding was a guarantor of the Columbus Note. See "Certain Transactions."

     The Company estimates the cost of constructing an Interactive Broadband Network in a city at approximately $35 million to $50 million. Actual costs may vary significantly from this range and will depend in part on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, other factors affecting construction costs, costs associated with the cable franchise in each city, the number of subscribers, the mix of services purchased, the cost of subscriber equipment paid for or financed by the Company and other factors. Although there can be no assurance, the Company believes that the proceeds from the Offering and the Equity Private Placement and amounts expected to be available under the New

Credit Facility, will provide sufficient funds to expand the Montgomery and Columbus networks as currently planned and fund the expansion into Panama City Beach/Panama City, Charleston and Augusta. The Company may need to seek additional financing in the event the New Credit Facility is not entered into or actual costs vary. In addition, the Company will need to seek additional financing to expand into additional cities, for new business activities or in the event it decides to make additional acquisitions. Sources of additional capital may include cash flow from operations, and public and private equity and debt financings. See "Risk Factors -- Significant Capital Requirements."

     In addition, as part of its business strategy, the Company intends to continue to expand into additional cities in the southeastern United States and will continue to evaluate potential acquisitions, joint ventures and strategic alliances. Except for the recent acquisition of the Beach Cable System, the Company currently has no agreement with respect to any acquisition, although from time to time it has discussions with other companies and assesses opportunities on an on-going basis. A portion of the proceeds of the Offering, as well as additional sources of capital such as credit facilities and other borrowings, and public and private debt and equity issuances, may be used to fund any such construction in additional cities, acquisitions, joint ventures and strategic alliances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its capital stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain earnings to finance the expansion of the Company's operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial condition, and other factors deemed relevant by the Board of Directors. In addition, the Company's ability to pay dividends is limited by the terms of the Indenture and is expected to be limited by the terms of the New Credit Facility. See "Description of Certain Indebtedness -- New Credit Facility" and "Description of the Exchange Notes."

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of September 30, 1997 on a historical basis and as adjusted to reflect the Offering, the Equity Private Placement and the application of the net proceeds therefrom. See "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's financial statements and the notes thereto, included elsewhere in this Prospectus.

                                                                    SEPTEMBER 30, 1997
                                                               ----------------------------
                                                                                    AS
                                                                 ACTUAL        ADJUSTED(a)
                                                               -----------     ------------
    Cash...................................................    $         0     $251,068,421
                                                               ===========     ============
    Long-term debt, including current maturities:
      Montgomery Note......................................    $ 6,000,000     $         --
      Columbus Note........................................      5,000,000               --
      SCANA line of credit.................................     11,000,000               --
      Senior Discount Notes and Exchange Notes.............             --      247,523,576
      Other long term debt.................................      1,956,785          456,785
                                                               -----------     ------------
         Total long-term debt, including current
           maturities......................................     23,956,785      247,980,361(c)
                                                               -----------     ------------
    Warrants...............................................                       2,486,960(b)
                                                                               ------------
    Stockholders equity:
      Preferred Stock, $.01 par value, 50,000 shares
         authorized at September 30, 1997, 26,052 shares
         issued and outstanding at September 30, 1997;
         47,500 shares issued and outstanding, as
         adjusted..........................................            261              475(d)
      Common Stock $.01 par value, 15,000 shares authorized
         at September 30, 1997, 0 shares issued and
         outstanding at September 30, 1997 and as
         adjusted..........................................             --               --
      Additional paid-in-capital...........................     29,214,530       61,367,907(b)
      Accumulated deficit..................................     (8,147,737)      (8,147,737)
                                                               -----------     ------------
         Total stockholders' equity........................     21,067,054       53,220,645
                                                               -----------     ------------
         Total capitalization..............................    $45,023,839     $303,687,966
                                                               ===========     ============


---------------
(a) Since the Exchange Notes are substantially identical to the Senior Discount Notes, no adjustments have been made or are necessary to reflect the exchange.


(b) Of the $250.0 million gross proceeds from the Offering, $247.5 million has been allocated to the initial Accreted Value of the Notes and $2.5 million has been allocated to liabilities to reflect the issuance of the Warrants. No assurance can be given that the value allocated to the Warrants will be indicative of the price at which the Warrants may actually trade.


(c) Excludes $50.0 million expected to be available under the New Credit
    Facility.

(d) Excludes the 1,658 shares of Preferred Stock issuable upon exercise of the Warrants issued in the Offering. See "Description of the Warrants." Additionally, excludes 753 shares of Preferred Stock issuable to SCANA upon exercise of warrants. See "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial and operating data for the Company. The selected financial and operating data as of and for the years ended December 31, 1992, 1993 and 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995 and the year ended December 31, 1996 have been derived from the audited financial statements of the Predecessor Company and the Company. The selected financial and operating data as of and for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company and, in the opinion of the Company, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. The selected financial and operating data set forth below should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus. The financial and operating data for periods after April 28, 1995 (the date the Company acquired the Predecessor Company, the owner and operator of the Montgomery System), are not comparable to the financial and operating data for prior periods as a result of the amortization of the cost in excess of net assets in connection with the Montgomery Acquisition and the acquisition of the Columbus System on September 29, 1995. See notes 1 and 2 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                              PREDECESSOR COMPANY (a)
                             ---------------------------------------------------------
                                 YEAR           YEAR           YEAR       FOUR MONTHS
                                ENDED          ENDED          ENDED          ENDED
                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    APRIL 30,
                                 1992           1993           1994           1995
                             ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $ 1,306,883    $ 1,706,138    $ 2,111,952     $  857,161
Operating expenses:
  General and
    administrative.........      566,248        479,868        587,579        175,724
  Programming charges......      604,820        710,158      1,042,186        409,325
  Depreciation and
    amortization...........      607,080        641,583        768,496        259,336
  Field and technical......      398,142        365,780        303,600         98,293
  Sales and marketing......      211,664        202,813        128,909         16,590
                             -----------    -----------    -----------    -----------
  Total operating
    expenses...............    2,387,954      2,400,202      2,830,770        959,268
                             -----------    -----------    -----------    -----------
Operating loss.............   (1,081,071)      (694,064)      (718,818)      (102,107)
                             -----------    -----------    -----------    -----------
Other income and
  expenses.................     (372,432)      (255,933)      (155,417)       (21,878)
                             -----------    -----------    -----------    -----------
Loss before minority
  interest and income tax
  benefit..................   (1,453,503)      (949,997)      (874,235)      (123,985)
Minority interest..........           --             --             --             --
Income tax benefit.........           --             --             --             --
                             -----------    -----------    -----------    -----------
Net loss...................   (1,453,503)      (949,997)      (874,235)      (123,985)
Preferred stock
  dividends................           --       (285,645)      (591,175)      (230,407)
                             -----------    -----------    -----------    -----------
Net loss after preferred
  stock dividends..........  $(1,453,503)   $(1,235,642)   $(1,465,410)   $  (354,392)
                             ===========    ===========    ===========    ===========
PER SHARE DATA:
Net loss per share (d).....
Weighted average common
  share equivalents
  outstanding..............
OTHER FINANCIAL DATA:
Capital expenditures.......  $   504,313    $ 1,427,433    $   717,325     $   42,504
Net cash provided by (used
  in) operating
  activities...............   (1,174,278)         5,062         82,590        144,076
Net cash used in investing
  activities...............     (466,751)    (1,402,113)      (717,325)       (42,504)
Net cash provided by (used
  in) financing
  activities...............    1,623,478      1,450,080        596,947       (104,889)
EBITDA (f).................     (466,783)        52,481        124,836        157,229
Ratio of earnings to fixed
  charges (g)..............           --             --             --             --
OTHER OPERATING DATA:
Cable subscribers..........
Average monthly cable
  revenue per subscriber...
Homes passed...............
Cable penetration level
  (h)......................

                                                SUCCESSOR COMPANY (a)
                             ------------------------------------------------------------
                                EIGHT
                               MONTHS                           NINE            NINE
                                ENDED         YEAR             MONTHS          MONTHS
                              DECEMBER       ENDED              ENDED           ENDED
                                 31,      DECEMBER 31,      SEPTEMBER 30,   SEPTEMBER 30,
                              1995 (B)        1996              1996            1997
                             -----------  ------------      -------------   -------------
                                                             (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $2,196,998   $  5,334,183      $   3,825,728   $   7,044,686
Operating expenses:
  General and
    administrative.........   1,027,001      2,346,201          1,588,764       2,368,525
  Programming charges......   1,029,959      2,513,693          1,781,851       3,263,652
  Depreciation and
    amortization...........     745,004      1,640,025(c)       1,118,403       2,263,982(c)
  Field and technical......     417,273        877,870            666,090         988,435
  Sales and marketing......      58,414        659,667            339,934         947,284
                             ----------   ------------      -------------   -------------
  Total operating
    expenses...............   3,277,651      8,037,456          5,495,042       9,831,878
                             ----------   ------------      -------------   -------------
Operating loss.............  (1,080,653)    (2,703,273)        (1,669,314)     (2,787,192)
                             ----------   ------------      -------------   -------------
Other income and
  expenses.................    (549,169)      (795,478)(c)       (536,873)     (1,049,583)(c)
                             ----------   ------------      -------------   -------------
Loss before minority
  interest and income tax
  benefit..................  (1,629,822)    (3,498,751)        (2,206,187)     (3,836,775)
Minority interest..........     109,837             --                 --              --
Income tax benefit.........     334,451        373,323            373,323              --
                             ----------   ------------      -------------   -------------
Net loss...................  (1,185,534)    (3,125,428)        (1,832,864)     (3,836,775)
Preferred stock
  dividends................          --             --                 --              --
                             ----------   ------------      -------------   -------------
Net loss after preferred
  stock dividends..........  $(1,185,534) $ (3,125,428)(c)  $  (1,832,864)  $  (3,836,775)(c)
                             ===========  ============      =============   =============
PER SHARE DATA:
Net loss per share (d).....  $   157.65   $     229.37(e)   $      147.12   $      159.10(e)
Weighted average common
  share equivalents
  outstanding..............       7,520         13,626(e)          12,458          24,116(e)
OTHER FINANCIAL DATA:
Capital expenditures.......  $1,291,080   $ 14,416,135      $  10,822,681   $  22,034,377
Net cash provided by (used
  in) operating
  activities...............    (742,928)    (1,998,007)        (1,245,653)       (320,854)
Net cash used in investing
  activities...............  (1,744,816)   (14,441,268)       (10,340,019)    (22,105,256)
Net cash provided by (used
  in) financing
  activities...............   2,771,619     16,221,873         11,755,741      22,343,018
EBITDA (f).................    (207,068)      (803,228)          (292,719)       (473,328)
Ratio of earnings to fixed
  charges (g)..............          --             --                 --              --
OTHER OPERATING DATA:
Cable subscribers..........      14,219         18,169             16,570          30,008
Average monthly cable
  revenue per subscriber...  $    25.47   $      26.71      $       25.25   $       27.34
Homes passed...............                                        47,131          91,457
Cable penetration level
  (h)......................                                         35.16%          32.81%



                                                 PREDECESSOR COMPANY (a)                         SUCCESSOR COMPANY (a)
                                        ------------------------------------------    -------------------------------------------
                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                            1992           1993           1994            1995           1996           1997
                                        ------------   ------------   ------------    ------------   ------------   -------------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Working capital........................ $ (5,509,640)  $ (1,394,676)  $ (3,559,715)   $  3,498,482   $ (3,201,202)  $ (16,204,619)
Property and equipment, net............    4,115,575      4,684,479      4,833,142       6,976,268     21,477,209      41,493,409
Total assets...........................    4,314,146      4,972,191      4,987,354      19,346,317     29,941,745      50,073,981
Total liabilities......................    5,779,937      2,968,729      4,734,947      12,992,682     15,743,318      29,006,927
Minority interest......................           --             --             --          84,479             --              --
Accumulated deficit....................   (3,355,146)    (4,305,143)    (6,056,198)     (1,185,534)    (4,310,962)     (8,147,737)
Total stockholders' equity.............   (1,465,791)     2,003,462        252,407       6,269,156     14,198,427      21,067,054

---------------

(a) "Successor Company" refers to KNOLOGY and its subsidiaries. KNOLOGY, initially capitalized as a limited liability company in March 1995, was established for the purpose of acquiring the Predecessor Company. The Montgomery Acquisition, which was accounted for as a purchase, was consummated on April 28, 1995, and the Company acquired the remaining minority interest in the Predecessor Company in January 1996. See note 1 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(b) Includes the operations of the Columbus System from September 29, 1995. The acquisition of the Columbus System was accounted for as a purchase. See note 1 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(c) On a pro forma basis, after giving effect to the Offering and the Equity Private Placement and the application of the net proceeds therefrom, the Company's interest expense would have increased by approximately $19,030,000 and $13,879,000 and depreciation and amortization would have increased by approximately $577,000 and $430,000 as a result of amortization of debt issuance costs for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and its net loss after preferred stock dividends would have been approximately $22,733,000 and $18,145,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(d) Net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares from convertible preferred stock (using the if converted method). As the Company has no common stock outstanding, the preferred stock is assumed to be converted for purposes of this calculation. The Predecessor Company net losses per share are not shown, as they are not comparable with the Successor Company's.

(e) On a pro forma basis net loss per share after giving effect to the Offering and the Equity Private Placement and the application of the net proceeds therefrom, would have been $648.14 and $398.23 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively and the weighted average common share equivalents outstanding would have been 35,074 and 45,564 at December 31, 1996 and September 30, 1997, respectively. All options and warrants have been excluded from the calculation of net loss per share as they are anti-dilutive.

(f) EBITDA represents earnings before preferred stock dividends, interest expense, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(g) Earnings consist of income before minority interest, preferred stock dividends, income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be 1/3 of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1993 and 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 by $1,453,503, $949,997, $874,235, $123,985, $1,629,822, $3,498,751, $2,206,187
    and $3,836,775, respectively. On a pro forma basis, after giving effect to the Offering and the Equity Private Placement, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996 and the nine months ended September 30, 1997 by $23,106,207 and $18,145,103, respectively.

(h) Determined by dividing the number of subscribers by the number of homes passed. Because the Company does not begin to market its services in an area until its network has been expanded and the Company typically needs 60 to 90 days once marketing has commenced to build its subscriber base, the Company's penetration rate is adversely affected during rapid expansion of the networks.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. Unless otherwise noted, dollar amounts have been rounded.

GENERAL

     KNOLOGY offers its customers Broadband Services, including cable television, telephone service (local telephone, long distance and long distance access services), and high-speed Internet access service (using cable modems). The Company provides these video, voice and data services in two cities, Montgomery, Alabama and Columbus, Georgia over its Interactive Broadband Networks. The Company plans to expand its networks in these cities and build networks in additional mid-sized cities in the southeastern United States.

     The Company acquired substantially all of the capital stock of KNOLOGY of Montgomery (formerly Montgomery Cablevision) on April 28, 1995 in exchange for a promissory note in the aggregate principal amount of $6.0 million (repaid following the Offering) and completed the purchase of the balance of such entity's outstanding capital stock in January 1996 for $14,000 in cash plus 200 shares of the Company's Preferred Stock. The Company accounted for the Montgomery Acquisition under the purchase method of accounting. Since the Company had no significant operations prior to such acquisition, Montgomery Cablevision is considered the Company's predecessor, and the amounts included in the consolidated financial statements as of and for the year ended December 31, 1994 and for the four months ended April 30, 1995 reflect the accounts of Montgomery Cablevision prior to its acquisition by the Company. The Company acquired the assets of the American Cable Company and American Cable Company Partnership ("American Cable") cable television business in Columbus, Georgia in September 1995 in exchange for a promissory note in the aggregate principal amount of $5.0 million (repaid following the Offering). The Company accounted for the acquisition under the purchase method of accounting. Financial and operating data for periods after April 28, 1995 (the date the Company acquired Montgomery Cablevision) are not comparable to the financial and operating data for prior periods as a result of the amortization of the cost in excess of net assets in connection with the Montgomery Acquisition and the acquisition of the Columbus System on September 29, 1995. See notes 1 and 2 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

     Substantially all of the Company's revenues through September 1997 come from its cable television operations. In July 1997 the Company began to offer Internet access and telephone service in Montgomery. In Columbus, high-speed Internet access service was introduced in September 1997 and telephone service was introduced in the fourth quarter of 1997. Subscriber revenue consists of fixed monthly fees for cable programming and premium television services, as well as fees from pay-per-view movies and events (such as boxing matches and concerts) which involve a charge for each viewing. Miscellaneous revenues result principally from converter rentals, installation fees, franchise fees, late payment charges and the wholesaling of network capacity. Revenues from Internet access services are expected to consist primarily of fixed monthly fees, and revenues from the Company's telephone services are expected to consist primarily of fixed monthly fees, variable fees (billed monthly) that are based primarily on usage and fees for enhanced services such as call waiting or voice mail. Additional revenues will be derived from installation services and leases or sales of equipment such as cable modems. TCI in Montgomery, and TCI and Charter in Columbus have been and are expected to continue to compete aggressively on price for cable services.

     The Company's principal operating expenses through September 1997 consisted of programming charges (for cable television), general and administrative expenses, depreciation and amortization expense, field and technical expenses and sales and marketing costs. Programming charges consist primarily of monthly fees to the National Cable Television Cooperative, Inc. (the "National Cable Television Cooperative") and programming providers, and are generally based on the average number of subscribers to each program and other factors. General and administrative expenses consist of general management, customer service and corporate administration expenses. Depreciation and amortization include depreciation of the Company's

Interactive Broadband Networks and equipment, and amortization of goodwill and other intangible assets related to acquisitions. Field and technical expenses include costs of field personnel engaged in network operations, maintenance and monitoring and network operating expenses, including pole rental fees. Sales and marketing costs include cost of sales personnel and marketing expenses. Operating expenses related to the Company's Internet access services and telephone services are expected to include primarily costs of Internet access, telephone access and transport charges payable to local and long distance carriers.

     Since acquiring the Montgomery and Columbus Systems, the Company has been expanding the Systems and preparing to introduce new Broadband Services. Accordingly, the Company's operating expenses and capital expenditures have increased significantly and are expected to continue to increase as the Company continues to expand the Systems and expands into new markets.

     The Company has incurred net losses in each quarter since its inception, and as of September 30, 1997, the Company had an accumulated deficit of $8.1 million. The Company anticipates that it will continue to incur net losses during the next several years as it continues to expand its operations as a result of substantially increased depreciation and amortization from the construction of new networks and operating expenses incurred as it builds its customer base. There can be no assurance that growth in the Company's revenue or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow. See "Risk Factors -- History of Losses; Expectation of Future Losses and Negative Cash Flows from Operations."

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     REVENUES. The Company's revenues increased 84.1%, or $3.2 million, from $3.8 million for the nine months ended September 30, 1996 to $7.0 million for the nine months ended September 30, 1997. The Company generated subscriber revenues of $3.4 million for the nine months ended September 30, 1996, as compared to $6.1 million for the nine months ended September 30, 1997, respectively, and included approximately $85,000 and $228,000 for pay-per-view fees for the nine months ended September 30, 1996 and September 30, 1997, respectively. The increase in subscriber revenues resulted principally from additional subscribers being added as the Company's Systems were extended to new areas within Montgomery and Columbus and, to some extent, from higher revenue per subscriber resulting from increased demand for premium services. Miscellaneous revenues for the nine months ended September 30, 1996 and for the nine-month period ended September 30, 1997 were $489,000 and $899,000, respectively. The increase in miscellaneous revenues was due to the increased number of subscribers and expansion of the Systems.

     EXPENSES. The Company's operating expenses increased 78.9%, or $4.3 million from $5.5 million, for the nine months ended September 30, 1996, to $9.8 million for the nine months ended September 30, 1997. Programming charges were $1.8 million and $3.3 million which represent 46.6% and 46.3% of sales, respectively. General and administrative expenses were $1.6 million and $2.4 million, depreciation and amortization costs were $1.1 million and $2.3 million, field and technical expenses were $666,000 and $988,000, and sales and marketing costs were $340,000 and $947,000, respectively, for such periods. The increases in the Company's programming charges, general and administrative expenses, field and technical costs and sales and marketing expenses reflect the Company expanding the Systems, increasing its number of employees in connection with such expansion and preparing to introduce Broadband Services.

     NET LOSS. For the nine months ended September 30, 1996, the Company incurred net losses of $1.8 million, and for the nine months ended September 30, 1997, the Company incurred net losses of $3.8 million. The Company expects its net losses to continue to increase as new Broadband Services are introduced and as the Company continues to expand its business. See "Risk Factors -- History of Losses; Expectation of Future Losses and Negative Cash Flows from Operations."

     YEAR ENDED DECEMBER 31, 1994, FOUR MONTHS ENDED APRIL 30, 1995, EIGHT MONTHS ENDED DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996


     REVENUES. The Company generated revenues of $2.1 million for the year ended December 31, 1994, $857,000 for the four months ended April 30, 1995, $2.2 million for the eight months ended December 31, 1995, and $5.3 million for the year ending December 31, 1996. The Company generated subscriber revenues of $2.0 million, $811,000 and $2.0 million and $4.7 million, respectively, and included approximately $23,000, $7,000, $58,000 and $141,000 for pay-per-view fees, respectively, for such periods. Miscellaneous revenues for the year ended December 31, 1994, four months ended April 30, 1995, the eight months ended December 31, 1995 and the year ended December 31, 1996 were $108,000, $46,000, $181,000 and $652,000, respectively. The increase in revenues for the year ended December 31, 1996 compared to the twelve months ended December 31, 1995 and for the twelve months ended December 31, 1995 compared to the year ended December 31, 1994 was due to an increase in the number of subscribers resulting from the acquisition of the Montgomery System and the Columbus System in April 1995 and September 1995, respectively, and expansion of the Systems.



     EXPENSES. The Company's operating expenses for the year ended December 31, 1994 were $2.8 million, for the four months ended April 30, 1995 were $959,000, for the eight months ended December 31, 1995 were $3.3 million and for the year ended December 31, 1996 were $8.0 million. Programming charges were $1.0 million, $409,000, $1.0 million and $2.5 million, general and administrative expenses were $588,000, $176,000, $1.0 million and $2.3 million, depreciation and amortization costs were $768,000, $259,000, $745,000 and $1.6 million, field and technical expenses were $304,000, $98,000, $417,000 and $878,000, and sales and marketing costs were $129,000, $17,000, $58,000 and $660,000, respectively, for such periods. The increase in operating expenses for the year ended December 31, 1996 compared to the twelve months ended December 31, 1995 and for the twelve months ended December 31, 1995 compared to the year ended December 31, 1994 was due primarily to an increase in the number of subscribers and the number of employees resulting from the acquisition and expansion of the Systems.



     NET LOSS. For the year ended December 31, 1994, the Company incurred net losses of $874,000. For the four months ended April 30, 1995, the Company incurred net losses of $124,000. For the eight months ended December 31, 1995, the Company incurred net losses of $1.2 million. For the year ended December 31, 1996, the Company incurred net losses of $3.1 million. The increase in net losses for the year ended December 31, 1996 compared to the twelve months ended December 31, 1995 and for the twelve months ended December 31, 1995 compared to the year ended December 31, 1994 was due to continued expansion of the Systems.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has required significant capital for operating and investing activities in the development of its business. For the year ended December 31, 1996 and nine months ended September 30, 1997, the Company invested approximately $16.4 million and $22.4 million, respectively, in operating and investing activities. The Company's investing activities for the year ended December 31, 1996 and the nine months ended September 30, 1997, primarily consisted of capital expenditures (including inventory) of $14.4 million and $22.0 million, respectively. Increased inventory at September 30, 1997 (as is also the case in prior periods) is due to expansion of the Interactive Broadband Networks resulting in an increase in subscribers compared to prior periods. Management reviews inventory for obsolescence on a periodic basis in connection with physical and cycle count procedures. The Company's net cash used in operating activities was $2.0 million and $321,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The Company's funding through September 30, 1997 has been provided primarily by private sales of equity securities aggregating $29.2 million (not including the Equity Private Placement) and loans aggregating $24.0 million, including approximately $11.0 million in borrowings from SCANA and promissory notes aggregating $11.0 million due in 2000 used for the purchase of the Montgomery and Columbus Systems. As of September 30, 1997, the Company had negative working capital of approximately $16.2 million, compared to negative working capital of $3.2 million as of December 31, 1996.

     On May 7, 1997, the Company signed a letter of intent with SCANA, whereby SCANA agreed to provide the Company with a revolving credit facility of up to $40.0 million. Although definitive documents were not executed, the Company and SCANA negotiated an interim agreement and note under which the Company has borrowed $11.0 million as of September 30, 1997 to fund its operations. A portion of the proceeds from the Equity Private Placement and the Offering have been used to repay the borrowings from SCANA. See "Use of Proceeds."

     On October 22, 1997, the Company received net proceeds of approximately $242.4 million from the Offering. Interest will not accrue on the Exchange Notes prior to October 15, 2002. From and after October 15, 2002, the Notes will bear interest, which will be payable in cash, at a rate of 11 7/8% per annum on April 15 and October 15 of each year, commencing April 15, 2003. See "Description of the Exchange Notes."

     In connection with the Offering, the Company completed the Equity Private Placement, pursuant to which the Company issued approximately 21,400 additional shares of Preferred Stock at $1,500 per share for aggregate proceeds of approximately $32.2 million, of which approximately $28.0 million was purchased by ITC Holding, Century Telephone, SCANA, South Atlantic and AT&T Venture Funds.

     The Company has received a commitment letter from First Union for a $50.0 million five-year senior secured credit facility to be used for working capital and other purposes, including capital expenditures. See "Description of Certain Indebtedness -- New Credit Facility." It is currently contemplated that the Company's obligations under the New Credit Facility will be secured by all current and future assets of the Company. The New Credit Facility will require the Company to maintain certain financial ratios. See "Description of Certain Indebtedness -- New Credit Facility." The failure of the Company to maintain such ratios would constitute an event of default under the New Credit Facility, notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the New Credit Facility would allow the lenders thereunder to accelerate the maturity of the indebtedness under the New Credit Facility. In such event, a significant portion of the Company's other indebtedness, including the Notes, may become immediately due and payable.


     The Company's business requires substantial investment to finance capital expenditures and related expenses to expand the Interactive Broadband Networks in Montgomery and Columbus, to construct additional Interactive Broadband Networks, to fund subscriber equipment, to fund operating deficits in new systems until it builds its customer base and to maintain the quality of its networks. The Company currently expects to spend at least $36.0 million in the fourth quarter of 1997 and through 1998 to expand and upgrade the Montgomery and Columbus networks. In addition, the Company estimates the cost of constructing networks in additional cities and funding initial subscriber equipment at approximately $35 million to $50 million per city (including, in the case of the Panama City System, the cost of acquiring the Beach Cable System). Actual costs may vary significantly from this range and will depend in part on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, other factors affecting construction costs, costs associated with the cable franchise in each city, the number of subscribers, the mix of services purchased, the cost of subscriber equipment paid for or financed by the Company and other factors. The Company expects to enter into purchase agreements through 1998 in the ordinary course of business for programming services and construction related services to expand its service offerings and to expand and upgrade the Systems. Although there can be no assurance, the Company believes that the proceeds from the Offering and the Equity Private Placement and amounts expected to be available under the New Credit Facility, will provide sufficient funds to expand the Systems as currently planned and fund the expansion into Panama City Beach/Panama City, Charleston and Augusta. The Company may need to seek additional financing in the event the New Credit Facility is not entered into or actual costs vary. In addition, the Company will need additional financing to expand into additional cities for new business activities or in the event it decides to make additional acquisitions. See "Risk Factors -- Significant Capital Requirements."


EFFECTS OF ACCOUNTING STANDARDS

     In October 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation, which is effective for awards after January 1, 1996. The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock based award programs. See note 7 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

     SFAS No. 128, Earnings Per Share, issued by the Financial Accounting Standards Board, sets out new guidelines for the calculation and presentation of earnings per share. The Company does not anticipate that the adoption of the statement will materially impact its earnings per share calculation.

IMPACT OF INFLATION

     The Company believes that inflation has not had a material effect on the results of operations to date.

                                    BUSINESS

GENERAL

     KNOLOGY offers residential and business customers Broadband Services, including cable television, telephone and high-speed Internet access service. The Company provides these Broadband Services using high-capacity hybrid fiber-coaxial networks that are two-way interactive. The Company operates Interactive Broadband Networks in two cities, Montgomery, Alabama and Columbus, Georgia, and plans to expand to additional mid-sized cities in the southeastern United States. KNOLOGY has been providing cable television service since 1995 and commenced providing telephone and high-speed Internet access service in July 1997. The Company believes its ability to provide numerous services over the same network and to bundle the services at an attractive price, coupled with its emphasis on customer service, provides it with a competitive advantage.

     KNOLOGY commenced providing cable television service by acquiring cable television systems in Montgomery and Columbus and using those systems as a base for constructing new Interactive Broadband Networks. Since acquiring the Montgomery System in April 1995, the Company has extended the Montgomery network from approximately 275 miles and 8,252 subscribers to approximately 575 miles with 18,267 subscribers and 52,138 homes passed as of September 30, 1997. Since its acquisition of the Columbus System in September 1995, the Company has extended the Columbus network from approximately 180 miles and 5,109 subscribers to approximately 434 miles with 11,741 subscribers and 38,620 homes passed as of September 30, 1997. The Company's penetration rates (the ratio of the number of subscribers to homes passed) were 35.0% and 30.4% in Montgomery and Columbus, respectively, as of September 30, 1997. The Company believes that its ability to increase and maintain its subscribers has been due largely to its commitment to customer service, the greater number of channels and the greater reliability and quality of the picture and sound offered by the Company over its Interactive Broadband Networks compared to the more traditional cable networks operated by the Company's competitors. The Company expects the number of its cable television subscribers to continue to increase as it expands its Systems in Montgomery and Columbus, focuses on marketing to multiple dwelling units, increases the number of Broadband Services offered and introduces its OLOVision(R) digital video service, which will use compression technology to significantly increase the number of television channels.


     KNOLOGY commercially launched its high-speed OLOBahn(R) Internet access service (using cable modems) and its OLOTel(R) local and long distance telephone services in July 1997. These services are presently offered in Montgomery. In Columbus, high-speed Internet access service was introduced in September 1997 and telephone service was introduced in the fourth quarter of 1997. While the Company expects its subscribers for cable television (which are primarily residential) to serve as the Company's initial customer base for its telephone and Internet services, the Company has begun to target small- and medium-sized businesses using a bundled offering emphasizing telephone and Internet access services. As of January 31, 1998, the Company provided a bundle of at least two services to approximately 340 subscribers in Montgomery and to approximately 60 subscribers in Columbus. KNOLOGY offers its OLOTel(R) services using its Interactive Broadband Networks and interconnections with BellSouth under a nine-state interconnection agreement, and it resells long distance service to customers in Montgomery to provide telephone service outside the reach of the Company's networks. In addition, the Company also offers long distance access services over its Interactive Broadband Networks to long distance carriers.


     The Company believes that its Interactive Broadband Networks could in the future enable it to provide additional Broadband Services, including (i) interactive energy management services (in partnership with power companies), which involve monitoring by the customer of energy usage and cost; (ii) security services, including closed-circuit television security monitoring and alarm systems; (iii) high-speed data transmission connecting homes and offices ("extranets"); and (iv) wholesale transport and interconnection ("local loop") services to connect long distance carriers to their customers. The Company expects to commence trials of certain of these services in 1998.

     The Company intends to expand to additional mid-sized cities in the southeastern United States. In December 1997, the Company acquired the Beach Cable System for approximately $3.9 million in cash and

2,485 shares of Preferred Stock valued at approximately $3.7 million, subject to adjustment. The Company intends to apply for a cable franchise in the adjacent Panama City. The Beach Cable System, which currently passes approximately 10,500 homes, consists of a new cable television network which the Company believes can be adapted for delivery of Broadband Services. The Company plans to start construction of an Interactive Broadband Network that would significantly expand the Beach Cable System into Panama City. See "-- Markets and Subscribers -- New Markets." The Company's application for a cable franchise in Augusta, Georgia was approved in January 1998. The Company expects the Augusta franchise to be awarded in February 1998. The Company has applied for a cable franchise in Charleston, South Carolina and intends to apply for additional franchises in other cities.


BROADBAND SERVICES STRATEGY

     The Company has developed the following strategy for the implementation and operation of its Broadband Services business.

     BUILD RELIABLE INTERACTIVE BROADBAND NETWORKS. By constructing and operating its own Interactive Broadband Networks, the Company provides its residential and business customers with access to high-quality networks capable of supporting a wide range of Broadband Services. The Company's networks contain extra, unused capacity that will be available for planned and future Broadband Services, and such capacity has been designed to be expanded later if warranted by customer demand. The Company believes that this will provide a competitive advantage over cable, telephone and wireless systems that do not have the capability to provide a wide range of broadband services. The Company also believes that its newly constructed, Interactive Broadband Networks will give it a quality and reliability advantage over upgraded lower-capacity coaxial cable systems. KNOLOGY's Interactive Broadband Networks utilize a 750 MHz signal (designed to allow for upgrade to 1,000 MHz) and are protected by redundant paths for communications segments, including a SONET ring connecting hubs for restoration and security purposes. By comparison, most traditional cable television systems utilize 450 MHz to 550 MHz signals and do not have significant redundancy protection. The Company uses a specially designed powering system which is backed up at each hub site by a generator and UPS to allow service to continue in case of a power outage. The Interactive Broadband Networks are monitored 24-hours per day, seven days per week, at KNOLOGY's network operations center.

     PROVIDE BUNDLED OFFERINGS. The Company believes that by bundling Broadband Services it can distinguish itself from the competition. The Company believes that savings on a bundle of services and the advantages of one-stop shopping (including a single point of purchase and one relationship to manage all services included in the bundle) will be attractive to new customers, particularly since most of its prospective customers presently buy services from multiple sources. The Company also believes that because of the cost savings associated with purchasing a bundle of services from the Company, customers will be less likely to switch should competitors offer lower prices on individual services. The ability to realize an overall return on a bundle of services should give the Company greater pricing flexibility.

     BE FIRST TO MARKET WITH MULTIPLE BROADBAND SERVICES. The Company believes that it is or will be the first provider of a bundled video, voice and data Broadband Services package in Montgomery and Columbus and intends to be first to market a bundled video, voice and data Broadband Services package in each of the cities in which it proposes to construct and operate Interactive Broadband Networks. KNOLOGY seeks to capitalize on its position as a new communications company that brings competition and choice to cities where it provides service. The Company believes that a large number of companies may seek to provide multiple Broadband Services over the next several years, and that market share earned by the early entrants will create financial barriers to entry in the Company's target markets. Since constructing Broadband Services networks requires a large capital investment, the Company expects that later entrants will have greater difficulty in demonstrating economic returns that support such an investment. In addition, constructing networks uses space on various rights of way, which may be limited or more expensive for later entrants.

     EXPAND TO ADDITIONAL MARKETS. The Company intends to expand to additional mid-sized cities in the southeastern United States. The Company intends to target cities (1) that have a geographic density such that network plant can be constructed to pass an average of 70 homes per mile, (2) that generally have populations of at least 100,000 and (3) in which the Company believes it can capture a substantial portion of the cable television customers and can be the leading provider of Broadband Services. The Company believes that such cities will support a Broadband Services business and that most of the large cable companies and other service providers currently are focusing primarily on major metropolitan areas.

     FOCUS ON THE CUSTOMER. Customer service is an essential element of the Company's operations. The Company believes the quality and responsiveness of its customer service differentiates it from its competitors. Customer service representatives in each market handle customer-related functions such as order taking, customer activations, billing inquiries and collections and service upgrades and administer the Company's customer satisfaction program. Under its customer satisfaction program, the Company follows up with new customers regarding satisfaction with the service, and uses installation customer surveys, market research and focus groups to improve its service and marketing. In addition, the Company provides 24-hour customer service, operates customer phone centers in each of the Company's service areas, and is building a back-up customer phone center in West Point, Georgia. The Company monitors its networks 24 hours a day, seven days a week and strives to resolve problems prior to the customer being aware of any service interruptions.

     PURSUE STRATEGIC RELATIONSHIPS WITH OTHER SERVICE PROVIDERS. KNOLOGY offers certain of its Broadband Services in conjunction with or through strategic partners. KNOLOGY was founded in 1995 by ITC Holding, which holds significant interests in a variety of communications companies, including Interstate Telephone Company, an independent local exchange carrier serving communities in western Georgia and eastern Alabama for over 100 years, and MindSpring, a large Internet service provider and which until October 1997 included ITC'DeltaCom, a provider of retail long distance services to mid-sized and major regional businesses using ITC'DeltaCom's own fiber optic network in the southern United States (now owned by ITC Holding's stockholders). The Company uses ITC'DeltaCom's fiber optic network to provide long distance service as part of the Company's bundle of Broadband Services, uses a direct link to the Internet procured through ITC'DeltaCom and jointly operates a network operations center with ITC'DeltaCom in West Point, Georgia. Interstate Telephone Company provides the Company with telephone billing and switching services, and MindSpring provides the Company with Internet content and back-up customer service on computer-related customer inquiries. Strategic partners also include SCANA, which is supporting the Company's entrance into Charleston, providing assistance in areas including government relations, franchise approval, marketing efforts and access to sites for its equipment, which is an important part of network construction.

INDUSTRY STRUCTURE AND TECHNOLOGY

     GENERAL

     As a result of the passage of the 1996 Telecom Act, cable television companies are permitted to provide telephone service and vice versa, local telephone companies are permitted to provide long distance service and vice versa, and all are permitted to provide numerous ancillary services. Municipalities are required to grant cable television franchises to qualified applicants. This change in the regulatory landscape, along with the substantial growth in use of the Internet, has led, and is generally expected to continue to lead, to a rush by communications companies and other companies (such as power companies) to provide a full range of voice, video and data communications services to consumers. Most of this activity has occurred through cross investment in other technologies, rather than the expansion of one technology to provide multiple services, except in isolated cases (such as cable television companies offering cable modem services).

     The Company believes that for the next several years its competitors will continue to offer individual services, such as telephone and cable television, in the Company's service areas. Compared to the individual services offered by its competitors, the Company believes that its bundled service offerings are more attractive to consumers. Although the process of building broadband networks and expanding to other services has begun, the Company believes that most of the large cable companies and other service providers currently are focusing primarily on major metropolitan areas and that by being among the first providers of a wide range of Broadband Services in its targeted markets the Company will have a competitive advantage. See " -- Broadband Services Strategy."

     COMMUNICATIONS TECHNOLOGIES AND SERVICES

     Set forth below is a brief description of the current communications industry structure and the technology generally used by each system (although numerous variations exist, and some systems combine a variety of technologies), including certain hurdles each set of providers faces in offering new services.

     CABLE TELEVISION. Cable television systems generally consist of coaxial cable (which carries signals via radio frequency) and/or fiber optic cable (which carries signals via light waves generated by a laser) that runs along aerial or underground rights of way past the homes in a service area, connecting to each house individually through a cable connection box located outside of the house. Subscriber homes have internal wiring running from the cable connection box to one or more boxes or "jacks" into which television sets and set-top terminals (which are used for special services, descrambling, "pay-per-view" and other features) may be connected. Coaxial cable networks have numerous amplifiers located along the network to restore the strength of the signal, which is diminished as it travels. The use of amplifiers produces interference or noise which will cause the signal to degrade as the number of amplifiers increases. Networks which are primarily fiber optic do not use amplifiers in the fiber optic portion of the network. Fiber optic networks use larger lasers to send signals further from the headend. The number of channels or features that a cable system can offer is limited by the capacity of the cable network and the electronic equipment which compresses and amplifies the signal. Additional equipment may compensate for a lower capacity network, but too much equipment results in noise or interference, leading to a lower quality signal.

     Many traditional cable companies have sought to compete by increasing capacity through the use of additional equipment, and customers have experienced increased interference. Most cable television systems generally use one way (non interactive) cable, and accordingly do not have the ability to provide telephone service which requires use of a two-way interactive cable. Several cable companies, including large cable companies, are beginning to offer high-speed data transmission and have announced plans to offer Internet access using cable modems. However, such service generally cannot deliver high-speed performance until the cable system infrastructure has been upgraded to increase capacity and add two-way interactivity.

     WIRELESS CABLE. Wireless cable or multichannel multipoint distribution service technology allows the transmission of television programming, including high speed computer data, high definition television and facsimile transmissions, via microwave frequencies from a single location. Wireless cable was designed to serve primarily rural areas where laying traditional coaxial cable is not economically feasible. The wireless cable system's signal is sent from a centrally located facility equipped with transmitters, antennas, satellite dishes and scrambling and descrambling equipment, and is received by subscribers with rooftop antennas and the necessary converters. Because wireless cable signals are sent via microwaves, they require line-of-sight transmission from the central source to the subscribers. Obstructions such as large buildings and trees or uneven terrain can interfere with reception, although repeaters that aid in reaching subscribers in certain obstructed areas are being developed to alleviate these shortcomings. As a result, the Company believes that at present this technology is not well suited to providing Broadband Services in urban areas such as those targeted by the Company.

     DTH, DBS AND OTHER SATELLITE TECHNOLOGIES. Direct-to-home satellite television ("DTH") companies provide the satellite transmission of television products and services. As part of the programming package, DTH companies generally include hardware and software for the reception and decryption of satellite television programming. The majority of DTH programming is transmitted on C-band radio frequency, which typically requires dish sizes ranging from six to twelve feet in diameter, depending upon the geographic location of the subscriber. In 1982, the FCC allocated spectrum within the Ku-band for DBS systems. The Ku-band historically has allowed for higher power transmission than C-band, enabling recipients to receive Ku-band signals using smaller satellite dishes (ranging in size from 15 to 18 inches in diameter). DBS systems generally offer more channels (often over 100 channels in all) than cable systems, although DBS providers usually do not offer local programming. Unlike cable television, DBS and DTH do not require ground construction to install, maintain or upgrade services. Rather, the programming is transmitted from a ground station to the subscriber via a communications satellite. These systems require the subscriber to purchase or lease a satellite dish to receive signals and a receiver system to process and descramble signals for television viewing.

     The small satellite dishes available at present are not two-way interactive, and therefore not suitable for telephone or Internet services, although businesses that can afford to do so purchase larger dishes with two-way interactivity can receive each of the Broadband Services. Residential systems have been designed using telephone lines to transmit to the Internet and satellite transmission for reception from the Internet, which typically involves much greater quantities of data. This approach still is subject to dial-up delays, but has many of the same advantages over two-way telephone communications as Broadband Services. However, satellite transmission may cause an echo during voice transmissions due to the long distance to and from the satellite.

     WIRELINE TELEPHONY. Local wireline telephone systems consist of a network of switches, transmission facilities between switches, and the "local loop" connections between customer premises and the nearest local exchange switch. A call initiated by a customer can be routed by the local exchange switch either directly to the called party, if that party is served by the same switch, to another local or toll switch for delivery to the called party, or through one or more switches to the POP of a long distance carrier that transmits the call to a more distant local switch for ultimate delivery to the called party. The transmission facilities connecting switches are comprised primarily of very high capacity fiber optic cables. However, local loops generally consist of twisted copper wire pairs that run along aerial or underground rights-of-way to each of the premises served. These local loops generally carry analog transmissions and have relatively low transmission capacity, sufficient to carry only one two-way voice conversation. Local loop capacity can be expanded somewhat by using advanced techniques such as ISDN, which permits voice and data transmissions to occur simultaneously and can support some level of video teleconferencing. However, ISDN currently is not available in all areas.

     Local loops (even with ISDN) generally do not have sufficient capacity for large scale provision of video services. Telephone service is the most common way of communicating with the Internet, but telephone lines do not have enough capacity for rapid downloading of large volumes of data (such as graphics), leading many Internet users to experience delays and ISPs to experience overloading of their circuits.

     WIRELESS TELEPHONY (CELLULAR AND PCS). Wireless telephone technology is based upon the division of a given market area into a number of smaller geographic areas, or "cells." Each cell has "base stations" or "cell sites," which are physical locations equipped with transmitter-receivers and other equipment that communicate by radio signal with cellular telephones located within range of the cell. Cells generally have an operating range from two to 25 miles. Each cell site is connected to a mobile telephone switching office ("MTSO"), which, in turn, is connected to the local landline telephone network. When a subscriber in a particular cell dials a number, the cellular telephone sends the call by radio signal to the cell's transmitter-receiver, which then sends it to the MTSO. The MTSO then completes the call by connecting it with the landline telephone network or another cellular telephone unit. Incoming calls are received by the MTSO, which instructs the appropriate cell to complete the communications link by radio signal between the cell's transmitter-receiver and the cellular telephone. Like wireline local loops, wireless telephony technologies generally do not have sufficient capacity for large scale provision of video and data services.

     INTERNET ACCESS. Most Internet access takes place over telephone lines using computer modems. This form of transmission works well for smaller amounts of data, but telephone lines generally are not capable of handling large volumes of information, multimedia applications or high-speed data transmissions, resulting in lengthy delays. Also, ISPs have limited numbers of ports available for customers to dial in to the Internet, and their customers may experience difficulties obtaining access to the Internet or be disconnected if activity is too limited. A few satellite companies provide broadband access to the Internet from desktop PCs using a small dish antenna and receiver kit comparable to that used for satellite television reception, although such systems generally provide only one-way satellite transmission, requiring communications in the other direction to be over telephone lines. High-speed cable modems used over traditional non-interactive cable networks similarly permit high-speed broadband reception from the Internet, but require communications from the user to the Internet to be over telephone lines.

THE COMPANY'S INTERACTIVE BROADBAND NETWORKS

     The Company's Interactive Broadband Networks are high-capacity, two-way interactive, hybrid fiber-coaxial network with a 750 MHz signal (designed to allow upgrades to 1,000 MHz). Each network includes hub sites with a minimum of four fiber pairs running from each hub to nodes, each of which serves an average of 500 homes. This design incorporates redundant fibers running between hubs for restoration and security purposes, forming a SONET ring. By comparison, most traditional cable television systems are 450 MHz to 550 MHz and do not have significant redundancy protection. The Company provides power to its system from the hub sites, each of which is equipped with a generator and UPS to allow service to continue in case of a power outage. For each of the Broadband Services to be offered, the Company has added electronic equipment at various hub sites and cards in various electronic housings along the network.

     The Company's Interactive Broadband Networks are capable of supporting numerous channels of basic and premium cable television (including pay-per-view) services (approximately 78 channels are offered by the Company today, without digital compression), telephone, Internet access and other Broadband Services. The Company's Interactive Broadband Networks have been designed with extra capacity, so that new services can be added as content and technology become available.

     Local telephone service is offered over the Company's Interactive Broadband Networks in much the same way local phone companies provide service, since the network structure includes a return path suitable for voice transmission. To provide local telephone service, the Company provides switching services and installs a network interface box outside the customer's home, and may, depending on the location of telephone and cable boxes or "jacks" inside the home, add inside wiring as well. The Company can offer multiple lines of telephone service using its Interactive Broadband Networks. The Company's networks are interconnected with those of other local phone companies through a nine-state interconnection agreement with BellSouth. The Company provides long distance service in Montgomery by reselling the services of long distance providers.

     High speed Internet access services are provided by the Company using a high speed cable modem in much the same way customers currently receive Internet services over a modem linked to the local telephone network. The cable modems presently being used with the Company's Interactive Broadband Networks are 20 times faster (512.0 kilobits/second for two-way equivalent speed modems and up to 4,000 kilobits/second for modems that primarily transmit one-way) than 28.8 kilobits/second modems presently used with telephone lines and are of higher quality. The customer's cable line (with cable modem) is connected directly into the Internet. Since the cable modem connects through a cable line rather than through a telephone line, the Internet connection is always active, and there is no need to dial up for access to the Internet or wait to connect through a port leased by an ISP.

THE COMPANY'S BROADBAND SERVICES

     CABLE TELEVISION. The Company offers its customers three levels of cable television services: basic, enhanced basic and premium. Enhanced basic service is the Company's most heavily subscribed service. This service consists of approximately 64 channels of programming, including television signals available off-air, a limited number of television signals from so-called "super stations" (such as WGN (Chicago)), numerous satellite-delivered nonbroadcast channels (such as Cable News Network, MTV, Entertainment and Sports Programming Network ("ESPN"), The Discovery Channel and Nickelodeon), displays of information featuring news, weather, stock and financial market reports and public, government and educational access channels.

     Basic service, a more limited version of the Company's enhanced basic package, is offered on a discounted basis to customers but this service consists primarily of off-air channels. The Company also offers a variety of premium services to its customers for an extra monthly charge. Premium services include various channels that consist of feature motion pictures presented without commercial interruptions (such as Home Box Office ("HBO"), Showtime and Cinemax) or other special channels. Customers generally pay fixed monthly fees for cable programming and premium television services, which constitute the principal sources of revenue to the Company. Each customer receives one television set-top terminal for no additional charge but then pays a nominal monthly rental fee for each additional set-top terminal. The Company also provides its customers access to additional channels offering pay-per-view feature movies, live and taped sports events, concerts and other special features which involve a charge for each viewing, access to home shopping networks and specialty services (such as access to the Sega Channel interface, which allows for downloading of video games). Digital audio service is also available for an additional monthly subscription fee.

     Programming for the Company's cable television systems, each of which provides a range of 65-75 channels (78 channels including pay-per-view), comes from over 70 national and local networks, including most major networks such as ESPN, HBO, Showtime, Disney and CourtTV, and local networks such as local affiliates of ABC, CBS, NBC and Fox. Since January 1, 1996, the Company's arrangements with many of these networks, constituting approximately 60% of the Company's channels, have been handled through the National Cable Television Cooperative, which obtains programming from most major networks and provides it to its members. By obtaining programming through the cooperative (for which the Company has paid a one time membership fee and pays ongoing monthly programming and administrative fees), the Company benefits from volume discounts not otherwise available to the Company and which more than offset the fees to the cooperative. In addition, the cooperative handles the contracting and billing arrangements for the Company with the networks. The Company also obtains programming directly from networks such as ESPN and the Disney Channel, which presently do not deal with the cooperative, and deals directly with a variety of networks on matters such as support for the Company's promotional efforts.

     The Company intends to offer its OLOVision(R) digital video service beginning in 1998, which uses compression technology to significantly increase the number of television channels (to over 100 channels). Digital technology converts numerous analog signals (now used to transmit video and voice) into a digital format and compresses many such signals into the space normally occupied by one analog signal. At the home, a set-top video terminal (which would be provided by the Company for a fee) would convert the digital signal back into analog channels that can be viewed on a normal television set. These set-top video terminals are currently available and the Company believes that they will soon be available at a cost which makes offering this service economically attractive. The Company intends to add OLOVision(R) as an additional service without reducing the current number of expanded basic channels. Digital technology also is expected to permit the Company to offer near video-on-demand (movies or other programs that commence in frequent intervals, such as every 15 minutes) to customers for a fee per viewing.

     TELEPHONY. The Company's OLOTel(R) service includes residential and business local and long distance telephone services. Local telephone service includes several bundled packages and additional services similar to those offered by the RBOCs, including BellSouth. The Company's customers pay a fixed monthly rate for all local calling. Customers may elect call waiting, call forwarding, voice mail and other value added services, which generally involve an additional fixed charge per month per telephone line. The Company generally prices its services at rates comparable to those of its competitors, although typically the Company's value-added services are less expensive than those of its competition. The Company offers all customers of its cable television services a discount on telephone service. Long distance service offers features and is priced at levels comparable to those of the Company's competitors. In addition, the Company also offers long distance access services to long distance carriers over its Interactive Broadband Network.

     The Company may seek to provide local telephone service to long distance companies who need local connections at the terminating (or possibly originating) end of long distance traffic, and for wireless telephone companies that need to connect with wireline providers to terminate calls outside their cellular or PCS networks.

     INTERNET SERVICES. The Company's OLOBahn(R) service offers customers high-speed connections to the Internet (20 times faster than 28.8 kilobits/second dial-up service) using cable modems. The Internet connection using a cable modem is always active, so the customers do not have to dial in and wait for access. Since the customer's service is offered over the coaxial network in the home, no second phone line is required and there is no disruption of service when the phone rings or when the television is on. The Company charges a fixed monthly fee for connection to the Internet and does not offer different plans based on the amount of interconnection time or quantity of data received, although the Company does charge a higher rate to customers who desire higher speeds, which requires more capacity. The Company offers discounts on its high-speed Internet service to customers who also receive the Company's cable television service or telephone service. The Company offers discounts on and co-markets MindSpring's on-line services for those customers who want Internet services through an ISP. The Company also plans to sell high-speed Internet access service directly to ISPs who wish to resell the service to their customers.

     FUTURE BROADBAND SERVICES. The Company believes that its Interactive Broadband Networks could in the future enable it to provide additional Broadband Services, including (i) interactive energy management services (in partnership with power companies), which involve active monitoring by the customer of energy usage and cost; (ii) security services, including closed-circuit television security monitoring and alarm systems; (iii) high-speed data transmission connecting homes and offices ("extranets"); and (iv) wholesale transport and interconnection (local loop) services to connect long distance carriers to their customers. The Company expects to commence trials of certain of these services in 1998. See "Risk Factors -- Demand for Bundle of Broadband Services is Uncertain."

     Proposed interactive energy management services would involve a utility sending and receiving consumption and pricing information over the Company's network to and from customers' homes to enable customers to monitor energy consumption. Proposed security services are expected to include primary security monitoring through closed-circuit television and back-up alarm networking. High-speed data transmission would utilize cable modems for high-speed connections to offices, suppliers, customers, or others. Initially, such services would be available only to and from specified groups of users on the Company's networks. The Company would need to design external networks or "extranets" for the users to permit the transfer of data within their specified groups. The Company also plans to offer high-speed transmission and other computer networking services in conjunction with local computer companies. The Company may offer wholesale transport and interconnection services to long distance and other telecommunications companies. It is presently negotiating an agreement to provide these services to ITC'DeltaCom for traffic that originates or terminates in Montgomery and Columbus and other cities where the Company constructs Interactive Broadband Networks.

MARKETS AND SUBSCRIBERS

     CURRENT MARKETS. The Company's Interactive Broadband Networks currently serve Montgomery, Alabama and Columbus, Georgia.

     The Company acquired substantially all of the outstanding stock of Montgomery Cablevision, one of the two franchisees serving the Montgomery, Alabama cable television market, in April 1995 (and the remaining stock in January 1996). At the time the Company acquired the Montgomery System, the network consisted of approximately 275 miles of 550 MHz coaxial cable. Since August 1995, the Company has been expanding the Montgomery System with its new Interactive Broadband Network. The Montgomery System currently consists of approximately 575 miles and passes approximately 52,138 homes, or about 62.1% of the homes in the franchise area. The Company intends to continue the buildout of the Montgomery network to extend approximately 950 miles and pass nearly all of the homes in its franchise area and expects to complete construction in 1998. The Company also intends to upgrade the preexisting system in 1998.

     The Company acquired the assets of the entity holding one of three franchises serving the Columbus, Georgia cable television market in September 1995. At the time the Company acquired the Columbus System, the network consisted of approximately 180 miles of 550 MHz coaxial cable. Since February 1996, the Company has been expanding the Columbus System with its new Interactive Broadband Network. The Columbus System currently consists of approximately 430 miles and passes approximately 38,620 homes, or about 64.4% of the homes in the franchise area. The Company intends to continue the buildout of the Columbus network to extend approximately 800 miles and pass nearly all of the homes in its franchise area and expects to complete construction in 1998. The Company also intends to upgrade the preexisting system in 1998.

     The following table sets forth cable television delivery data with respect to each of these service areas and the Company's service as of September 30, 1997:

                                                   HOMES IN                                             CABLE
                                      CABLE        FRANCHISE    MILES OF    HOMES        CABLE       PENETRATION    CHANNELS
         SERVICE AREA             HOUSEHOLDS(1)     AREA(2)      PLANT      PASSED    SUBSCRIBERS     LEVEL(3)      OFFERED
-------------------------------   -------------    ---------    --------    ------    -----------    -----------    --------
Montgomery, AL.................      151,010         84,000        575      52,138       18,267         35.0%          78
Columbus, GA...................      131,250         60,000        434      38,620       11,741         30.4%          78

---------------
(1) Represents cable households in Designated Market Areas as determined by Nielsen Media Research. Source: Broadcasting and Cable Yearbook 1997, a Broadcasting(R) and R.R. Bowker(R) Publication.

(2) Represents the total homes in the Company's franchise area. Source: TV and Cable Factbook, 1997 Edition.

(3) Determined by dividing the applicable number of subscribers by the number of homes passed. Because the Company does not begin to market its services in an area until its network has been expanded and the Company typically needs 60 to 90 days once marketing has commenced to build its subscriber base, the Company's penetration rate is adversely affected during rapid expansion of the networks.

     The Company believes that its ability to increase and maintain its subscribers has been due largely to its commitment to customer service, the greater number of channels and the greater reliability and quality of the picture and sound offered by the Company over its Interactive Broadband Networks compared to the more traditional cable networks operated by the Company's competitors.

     The Company commercially launched its high-speed OLOBahn(R) Internet access service (using cable modems) and its OLOTel(R) local telephone, long distance and long distance access services in July 1997 in Montgomery. In Columbus, high-speed Internet access service was introduced in September 1997 and telephone service was introduced in the fourth quarter of 1997. While the Company expects its subscribers for cable television (which are primarily residential) to serve as the Company's initial customer base for its telephone and Internet services, the Company has begun to target small- and medium-sized businesses using a bundled offering emphasizing telephone and Internet services. KNOLOGY offers its OLOTel(R) services using its Interactive Broadband Network and interconnections with BellSouth under a nine-state interconnection agreement, and it resells long distance service to provide telephone service outside the reach of the Company's networks. In addition, the Company also offers long distance access services to long distance carriers over its Interactive Broadband Networks.


     NEW MARKETS. The Company intends to expand to additional mid-sized cities in the southeastern United States, targeting cities (1) that have a geographic density such that network plant can be constructed to pass an average of 70 homes per mile, (2) that generally have populations of at least 100,000 and (3) in which the Company believes it can capture a substantial portion of the cable television customers and can be the leading provider of Broadband Services. The Company believes that such cities will support a Broadband Services business, and that currently most of the large cable companies and other service providers are focusing primarily on major metropolitan areas. In December 1997, the Company acquired a cable television system in Panama City Beach, Florida for approximately $3.9 million in cash and 2,485 shares of Preferred Stock valued at approximately $3.7 million, subject to adjustment. The Company intends to apply for a cable franchise in adjacent Panama City. The Beach Cable System, which currently passes approximately 10,500 homes, consists of a new cable television network which the Company believes can be adapted for delivery of Broadband Services. The Company plans to start construction of an Interactive Broadband Network that would significantly expand the existing Beach Cable System into Panama City. The Company's application for a cable franchise in Augusta, Georgia was approved in January 1998. The Company expects the Augusta franchise to be awarded in February 1998. The Company has applied for a cable franchise in Charleston, South Carolina and intends to apply for additional franchises in other cities. Consummation of this expansion plan is subject to a number of significant contingencies. See "Risk Factors."

     The table below shows cable data for Panama City, Florida, Charleston, South Carolina and Augusta, Georgia.

                                                              CABLE
                                              CABLE        PENETRATION                              CHANNELS
              SERVICE AREA                  HOUSEHOLDS(1)   LEVEL(1)      CURRENT CABLE PROVIDERS   OFFERED
-----------------------------------------   ----------     -----------    -----------------------   --------
Panama City, FL(2).......................      75,750          67%          Comcast Cablevision        62
Charleston, SC...........................     140,300          63%          Comcast Cablevision        60
Augusta, GA..............................     137,820          62%        Charter Communications       60
                                                                             Jones Intercable          60

---------------
(1) Represents cable households in Designated Market Areas as determined by Nielsen Media Research. Source: Broadcasting and Cable Yearbook 1997, a Broadcasting(R) and R.R. Bowker(R) Publication.

(2) Does not include Panama City Beach. Jones Spacelink is a cable provider in Panama City Beach with 36 channels offered.

NETWORK CONSTRUCTION AND OPERATIONS

     NETWORK CONSTRUCTION. KNOLOGY uses contractors for the construction of its Interactive Broadband Networks. The Company serves as the manager of the construction process, directing and supervising the various construction crews. The Company has 10 employees dedicated to monitoring and facilitating the construction of the Company's networks, including a Vice President of Network Construction and Maintenance who was hired in May 1997. The Company's approach to construction also reflects its commitment to customer service, as the Company notifies potential customers before commencing underground construction and restores any damaged property.

     The Company plans to build its networks in new service areas, including Panama City Beach/Panama City, Charleston and Augusta, over three year periods, based on the actual miles of network built during 1997 in Montgomery and Columbus. During 1996 the Company experienced significant difficulty in meeting its construction schedules, primarily as a result of delays in installation of the aerial portions of the cable construction in Montgomery, and to a lesser extent, Columbus. The principal difficulty resulting in such delays arose from pole change-outs and "make-ready" time and expense requirements. Construction moratoriums imposed by the telephone and power companies for about six weeks during the Olympics caused additional delays, particularly in Columbus. In addition, on three occasions the Mayor of Montgomery requested that the Company temporarily cease underground construction following complaints. Although the Company believed that it was performing such construction in an acceptable manner, the Company voluntarily complied with the Mayor's requests and reallocated its crews to other locations. The Company believes that during 1997 it has improved its relationships with the divisions of the telephone and power companies extending make-ready work completions, has substantially improved the quality of its contractors and has developed methods of working directly with customers to improve installation. There can be no assurance that the Company will not experience construction-related difficulties in the future. See "Risk Factors -- Network Construction Uncertainties."

     NETWORK OPERATIONS AND MAINTENANCE. Technicians located in each of the Company's service areas schedule and perform installations and repairs and monitor the performance of the Interactive Broadband Networks. KNOLOGY's Interactive Broadband Networks utilize a 750 MHz signal (designed to allow for upgrade to 1,000 MHz) and are protected by redundant paths for communications segments, including a SONET ring connecting hubs for restoration and security purposes. By comparison, most traditional cable television systems utilize 450 MHz to 550 MHz signals and do not have significant redundancy protection. KNOLOGY operates a network operations center in West Point, Georgia, and monitors its networks 24 hours a day, seven days a week and strives to resolve problems prior to the customer being aware of any service interruptions. The network operations center monitors network activity, receiving real-time information regarding network performance, power supply status, and telephony customer premise equipment activation. The Company's technicians perform maintenance and repair of the network on an ongoing basis. The Company plans to maintain the quality of its networks to avoid service interruptions and extend the networks' operational life.

     FRANCHISES. Cable television systems generally are constructed and operated under the authority of nonexclusive permits or "franchises" granted by local and/or state governmental authorities. Franchises typically contain many conditions, such as time limitations on commencement and completion of system construction, customer service standards, minimum number of channels and the provision of free service to schools and certain other public institutions. The Company believes that the conditions in its franchises in Montgomery, Columbus and Panama City Beach are fairly typical. Franchises generally provide for the payment of fees to the issuing authority ranging from 3% to 5% of revenues from cable television service. The franchise fees in Montgomery and Columbus each equal 5% of gross revenues and the franchise fees for Panama City Beach equal 3% of gross revenues; the Company is presently working with each of such municipalities on defining the services that are to be included in gross revenue. Franchises must be renewed periodically. The Columbus franchise must be renewed in mid-1998, and the Company expects such franchise to be renewed by the relevant governmental agency. Under the terms of its franchise agreement with the City of Montgomery, the Company must extend its broadband network to cover the entire city by August 1999, and must meet progress requirements of approximately 200 miles of cable per year until completion. The Company expects to comply with this requirement. The franchises require the consent of the franchising authority prior to a transfer of the franchise or a transfer or change in ownership or operating control of the franchisee. See "Legislation and Regulation."



     INTERCONNECTION. The Company relies on local telephone companies and other companies to provide communications capacity for the Company's local and long distance telephone service. The Company obtains access to BellSouth's telephone network under a nine-state interconnection agreement. The terms of such interconnection agreement have been approved by the Georgia and Alabama state public utility commissions. Approvals of other state public utility commissions will be required in connection with the Company's provision of telephone service in other states. In addition, the 1996 Telecom Act established certain requirements and standards for interconnection arrangements, and the Company's interconnection agreement with BellSouth is based in part on such requirements. However, these requirements and standards are still being developed and implemented by the FCC in conjunction with the states through a process of negotiation and arbitration. To the extent that the standards as implemented are unfavorable to the Company, the Company's interconnection arrangement with BellSouth could be adversely affected. One area in which standards could be unfavorable to the Company is permitted charges for access to BellSouth facilities. The Company's ability to offer telephony services at competitive rates depends upon maintaining interconnection and access on competitive terms. The 1996 Telecom Act creates incentives for local exchange carriers to permit access to their facilities by denying such carriers the ability to provide long distance services until they have taken the required steps to open the local market to competition. BellSouth is not yet permitted to offer long distance services. There can be no assurance that BellSouth or other local exchange carriers will not be less accommodating to the Company once they are permitted to offer long distance service. The interconnection agreement expires in April 1999 and there can be no assurance that it will be renewed on favorable terms, or at all. See "Risk Factors -- Dependence on Interconnections" and "Legislation and Regulation -- Federal Regulation of Telecommunications Services."


     ARRANGEMENTS WITH ACSI. The Company has arrangements with a subsidiary of American Communication Services, Inc. ("ACSI") that have helped fund the cost of constructing portions of the Interactive Broadband Networks in Montgomery and Columbus. Under these arrangements, the Company has installed additional fiber optic cable for ACSI next to the Company's new fiber optic cable. ACSI pays an ongoing royalty fee, one-half of certain costs incurred in connection with restoration service following outages and of variable and recurring costs relating to the ACSI portion of the network, and an annual maintenance fee based on the pro-rated costs of constructing the network. ACSI is expected to use its fiber for competitive access services for businesses, which would connect customers directly to the POPs of long distance telephone companies. The Company has agreed that, to the extent the Company provides long distance service to certain customers, dedicated access from its POP to any interexchange carriers other than ITC'DeltaCom must be carried on ACSI's fiber, subject to certain most favored customer terms and conditions. The Company presently does not intend to use interexchange carriers other than ITC'DeltaCom, and therefore does not expect the requirement to use ACSI fiber to have a significant impact on the Company. However, there can be no assurance that the Company will not seek to use other carriers in the future.

SALES AND MARKETING

     MARKETING STRATEGY. The Company believes that it is or will be the first provider of a bundled video, voice and data Broadband Services package in Montgomery and Columbus and intends to be first to market a bundled video, voice and data Broadband Services package in each of the cities in which it proposes to construct and operate Interactive Broadband Networks. KNOLOGY seeks to capitalize on its position as a new communications company that brings competition and choice to cities where it provides service. The Company's marketing strategy since commencing construction of its Interactive Broadband Networks has been to focus on attracting new cable television subscribers in areas to which its network has expanded. The Company plans to dedicate additional marketing resources to pursuing new customers in areas already served by the network to increase its penetration rate once its networks are fully constructed. In particular, the Company expects to focus its marketing efforts on multiple dwelling units, many of which are subject to exclusivity arrangements with other cable providers that have not yet expired or which involve more complex arrangements with the property owner.


     The Company plans to use the availability of its bundle of Broadband Services to pursue potential customers in existing service areas who did not purchase the Company's cable television service. Marketing of telephone service and high-speed Internet access service commenced in July 1997 in Montgomery. In Columbus, high-speed Internet access service was introduced in September 1997 and telephone service was introduced in the fourth quarter of 1997. While the Company expects its subscribers for cable television (which are primarily residential) to serve as the Company's initial customer base for its telephone and Internet services, the Company has begun to target small- and medium-sized businesses using a bundled offering emphasizing telephone and Internet access services. As of January 31, 1998, the Company provided a bundle of at least two services to approximately 340 subscribers in Montgomery and to approximately 60 subscribers in Columbus. In marketing its bundle of services, the Company offers savings on one or more of such services. The Company believes that cost savings on a bundle of services and the advantages of one-stop shopping (including a single point of purchase and one relationship to manage all services included in the bundle) will be attractive to new customers, particularly since most of its prospective customers presently buy services from multiple sources.


     CABLE TELEVISION SALES AND MARKETING. To attract cable television subscribers in newly served areas, the Company mounts extensive marketing campaigns in such areas prior to initiation of service by means of door-to-door solicitations and flyers ("door hangers"), with direct mail and telemarketing to follow up on the door-to-door solicitation. The Company has a sales staff in each of its markets, including a sales manager, approximately 8 to 10 sales representatives and 10 to 12 customer service representatives in each market. The Company also uses its own installation and repair crews and those of outside contractors to get the new service installed quickly. The Company's goal in newly served areas is to achieve a 30% to 35% penetration rate within 60 to 90 days after commencing service. The Company's sales representatives receive commissions based on the value created by each sale, and accordingly are encouraged to focus on sales of premium services and enhanced basic service.

     The Company also uses these solicitation efforts to market its cable services in its existing areas to obtain customers who previously have not received any cable service or to switch to the Company's service from that of the competing franchise holder. The Company also provides technical and engineering support and training of sales and service representatives from its headquarters in West Point, Georgia.

     TELEPHONE AND INTERNET SALES AND MARKETING. The Company's initial marketing of its telephone and Internet Broadband Services has focused on subscribers for the Company's cable television services through direct mail, including placing promotional inserts in its billing materials, door-to-door solicitations, door hangers and telemarketing. Customers of the Company's cable television services are offered discounted rates for telephone service and high-speed Internet services. The Company emphasizes a bundle of Broadband Services that includes savings on one or more services as additional services are added. The Company is exploring having ISPs serve as customer-resellers or distributors for the Company. The Company has sales managers for telephone and Internet services, and sales representatives focusing on Broadband Services.

CUSTOMER SERVICE

     Customer service is an essential element of the Company's operations and marketing, and the Company believes the quality and responsiveness of its customer service differentiates it from its competitors. A significant number of the Company's employees are dedicated to customer service activities, including order taking, customer activations, billing inquiries and collections, service upgrades and provision of customer premises equipment, and administration of the Company's customer satisfaction program. Under its customer satisfaction program, the Company follows up with new customers regarding satisfaction with the service, and uses installation customer surveys, market research and focus groups to improve its service and marketing. In addition, the Company provides 24-hour customer service, operates customer phone centers in each of the Company's service areas, and is building a back-up customer phone center in West Point, Georgia. The Company's commitment to customer service is also reflected in its approach to construction, where the Company notifies potential customers before commencing underground construction and restores any damaged property. The Company monitors its networks 24 hours a day, seven days a week and strives to resolve problems prior to the customer being aware of any service interruptions.

COMPETITION

     TELEVISION

     Cable television competes for customers in local markets with other providers of television services and other providers of entertainment, news and information. The competitors in these markets include broadcast television and radio, satellite and wireless video distribution systems and directly competitive cable television operations, newspapers, magazines and other printed sources of information and entertainment. The enactment of the 1996 Telecom Act may initiate more competition with cable television, because it allows local exchange carriers to provide video services in their local service areas, in direct competition with local cable companies.

     OTHER CABLE SYSTEMS. There are directly competitive cable television operations in each of Montgomery and Columbus, and are expected to be competitive cable television providers in the cities in which the Company would construct Interactive Broadband Networks. In addition, Federal law prohibits cities from granting exclusive cable franchises and from unreasonably refusing to grant additional, competitive franchises, so additional cable television competitors could obtain franchises in the future. An increasing number of cities are exploring the feasibility of owning their own cable systems in a manner similar to city-provided utility services.

     Montgomery. The Company's direct competitor for cable television subscribers in Montgomery is TCI, which is the largest provider of cable television services in the United States. TCI operates a network consisting of approximately 1,000 miles of 450 MHz coaxial cable with a fiber optic "backbone," passing approximately 70,000 homes. The Company believes that TCI's facility is not interactive and presently does not have the capability to provide telephone or other Broadband Services. At present, TCI is competing aggressively on price to maintain or increase its market share.

     Columbus. The holders of the franchises serving the Columbus, Georgia market are (1) TCI, which operates a network that serves approximately 32,300 homes, and (2) Charter, a large, multiple systems operator based in St. Louis, Missouri, which operates a network that serves approximately 28,000 homes. Under the terms of the relevant franchises, both other companies may overbuild to compete with the other providers (including the Company) throughout the entire city. The Company believes that TCI's and Charter's facilities are not interactive, and that neither presently has the capability to provide telephone or other Broadband Services. At present, TCI and Charter are competing aggressively on price to maintain or increase their market shares.

     OTHER TELEVISION PROVIDERS. There are alternative methods of distributing the same or similar video programming offered by cable television systems, although cable television systems currently account for a substantial percentage of total subscribership to multichannel video programming distributors ("MVPDs").

Further, these technologies have been encouraged by Congress and the FCC to offer services in direct competition with existing cable systems. In addition to broadcast television stations, the Company competes in a variety of areas with other multichannel programming service providers on a direct over-the-air basis. Multichannel programming services are distributed by communications satellites directly to HSDs serving residences, private businesses and various nonprofit organizations. Cable programmers have developed marketing efforts directed to HSD owners.

     A more significant competitive impact is expected from medium power and higher power communications DBS satellites that transmit signals that can be received by dish antennas much smaller in size. DirecTV, a subsidiary of GM Hughes Electronics, and United States Satellite Broadcasting Company, a subsidiary of Hubbard Broadcasting, began offering multichannel programming services in 1994 via high-power communications satellites that require a dish antenna of only approximately 18 inches. Other DBS providers include PrimeStar and EchoStar. Although DBS providers presently serve a relatively small percentage of pay television subscribers at this time, their share has been growing steadily. Competition from both medium and high power DBS services could become substantial as developments in technology continue to increase satellite transmitter power and decrease the cost and size of equipment needed to receive these transmissions; however, the Company believes that equipment and programming costs presently are limiting DBS's market share in cabled areas.

     DBS has advantages and disadvantages as an alternative means of distributing video signals to the home. Among the advantages are that the capital investment (although initially high) for the satellite and uplinking segment of a DBS system is fixed and does not increase with the number of subscribers receiving satellite transmissions; that DBS is not currently subject to local regulation of service or required to pay franchise fees; and that the capital costs for the ground segment of a DBS system (the reception equipment) are directly related to and limited by the number of service subscribers. DBS's disadvantages presently include limited ability to tailor the programming package to the interests of different geographic markets, such as providing local news, other local origination services and local broadcast stations; signal reception being subject to line of sight angles; and intermittent interference from atmospheric conditions and terrestrially generated radio frequency noise. The long term effect of competition from these services cannot be predicted; however, the Company nonetheless believes that such competition could be substantial in the near future.

     Multichannel multipoint distribution systems ("MMDS") represent another type of video distribution service. MMDS systems deliver programming services over microwave channels received by subscribers with a special antenna. MMDS systems are less capital intensive, are not required to obtain local franchises or pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. Although there are relatively few MMDS systems in the United States that are currently in operation or under construction, many markets have been licensed or tentatively licensed. The FCC has taken a series of actions intended to facilitate the development of these "wireless cable systems" as alternative means of distributing video programming, including reallocating the use of certain frequencies to these services and expanding the permissible use of certain channels reserved for educational purposes. The FCC's actions enable a single entity to develop an MMDS system with a potential of up to 35 channels, and thus compete more effectively with cable television. Developments in compression technology have significantly increased the number of channels that can be made available from other over-the-air technologies. Subscribership to MMDS services is projected to continue to increase over the next several years.

     The Company also competes with master antenna television ("MATV") systems and satellite master antenna television ("SMATV") systems, which provide multichannel program services directly to hotel, motel, apartment, condominium and similar multiunit complexes within a cable television system's franchise area, generally free of any regulation by state and local governmental authorities. The 1996 Telecom Act changes the definition of a "cable system" to include only systems that cross public rights-of-way. Therefore, SMATV systems that serve buildings that are not commonly owned or managed, but which do not cross public rights-of-way, are no longer considered cable systems and no longer require a franchise to operate.

     Prior to enactment of the 1996 Telecom Act, local exchange carriers ("LECs") were prohibited from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). The 1996 Telecom Act eliminated restrictions on LECs and the Company may face increased competition from local telephone companies which, in most cases, have greater financial resources than the Company. Several major LECs, including BellSouth, have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

     The 1996 Telecom Act provides LECs with four options for providing video programming directly to customers in their local exchange areas. Telephone companies may provide video programming by radio-based systems, common carrier systems, "open video" systems, or "cable systems." LECs that elect to provide service via "open video" systems must allow others to use up to two-thirds of their activated channel capacity. They will be relieved of regulation as "common carriers," and are not required to obtain local franchises, but are still subject to many other regulations applicable to cable systems. LECs operating as "cable systems" are subject to all rules governing cable systems, including franchising requirements. It is unclear which model LECs will ultimately choose, but the video distribution services developed by local telephone companies are likely to represent a direct competitive threat to the Company.

     The ability of local telephone companies to compete with the Company by acquiring an existing cable system however, is limited. The 1996 Telecom Act prohibits a LEC or its affiliate from acquiring more than a 10% financial or management interest in any cable operator providing cable service in its telephone service area. It further prohibits a cable operator or its affiliate from acquiring more than a 10% financial or management interest in any LEC providing telephone exchange service in its franchise area. A LEC and cable operator that have a telephone service area and cable franchise area in the same market may not enter into a joint venture to provide telecommunications services or video programming. There are exceptions to these limitations for rural facilities, very small cable systems, and small LECs in non-urban areas.

     TELEPHONE

     The Company is likely to face intense competition in providing local and long distance telephone and other broadband telecommunications services. The 1996 Telecom Act is expected to have a substantial impact on the degree of competition because it permits providers to enter markets that were previously closed to them. Specifically, the 1996 Telecom Act pre-empts state policies that have historically protected LECs from significant competition in local service markets. In addition, the 1996 Telecom Act supersedes the antitrust consent decree that prohibited the RBOCs from providing long distance services, and establishes the terms and conditions under which RBOC entry into the long distance market will be permitted. The overall effect of these provisions is to blur the distinctions that previously existed between local and long distance services.

     One major impact of the 1996 Telecom Act may be a trend toward the use and acceptance of bundled service packages, consisting of local and long distance telephony, combined with other elements such as cable television and wireless telecommunications service. As a result, the Company will be competing with the incumbent LEC, BellSouth, with traditional providers of long distance services such as AT&T, MCI, Sprint and WorldCom, and with competitive local service providers, and may face competition from other providers of cable television service, such as TCI. The Company also may compete with ACSI or a successor to ACSI's facilities in Montgomery or Columbus. The Company's ability to compete successfully will depend on the attributes of the overall bundle of services the Company is able to offer, including price, features, and customer service. Presently, the RBOCs' networks are the only route to the vast majority of customers.

     Wireless telephone service (cellular and PCS) now is generally viewed by consumers as a supplement to, not a replacement for, wireline telephone service. In particular, wireless service is more expensive than wireline local service and is generally priced on a usage-sensitive basis. In addition, the transmission quality of wireless service is not comparable to wireline service. However, it is possible that in the future the rate and quality differential between wireless and wireline service will decrease, leading to more direct competition between providers of these two types of services. In that event, the Company's telecommunications operations may also face competition from wireless operators.

     INTERNET SERVICES

     Internet service is provided by ISPs, which provide both Internet access and on-line services, providers of satellite-based Internet services, long distance carriers that offer Internet access services, and other cable television companies offering Internet access services. The Company principally provides Internet access service. At present, the Company is bundling its high-speed Internet service with MindSpring's on-line "content" service, as well as offering high-speed capacity to all other ISPs for their customer bases.

     A large number of companies provide businesses and individuals with direct access to the Internet and a variety of supporting services. In addition, many companies (such as America Online, CompuServe, MSN, Prodigy and WebTV) offer "online" services consisting of access to closed, proprietary information networks with services similar to those available on the Internet, in addition to direct access to the Internet. Such companies generally offer Internet services over telephone lines using computer modems. The Company believes that this form of transmission works well for smaller amounts of data, but telephone lines generally are not capable of handling large volumes of information, multimedia applications or high-speed data transmissions, resulting in lengthy delays. Also, ISPs have limited numbers of ports available for customers to dial in to the Internet, and their customers may experience difficulties obtaining access to the Internet or be disconnected if activity is too limited. A few ISPs also offer high-speed ISDN connections to the Internet; however, the Company believes that broadband transmission is the most efficient means of transmitting large volumes of data and information on a high-speed basis to and from the Internet.

     A few satellite companies provide broadband access to the Internet from desktop PCs using a small dish antenna and receiver kit comparable to that used for satellite television reception. DirecPC, principally owned and operated by Hughes, is one of the largest providers of satellite-based Internet services in the United States.

     Long distance companies are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities that traditionally carry data to millions of customers and have an established billing system infrastructure that permits them easily to add new services. For example, AT&T began providing Internet access in the United States through a new service called WorldNet, offering its long distance customers five free hours of Internet access per month for a one-year period. MCI is offering InternetMCI in competition with AT&T's WorldNet service. The Company expects competition for the end-consumer from such companies to be vigorous due to such competitors' greater resources, operating history and name recognition.

     Other cable television companies can enter the Internet services market. Traditional cable networks provide only one-way transmission and must be upgraded (and often reconfigured) to permit two-way data transmission, which would require significant investments on the part of service providers. Broadband technology must be incorporated to enable digital data to be transmitted over a separate channel. The Company is not aware of any cable television competitors in its existing service areas providing Internet access service using cable modems. However, owners of newer or upgraded cable television networks have the ability to provide Internet services using cable modems. The Company believes that some of the existing cable television providers (such as Time Warner and Continental Cable) are beginning to provide such services in certain of their major markets or clusters, including certain major metropolitan areas in the southeast. @Home, a joint venture among TCI and several other large cable companies, is offering high-speed Internet service using cable modems in areas where its affiliates have hybrid fiber-coaxial networks. The Company believes that high-speed Internet services ultimately will be offered by other cable providers and companies such as @Home in most of the Company's present and future service areas.

EMPLOYEES

     At September 30, 1997, the Company had 120 full-time employees of which 20 are customer service representatives, 34 are technicians or others performing installation, maintenance and repair on the Company's networks, 22 are involved principally in sales and marketing, 10 are involved in matters relating to construction of the Company's networks and 34 have management or administrative responsibilities.

     The Company considers its relations with its employees to be good and structures its compensation and benefit plans to facilitate the attraction and retention of high caliber personnel. The Company will need to recruit additional employees to implement its expansion plan, including general managers for each new city and additional personnel for installation, sales, customer service and network construction. The Company recruits from several major industries for employees with skills in voice, video and data technologies. The Company believes it will not be difficult to retain personnel with the necessary qualifications.

PROPERTIES


     The Company leases (and in two cases owns) parcels of real property in each of its market areas for one or more business offices, sites for electronic equipment used by its cable television systems and a "headend" earth station that receives programming via satellite for re-transmission over the broadband network. The Company also leases temporary offices (the landlord under which is owned or controlled by a relative of a director of the Company and ITC Holding) for office space in West Point, Georgia, where a number of the ITC Companies have their headquarters. In January 1998, the Company's headquarters offices were relocated to a newly constructed facility in West Point, Georgia.


     The Company's principal physical assets consist of fiber optic and coaxial broadband network and equipment, located either at the equipment site or along the network. The Company's distribution equipment along the network is generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The Company's franchises from the cities of Montgomery and Columbus give the Company rights of way for its network. The physical components of the networks require maintenance and periodic upgrading to keep pace with technological advances. The Company believes that its properties, taken as a whole, are in good operating condition and are suitable for the Company's business operations.

LEGAL PROCEEDINGS

     The Company is a party to legal proceedings in the ordinary course of its business, including disputes with contractors or vendors, which the Company believes are not material to the Company or its business. The Company also is a party to regulatory proceedings affecting the relevant segments of communications industry generally.

                           LEGISLATION AND REGULATION

     The cable television industry currently is regulated by the FCC, some state governments and most local governments. Telecommunications services are regulated by the FCC and state public utility commissions. In addition, legislative and regulatory proposals under consideration by Congress and federal agencies may materially affect the cable television and telecommunications industries. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television and telecommunications industries and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984


     The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), which amended the Communications Act, established comprehensive national standards and guidelines for the regulation of cable television systems and identified the boundaries of permissible federal, state and local government regulation. The FCC was charged with responsibility for adopting rules to implement the 1984 Cable Act. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. The 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.


CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

     In October 1992, Congress enacted the 1992 Cable Act which permitted a greater degree of regulation of the cable industry with respect to, among other things: (i) cable system rates for both basic and certain cable programming services; (ii) program access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements; (vii) television broadcast signal carriage and retransmission consent; (viii) technical standards; and (ix) cable equipment compatibility. Additionally, the legislation encouraged competition with existing cable television systems by allowing municipalities to own and operate their own cable television systems without a franchise, preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area, and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precluded video programmers affiliated with cable television companies from favoring cable operators over competitors and required such programmers to sell their programming to other multichannel video distributors. The legislation required the FCC to initiate a number of rulemaking proceedings to implement various provisions of the statute, the majority of which have been completed. Various cable operators challenged the constitutionality of several sections of the 1992 Cable Act, although the courts have disposed of most of these challenges.

     On June 28, 1996, the Supreme Court upheld cable operators' ability to enforce prospective written policies against carrying programming that depicts sexual or excretory activities on commercial leased access channels. The Court also ruled that cable operators may not be required to block, scramble and segregate indecent commercial leased access programming, finding that this statutory provision violated cable operators' First Amendment rights. The Court also struck down on First Amendment grounds the statutory provision that enabled cable operators to prohibit obscene material, sexually explicit conduct or material soliciting unlawful acts on Public, Educational and Government ("PEG") channels.

TELECOMMUNICATIONS ACT OF 1996

     On February 8, 1996, the 1996 Telecom Act was enacted. Some of the provisions of the 1996 Telecom Act became effective immediately, but other provisions will not take effect until they are implemented by the FCC. The 1996 Telecom Act radically altered the regulatory structure of telecommunications markets by mandating that states permit competition for local exchange services. The 1996 Telecom Act also requires incumbent local exchange carriers ("ILECs") to provide competitors with access to ILEC facilities on an unbundled basis and to provide competitors with telecommunications services for resale at wholesale rates. Another significant feature of the 1996 Telecom Act is the replacement of the consent decree prohibiting the RBOCs from providing long distance service, with a statutory procedure for the RBOCs to apply to the FCC for authority to provide long distance services. This provision of the 1996 Telecom Act recently was struck down as unconstitutional by a federal district court in Texas. That decision has been appealed by the FCC and other parties and a stay has been requested pending conclusion of the appeal.


     The 1996 Telecom Act also included significant changes in the regulation of cable operators. Specifically, the 1996 Telecom Act reverses much of the cable rate regulation established by the 1992 Cable Act over a three-year period. The rates for cable programming service ("CPS" or "non-basic") tiers offered by small cable operators in small cable systems are deregulated immediately. The FCC's authority to regulate the CPS tier rates of all other cable operators will expire on March 31, 1999. The legislation also (i) repeals the anti-trafficking provisions of the 1992 Cable Act; (ii) limits the rights of franchising authorities to require certain technology and prohibit or condition the provision of telecommunications services by the cable operator; (iii) requires cable operators to fully block or scramble both the audio and video on sexually-explicit or indecent programming on channels primarily dedicated to sexually-oriented programming; (iv) allows cable operators to refuse to carry access programs containing "obscenity, indecency or nudity"; (v) adjusts the pole attachment laws; and (vi) allows cable operators to enter telecommunications markets which historically have been closed to them, while also allowing some telecommunications providers to begin providing competitive cable service in their local service areas.

FEDERAL REGULATION OF CABLE SERVICES

     The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering many aspects of cable television operations, and is required to adopt additional regulations or repeal or modify existing regulations to implement the 1996 Telecom Act. The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of certain federal regulations follows.

     RATE REGULATION. Prior to implementation of the 1992 Cable Act, most cable systems were largely free to adjust cable service rates without governmental approval. The 1992 Cable Act authorized rate regulation for certain cable communications services and equipment in communities where the cable operator is not subject to "effective competition." The 1992 Cable Act requires the FCC to resolve complaints about rates for non-basic cable programming services and to reduce any such rates found to be unreasonable. It also limits the ability of many cable systems to raise rates for basic and certain non-basic cable programming services (collectively, the "Regulated Services"). Cable services offered on a per channel or on a per program basis are not subject to rate regulation by either franchising authorities or the FCC. Notwithstanding the above, the 1996 Telecom Act immediately deregulates the CPS rates of "small cable operators" and will deregulate the CPS rates of all other cable operators by March 31, 1999.

     The 1992 Cable Act requires communities to certify with the FCC before regulating basic cable rates. Upon certification, the local community obtains the right to evaluate the reasonableness of basic rates under standards established by the FCC. Certified franchising authorities are also empowered to regulate rates charged for additional outlets and for the installation, lease, and sale of equipment used by customers to receive the basic service tier, such as converter boxes and remote control units. These equipment rates must be based on actual cost plus a reasonable profit, as defined by the FCC. Cable operators may be required to refund overcharges with interest. The 1992 Cable Act permits communities to certify at any time, so it is possible that the Company's franchising authorities may choose in the future to certify to regulate the Company's basic rates. After the 1996 Telecom Act, FCC review of CPS rates is triggered by franchising authority complaints filed with the FCC within 180 days of a rate increase. A franchising authority may not file a complaint until it has received multiple subscriber complaints with respect to a rate increase.

     The FCC's rate regulations do not apply where a cable operator demonstrates that it is subject to "effective competition." Under the 1992 Cable Act, a system is subject to effective competition where (i) fewer than 30% of the households in the franchise area subscribe to the cable service of a cable system; (ii) the franchise area is served by at least two unaffiliated MVPDs each of which offers comparable video programming to at least 50% of the households in the franchise area and the number of households subscribing to programming services offered by MVPDs other than the largest MVPD exceeds 15% of the households in the franchise area; or (iii) a MVPD operated by the franchising authority offers video programming to at least 50% of the households in the franchise area. The 1996 Telecom Act also provides that effective competition exists if a local exchange carrier or its affiliate provides video programming in the franchise area. The Company believes that it is subject to effective competition in the areas that it currently serves.


     In implementing the 1992 Cable Act, the FCC adopted a benchmark methodology as the principal method of regulating rates for Regulated Services. Cable operators with rates above the level established by the FCC's benchmark methodology may attempt to justify such rates using a cost-of-service methodology. The FCC has instituted rate relief for small cable operators. Cable operators with fewer than 400,000 subscribers are eligible to file a streamlined cost-of-service analysis to justify their per-channel rates in those systems serving 15,000 or fewer subscribers. Per-channel rates that fall below a prescribed benchmark are presumed reasonable.


     The 1992 Cable Act also requires cable systems to permit customers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statute provides an exemption for cable systems that do not have the technological capability to offer programming in the manner required. This exemption is available until a system obtains such capability, but not later than December 2002. Systems facing effective competition are not subject to the tier buy-through prohibition.

     The 1996 Telecom Act deregulates immediately CPS rates for small cable operators that have less than 50,000 subscribers in the franchise area. A "small operator" is an operator that, with its affiliates, serves less than 1% of all subscribers in the United States (defined by the FCC as 617,000 subscribers) and is not affiliated with entities with annual aggregate gross revenues of more than $250 million. Rates for basic service continue to be regulated, however, unless the cable system had a single regulated tier as of December 31, 1994. For all other cable systems, the FCC's rate regulation authority for CPS tiers expires March 31, 1999. Rates for basic tiers will continue to be subject to regulation.

     The 1996 Telecom Act allows cable operators to pass through franchise fees and regulatory fees to subscribers without any prior notice. Notices of other rate changes may be given by any reasonable written means, at the cable operator's "sole discretion." Bulk discounts for multi-dwelling units no longer must meet any uniform rate requirement.

     CARRIAGE OF BROADCAST TELEVISION SIGNALS. The 1992 Cable Act established signal carriage requirements. These requirements allow commercial television broadcast stations which are "local" to a cable system, to elect every three years whether to require the cable system to carry the station, subject to certain exceptions, or whether to require the cable system to negotiate for "retransmission consent" to carry the station. The first must-carry/retransmission consent elections were made in June 1993. The second elections were made in October 1996. Stations are generally considered local to a cable system where the system is located in the station's 1992 Area of Dominant Influence ("ADI"), as determined by Arbitron. This method for determining whether a station is local to a cable system may change at the time of the October 1999 election because Arbitron no longer updates ADIs and the 1996 Telecom Act requires the FCC to use commercial publications which delineate markets based on viewing patterns. Cable systems must obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WGN). All commercial stations entitled to must-carriage were to have been carried by June 1993, and any non-must-carry stations (other than superstations) for which retransmission consent had not been obtained could no longer be carried after October 5, 1993. The Company carries some stations pursuant to retransmission consents and pays fees for such consents or has agreed to carry additional services pursuant to retransmission consent agreements.

     Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of (i) a 50-mile radius of the station's city of license; or (ii) the station's Grade B contour (a measure of signal strength). Non-commercial stations are not given the option to negotiate for retransmission consent. All non-commercial stations entitled to carriage were to have been carried by December 1992.

     NONDUPLICATION OF NETWORK PROGRAMMING. Cable television systems that have 1,000 or more subscribers must, upon the appropriate request of a local television station, delete or "black out" the simultaneous or nonsimultaneous network programming of a distant same-network station when the local station has contracted for such programming on an exclusive basis.

     DELETION OF SYNDICATED PROGRAMMING. Cable television systems that have 1,000 or more subscribers must, upon the appropriate request of a local television station, delete or "black out" the simultaneous or nonsimultaneous syndicated programming of a distant station when the local station has contracted for such programming on an exclusive basis.

     REGISTRATION PROCEDURES AND REPORTING REQUIREMENTS. Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators that operate in certain frequency bands, including the Company, are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators that fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

     TECHNICAL REQUIREMENTS. Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has applied its standards to all classes of channels which carry downstream National Television System Committee ("NTSC") video programming. The FCC also has adopted standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The 1992 Cable Act requires the FCC to update periodically its technical standards. The 1996 Telecom Act requires that the FCC adopt minimal regulations to assure compatibility among televisions, VCRs and cable systems, leaving all features, functions, protocols and other product and service options for selection through open competition in the market. The 1996 Telecom Act also prohibits States or franchising authorities from prohibiting, conditioning or restricting a cable system's use of any type of subscriber equipment or transmission technology.

     FRANCHISE AUTHORITY. The 1984 Cable Act affirmed the right of franchising authorities (the cities, counties or political subdivisions in which a cable operator provides cable service) to award franchises within their jurisdictions and prohibited non-grandfathered cable systems from operating without a franchise in such jurisdictions. The Company holds cable franchises in all of the franchise areas in which it provides service. The 1992 Cable Act encouraged competition with existing cable systems by (i) allowing municipalities to operate their own cable systems without franchises; (ii) preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area; and (iii) prohibiting (with limited exceptions) the common ownership of cable systems and co-located MMDS or SMATV systems (a prohibition which is limited by the 1996 Telecom Act to cases in which the cable operator is not subject to effective competition).

     The 1996 Telecom Act exempts from cable franchise requirements those telecommunications services provided by a cable operator or its affiliate although municipalities retain authority to regulate the manner in which a cable operator uses the public rights-of-way to provide telecommunications services. Franchise authorities may not require a cable operator to provide telecommunications service or facilities, other than

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

institutional networks, as a condition of franchise grant, renewal, or transfer. Similarly, franchise authorities may not impose any conditions on the provision of such service.

     FRANCHISE FEES. Although franchising authorities may impose franchise fees under the 1984 Cable Act, as modified by the 1996 Telecom Act, such payments cannot exceed 5% of a cable system's annual gross revenues derived from the operation of the cable system to provide cable services. Franchise fees apply only to revenues for cable services. Franchising authorities are permitted to charge a fee for any telecommunications providers' use of public rights-of-way "on a competitively neutral and nondiscriminatory basis."

     FRANCHISE RENEWAL. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. These formal procedures are mandatory only if timely invoked by either the cable operator or the franchising authority. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Although the procedures provide substantial protection to incumbent franchisees, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

     The 1992 Cable Act made several changes to the process which may make it easier in some cases for a franchising authority to deny renewal. The cable operator's timely request to commence renewal proceedings must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. Within a four-month period beginning with the submission of the renewal proposal the franchising authority must grant or deny the renewal. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities currently may deny renewal based on failure to substantially comply with the material terms of the franchise, even if the franchising authority has "effectively acquiesced" to such past violations. The franchising authority is estopped only if, after giving the cable operator notice and opportunity to cure, the authority fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

     CHANNEL SET-ASIDES. The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. The 1992 Cable Act requires leased access rates to be set according to an FCC-prescribed formula.

     OWNERSHIP. The 1996 Telecom Act eliminates the 1984 Act provisions prohibiting LECs from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver. Under the 1996 Telecom Act, LECs may provide video programming by radio-based systems, common carrier systems, "open video" systems, or "cable systems." LECs that elect to provide "open video" systems must allow others to use up to two-thirds of their activated channel capacity. These LECs are relieved of regulation as "common carriers," and are not required to obtain local franchises, but are still subject to many other regulations applicable to cable systems. LECs operating as "cable systems" are subject to all rules governing cable systems, including franchising requirements.

     The 1996 Telecom Act prohibits a LEC or its affiliate from acquiring more than a 10% financial or management interest in any cable operator providing cable service in its telephone service area. It also prohibits a cable operator or its affiliate from acquiring more than a 10% financial or management interest in any LEC providing telephone exchange service in its franchise area. A LEC and cable operator whose telephone service area and cable franchise area are in the same market may not enter into a joint venture to provide telecommunications services or video programming. There are exceptions to these limitations for rural facilities, very small cable systems, and small LECs in non-urban areas.

     The FCC's rules prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted Grade B contour covers any portion of the community served by the cable system. The 1996 Telecom Act repeals this statutory restriction on broadcast-cable cross-

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

ownership, but does not require the FCC to repeal its cross-ownership rule. Nevertheless, the FCC intends to review this rule. The 1996 Telecom Act also eliminates the FCC's restriction against the ownership or control of both a broadcast network and a cable system, but it authorizes the FCC to adopt regulations which will ensure carriage, channel positioning and nondiscriminatory treatment of non-affiliated broadcast stations by cable systems which are owned by a broadcast network.

     The 1992 Cable Act prohibits the common ownership, affiliation, control or interest in cable television systems and MMDS facilities or SMATV systems with overlapping service areas. However, a cable system may acquire a co-located SMATV system if it provides cable service to the SMATV system in accordance with the terms of its cable television franchise. The 1996 Telecom Act provides that these rules shall not apply where the cable operator is subject to effective competition.

     Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems a single cable operator may own. In general, no cable operator may hold an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests.

     INSIDE WIRING OF MULTIFAMILY DWELLING UNITS. The FCC recently adopted rules to promote competition among multichannel video program distributors ("MVPDs") in multifamily dwelling units ("MDUs"). The rules provide generally that, in cases where the MVPD owns the wiring inside an MDU, but has no right of access to the premises, the MDU owner may give the cable operator notice that it intends to permit another MVPD to provide service there. An MVPD then must elect whether to remove the inside wiring, sell the inside wiring to the MDU owner (at a price not to exceed the replacement cost of the wire, on a per-foot basis), or abandon the inside wiring.

     PRIVACY. The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

     FRANCHISE TRANSFER. The 1996 Telecom Act repeals most of the anti-trafficking restrictions imposed by the 1992 Cable Act, which prevented a cable operator from selling or transferring ownership of a cable system within 36 months of acquisition. However, a local franchise may still require prior approval of a transfer or sale. The 1992 Cable Act requires franchising authorities to act on a franchise transfer request within 120 days after receipt of all information required by FCC regulations and the franchising authority. Approval is deemed granted if the franchising authority fails to act within such period.

     COPYRIGHT. Cable television systems are subject to federal compulsory copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of the royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations. Adjustments in copyright royalty rates are made through an arbitration process supervised by the U.S. Copyright Office.

     Various bills have been introduced in Congress in the past several years that would eliminate or modify the cable television compulsory license. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station retransmitted by the cable system.

     Copyright music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and cable programming networks (such as USA Network) has generally been licensed by the

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

networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. ASCAP and BMI offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their subscribers.

     REGULATORY FEES AND OTHER MATTERS. The FCC requires payment of annual "regulatory fees" by the various industries it regulates, including the cable television industry. In 1996, cable television systems were required to pay regulatory fees of $0.55 per subscriber. In 1997, the fee was $0.54 per subscriber. Per-subscriber regulatory fees may be passed on to subscribers as "external cost" adjustments to rates for basic cable service. Fees are also assessed for other FCC licenses, including licenses for business radio, cable television relay systems ("CARS") and earth stations. These fees, however, may not be collected directly from subscribers as long as the FCC's rate regulations remain applicable to the cable system.

     In December 1994, the FCC adopted new cable television and broadcast technical standards to support a new Emergency Alert System. Cable system operators must install and activate equipment necessary to implement the new Emergency Broadcast System by December 31, 1998 or October 1, 2002, depending on the size of the system.


     FCC regulations also address the carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service standards; and limitations on advertising contained in nonbroadcast children's programming.


FEDERAL REGULATION OF TELECOMMUNICATIONS SERVICES

     Telecommunications services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of and services offered by telecommunications carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications.

     The 1996 Telecom Act has substantially revised communications regulation in the United States. The legislation is intended to allow providers to enter communications markets that have historically been closed to them as a result of legal restrictions and due to practical and economic considerations. At the same time, implementation of the 1996 Telecom Act and regulatory actions at the state level may leave incumbent providers in previously closed markets in a position to defend their markets aggressively. The Company is unable to predict the ultimate outcome of federal and state proceedings to implement the legislation.

     INTERCONNECTION. The 1996 Telecom Act establishes local exchange competition as a national policy by preempting laws that prohibit competition in the local exchange and by establishing uniform requirements and standards for local network interconnection, local network unbundling and service resale. The 1996 Telecom Act also requires incumbent local exchange carriers to enter into mutual compensation arrangements with new local telephone companies for transport and termination of local calls on each others' networks. The Act's interconnection, unbundling and resale standards have been developed in the first instance by the FCC and will be implemented by the states in numerous proceedings and through a process of negotiation and arbitration. In August 1996, the FCC adopted a wide-ranging decision regarding the statutory interconnection obligations of the LECs. Among other things, the order established pricing principles to use by the states in determining rates for unbundled local network elements and established a method for calculating discounts to reflect costs saved by the LECs in offering their retail services to other carriers on a wholesale basis. In July 1997, the United States Court of Appeals for the 8th Circuit struck down the pricing rules established by the FCC. The court ruled that the FCC did not have jurisdiction under the 1996 Telecom Act to establish pricing rules to be applied by the states. Consequently, the pricing of unbundled network elements and wholesale services is a matter solely within the jurisdiction of state commissions at the present time. The court generally upheld the FCC's non-pricing requirements for unbundling of network elements and offering of wholesale services. In a subsequent decision in October 1997, the United States Court of Appeals for the 8th Circuit ruled that LECs were not obligated to provide pre-existing combinations of unbundled network elements. This decision may hamper the ability of carriers that do not own their own local facilities to provide competitive local services. Each of the July 1997 and the October 1997 decisions of the United States Court of Appeals for

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


the 8th Circuit has been appealed to the United States Supreme Court, which will hear the case during its 1998-99 term.


     NUMBER PORTABILITY. Another new statutory provision requires that all carriers providing local exchange service give users the ability to retain, at the same location, existing telephone numbers without impairment of quality, reliability or convenience (i.e., "number portability"). Number portability will remove one barrier to entry faced by new competitors, which would otherwise face the difficult task of persuading customers to switch local service providers despite having to change telephone numbers. The FCC has adopted an order requiring the implementation of interim number portability and mandating that permanent number portability be available in the 100 largest metropolitan areas by December 31, 1998. However, an appeal challenging that decision is pending.


     UNIVERSAL SERVICE AND ACCESS CHARGE REFORM. The FCC has adopted rules implementing the universal service requirements of the 1996 Telecom Act. Pursuant to those rules, all telecommunications providers must contribute a small percentage of their telecom revenues to a newly established Universal Service Fund. There is, however, an exemption for providers whose contribution would be less than $10,000 in a particular year. Carriers providing service to customers in high-cost and rural areas, as well as to low-income customers, will be eligible to collect subsidies from the fund. The fund also will subsidize service provided to schools, libraries and rural health care providers at discounted rates. The FCC also completed a proceeding in which it revised the rules governing access charges imposed by LECs on interexchange carriers ("IXCs") distance carriers for use of the local network to complete long distance calls. The policies adopted in that proceeding are intended to move the LECs' charges for access services closer to cost.



     RBOC ENTRY INTO LONG DISTANCE. The 1996 Telecom Act also opens the way for RBOCs and their affiliates to provide long distance telecommunications services between a local access and transport area and points outside that area. Prior to the 1996 Telecom Act, RBOCs were generally prohibited from offering such "interLATA" services. Under the 1996 Telecom Act such services may be offered by a RBOC outside of its local exchange service states immediately. RBOCs may offer interLATA services from within such states (in-region) when the FCC determines either that the RBOC is providing access and interconnection to a competing exchange service provider under a state-approved agreement or that no such provider has requested such access and interconnection within ten months after enactment, and the state has approved the RBOC's general terms for providing such access and interconnection. In either case, the FCC also must conclude that the RBOC has satisfied a "competitive checklist" of interconnection and other requirements specified in the 1996 Telecom Act and that RBOC entry is in the public interest. In December 1997, a federal district court in Texas struck down these provisions as unconstitutional on their face. That decision has been appealed and a stay has been requested pending review. BellSouth filed applications during 1997 at the FCC for authority to offer interLATA services in South Carolina and Louisiana. In December 1997, the FCC rejected the South Carolina application. A decision on the Louisiana application is expected in February 1998. If such application is approved, BellSouth likely would file additional applications for other states in its territory, including states in which the Company provides interLATA services. Because of its existing base of local customers and its extensive telecommunications network, it is anticipated that BellSouth will be a significant competitor in the interLATA market after it obtains interLATA authority from the FCC.


     TARIFFS. Pursuant to its forbearance authority, the FCC recently determined that it will no longer require domestic nondominant interexchange carriers to file tariffs listing their rates, term and conditions. This decision has been stayed by the U.S. Court of Appeals for the District of Columbia Circuit. Nondominant providers of exchange access services provided to interexchange carriers no longer are required to file tariffs at the FCC. Tariffs detailing the rates, terms and conditions of service are still required for international services.

     ADDITIONAL REQUIREMENTS. The FCC imposes a number of additional obligations on all telecommunications carriers, including the obligation to: (1) interconnect with other carriers and not to install equipment that cannot be connected with the facilities of other carriers; (2) ensure that their services are accessible and usable by persons with disabilities; (3) provide Telecommunications Relay Service ("TRS"), either directly or through arrangements with other carriers or service providers (TRS enables hearing impaired individuals to communicate by telephone with hearing individuals through an operator at a relay center);

(4) comply with verification procedures in connection with changing the presubscribed interexchange carrier of a customer so as to prevent "slamming," a practice by which a customer's chosen long distance carrier is switched without the customer's knowledge; (5) protect the confidentiality of proprietary information obtained from other carriers, manufacturers and customers; (6) pay annual regulatory fees to the FCC; and (7) contribute to the Telecommunications Relay Services Fund.

     FORBEARANCE. The 1996 Telecom Act permits the FCC to scale back its regulation of common carriers. The Act permits the FCC to forbear from applying statutory provisions or regulations if the FCC determines that enforcement is not necessary to ensure that a carrier's terms are reasonable and nondiscriminatory, or to protect consumers, and that forbearance is in the public interest and, in particular, that it will promote competition. The FCC has exempted certain carriers from tariffing and reporting requirements pursuant to this provision of the 1996 Telecom Act. The FCC may take similar action in the future to reduce or eliminate other requirements. Such actions could free the Company from regulatory burdens, but might also increase the pricing flexibility of the Company's competitors.

STATE AND LOCAL REGULATION

     CABLE TELEVISION REGULATION

     MONTGOMERY, ALABAMA. The Company's subsidiary, KNOLOGY of Montgomery, holds a franchise with the City of Montgomery extending through March 6, 2005. The franchise requires the payment of a franchise fee of five percent (5%) of "annual gross subscriber revenues" and five percent (5%) of "annual net auxiliary services revenue derived from its operation of the franchised cable television system within the franchised area limits." The Company is required to file annual financial reports with the city and is subject to audit and assessment for a period of three years after payment.

     The original franchise agreement, dated March 6, 1990, required Montgomery Cablevision to complete two hundred (200) miles of service per time period for five time periods," with the first time period consisting of eighteen (18) months and each successive time period consisting of twelve (12) months. The Company was granted a three month grace period (after each of the aforementioned time periods) in which to cure any "defects or deficiencies." The franchise provided for a $250,000 penalty for each time period in which Montgomery Cablevision failed to complete the aforementioned construction objectives and also the potential cancellation of the franchise for non-compliance. On April 4, 1995, the City Council passed a resolution extending the Company's time period to meet such requirements until August 4, 1996 and the remaining requirements annually thereafter through August 4, 1999. In management's opinion, KNOLOGY of Montgomery is currently in compliance with this ordinance.

     At the end of 1996, the City of Montgomery adopted an ordinance which places heightened notice and public education requirements on cable companies seeking to install new facilities in residential areas and prescribed penalties for violation of the notice requirement. Under Alabama law, a county may require that a provider of cable services receive a franchise prior to using the public rights of ways, easements, etc. of the county outside the incorporated areas of a municipality. The Company does not serve any unincorporated areas in the State of Alabama. Should it extend cable services into such areas, the Company may be required to obtain a franchise and to pay certain franchise fees on its revenues derived from cable services provided therein.

     COLUMBUS, GEORGIA. The Company's subsidiary, KNOLOGY of Columbus, holds a franchise providing the right to operate a cable system within the corporate limits of Columbus, Georgia, through June 1, 1998. The franchise requires the Company to provide a minimum of 11 viewing channels, including all local television channels, as basic service. The franchise purports to limit rate increases for basic cable service to five percent (5%) per year and provides for thirty days advance notice to the City Clerk of a proposed rate increase or new charge. The Company is also required to indemnify the city of Columbus for any damages resulting from the construction or operation of its cable system. As part of the franchise, the Company agreed to install facilities to offer service to all residents of Columbus in any area with a population density of thirty-five (35) homes per mile or more in an area within one half mile of the "facilities headend" as of January 1, 1989. The Company also agreed to provide service within one and one half miles of its headend beginning January 1,

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

1990, upon receipt of written request from potential subscribers, provided such potential subscribers pay the equitable share of the cost of line construction where density is less than thirty-five occupied dwelling units per mile. The Company is also obligated under the franchise to provide free connection and monthly basic service to all occupied governmental buildings that are within the Company's service area. The Company believes it is in compliance with all such franchise requirements.

     The Columbus franchise provides for payment of a franchise fee of five percent (5%) of the "gross revenues" of KNOLOGY of Columbus, exclusive of installation charges.

     The Company also holds a franchise with the town of Bibb City, Georgia (adjacent to the city of Columbus and part of the Columbus System), extending through October 5, 2000. The terms of the franchise, including the payment of a franchise fee, are substantially the same as the Columbus franchise, with the exception that there is no build out commitment. The Company believes it is in compliance with the terms of such franchise.

     The Company also holds a franchise with Harris County, Georgia (adjacent to the city of Columbus and part of the Columbus System), extending through the year 2006. The terms of the franchise, including the payment of a franchise fee, are substantially the same as the Columbus franchise, with the exception that there is no build out commitment. The Company believes it is in compliance with the terms of such franchise. Under Georgia law, a county may require that a provider of cable services receive a franchise prior to using the public rights of ways, easements, etc. outside the incorporated areas of a municipality. The Company does not serve any unincorporated areas in the state of Georgia. Should it extend cable services into such areas, the Company may be required to obtain a franchise and to pay certain franchise fees on its revenues derived from cable services provided in such areas.

     PANAMA CITY BEACH, FLORIDA. KNOLOGY of Panama City Beach, Inc. has a non-exclusive franchise to operate a cable television system in the City of Panama City Beach, Florida, during a fifteen-year term (which began on July 23,
1992). Pursuant to the franchise agreement, KNOLOGY of Panama City Beach, Inc. pays a monthly franchise fee of three percent (3%) of its gross revenues, and it is required to offer cable service throughout the entire city of Panama City Beach, Florida. Additionally, pursuant to the agreement, the franchisee must make available a channel for programs originated by the City of Panama City Beach, Florida.

     KNOLOGY of Panama City Beach, Inc. also holds a non-exclusive license from Bay County, Florida to operate a cable television system in unincorporated areas of the county for a fifteen-year term (which began on January 19, 1993). The license does not require the Company to pay any franchise fees.

     OTHER. KNOLOGY will need to obtain franchises in cities to which it plans to expand. The Communications Act provides that municipalities may not unreasonably refuse to award competitive franchises. The Company believes that it will be able to obtain franchises in its expansion cities on acceptable terms and within acceptable time frames, although there can be no assurance that this will occur.

     TELEPHONY REGULATION

     As discussed above, the 1996 Telecom Act contains provisions that prohibit states and localities from adopting or imposing any legal requirement that may prohibit, or have the effect of prohibiting, market entry by new providers of interstate or intrastate telecommunications services. The FCC is required to preempt any such state or local requirement to the extent necessary to enforce the 1996 Telecom Act's open market entry requirements. State and localities may, however, continue to regulate the provision of intrastate telecommunications services and require carriers to obtain certificates or licenses before providing service. Alabama, Georgia, Florida, and South Carolina have adopted a statutory and regulatory scheme that requires certification of communications providers, subject in some cases to certain restrictions on the scope of the services of competitive local exchange carriers, which are discussed below.

     ALABAMA. CLECs seeking to provide service in Alabama are required to obtain a certificate from the Alabama Public Service Commission ("APSC") and meet certain minimum reporting and service requirements, including the filing of informational tariffs. All telecommunications carriers in Alabama must

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

comply with certain "anti-slamming" procedures in connection with changing a customer's telecommunications provider.

     The Company obtained such a certificate and began providing service in July 1997. It is possible that CLECs (such as the Company) will be required to contribute at some point in the future to an intrastate fund to support universal service objectives. The APSC has required BellSouth to provide interconnection, on an unbundled basis, to CLECs and to otherwise take certain steps necessary to allow for network interoperability and competitive entry. The APSC has certain ongoing proceedings which may affect the terms of the interconnection agreement between the Company and BellSouth, especially after the expiration of its existing interconnection agreement in April 1999. The APSC has recently approved the interconnection agreement.

     On October 8, 1996, the APSC granted all ILECs in Alabama other than BellSouth and GTE an interim modification and suspension of certain provisions of Section 251 of the 1996 Telecom Act. This modification and suspension is set to expire on September 20, 1998. It is possible that further modifications and suspensions of the 1996 Telecom Act's provisions will be granted to small ILECs, which would serve to impede entry by CLECs into many rural areas of the state.

     The APSC has commenced a proceeding to determine whether BellSouth has satisfied the "competitive checklist" and other prerequisites for obtaining authority to provide long distance services. Any decision issued by the APSC will be strictly advisory; the FCC will make the ultimate determination as to whether BellSouth can provide interLATA services in Alabama at the time BellSouth files an application at the FCC. Approval by the FCC of an application to provide long distance service would enable BellSouth to offer "one stop shopping" for telecommunications services within Alabama.

     The 1996 Telecom Act exempts from cable franchise requirements those telecommunications services provided by a cable operator or its affiliate. The Company's franchise with the city of Montgomery requires payment of a franchise fee of five percent (5%) of "annual gross subscriber revenues" and five percent (5%) of "annual net auxiliary services revenue derived from its operation of the franchised cable television system within the franchised area limits." The 1996 Telecom Act prohibits the application of cable franchise fees to revenues derived from the provision of telecommunications services; however, the city of Montgomery has recently imposed a five percent (5%) franchise fee on telecommunications services provided by another franchised competitive access provider and it is not known what position the city of Montgomery may take in regard to the imposition of such fees on telecommunication services that may be provided by the Company. In Montgomery, BellSouth does not pay franchise fees on telecommunications service. To the extent that the Company (notwithstanding the Telecom Act) is required to pay these fees and competitors do not pay the same level of fees as the Company, the Company could be placed at a competitive disadvantage. The ability of the city of Montgomery to impose a divergent fee structure on comparable services is limited by requirements in the 1996 Telecom Act that any fee imposed on telecommunications providers be "fair and reasonable," and "competitively neutral and nondiscriminatory."

     In addition to the above, the Company will be subject to ad valorem taxation in the state of Alabama as a utility and be required to collect and remit utility gross receipts taxes and other regulatory fees from its customers for its telecommunications services.

     GEORGIA. The Georgia Public Service Commission ("GPSC") has adopted interim filing requirements for CLECs seeking to apply for new certificates of authority. The Company obtained such a certificate in September 1997. Amendments to the certificate will be required in connection with the Company's provision of telephone service in additional cities in Georgia. The Company has also obtained certificates of authority from the GPSC to resell interexchange telecommunications services and to provide alternate operator services. CLECs will be required to contribute to a state universal access fund, along with all other telecommunications companies. Under the Telecommunication and Competition Development Act of 1995 (the "Georgia Competition Act"), until July 1, 1998 only previously certificated "Tier 2" LECs, with under two million access lines, were authorized to obtain operating authority to provide service in an area currently served by another Tier 2 LEC. This restriction may limit the ability of CLECs to compete with small ILECs.

     Under the Georgia Competition Act, ILECs are also required to allow resale of their services and interconnection on reasonable terms to CLECs. The GPSC has initiated several rulemaking proceedings to implement the provisions of the Georgia Competition Act and the 1996 Telecom Act, including a proceeding to determine the rates which BellSouth may charge for unbundled network elements. The results of these proceedings will impact the terms of the interconnection agreement with BellSouth, which has been approved by the GPSC.

     The GPSC also has a pending proceeding to determine whether BellSouth has satisfied the competitive checklist and is otherwise qualified to begin providing long distance services. The GPSC's decision on this issue will be strictly advisory. The FCC will make the ultimate determination as to whether BellSouth is qualified to provide interLATA service in Georgia at the time BellSouth files an application with the FCC.

     The Company's franchises with the cities of Columbus and Bibb City, Georgia and Harris County, Georgia to provide cable television also require the payment of a franchise fee of five percent (5%) of annual gross subscriber revenues (exclusive of installation charges). The 1996 Telecom Act prohibits the application of such franchise fee to revenues derived from the provision of telecommunications services; however, it is not known what position the municipalities may take in regard to the imposition of such franchise fees. To the extent that competitors do not pay the same level of fees as the Company, the Company could be placed at a competitive disadvantage. The ability of the city of Columbus to impose divergent fee structure on comparable services is limited by requirements in the 1996 Telecom Act that any fee imposed on telecommunications providers be "fair and reasonable," and "competitively neutral and nondiscriminatory."

     The Company will be subject to taxation in the State of Georgia as a utility for its telecommunications services.

     OTHER. The Company intends to provide telecommunications services in each city in which it constructs an Interactive Broadband Network. Before providing such services in a state the Company generally will be required to obtain certification from the applicable state public service commission, file a price list and otherwise comply with the state's regulatory requirements, including the payment of fees and taxes and making contributions to the state's universal service fund. The Company will also need to obtain the approval of its interconnection agreement with BellSouth from the state public service commission.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are listed below. Directors of the Company are elected at the annual meeting of stockholders. Executive officers of the Company are appointed at the first meeting of the Board of Directors after each annual meeting of stockholders. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. The ages of the persons set forth below are as of November 30, 1997.


            NAME              AGE                     POSITION(S) WITH COMPANY
----------------------------  ---     --------------------------------------------------------
William E. Morrow...........  35      President, Chief Executive Officer and Director
James K. McCormick..........  41      Chief Financial Officer and Secretary
Marcus R. Luke..............  42      Chief Technology Officer
Felix L. Boccucci, Jr.......  40      Vice President of Business Development
Bret T. McCants.............  38      Vice President of Network Construction and Maintenance
Peggy B. Warner.............  46      Vice President of Marketing and Carrier Sales
Ancel A. Hamilton, Jr.......  48      Vice President of Operations
O. Gene Gabbard.............  57      Chairman of the Board and Director
Richard Bodman(1)...........  59      Director
Donald W. Burton(2).........  53      Director
L. Charles Hilton, Jr. .....  66      Director
Campbell B. Lanier, III.....  47      Director
William H. Scott, III(2)....  50      Director
Andrew M. Walker............  55      Director


---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation and Stock Option Committee.

     WILLIAM E. MORROW has been President, Chief Executive Officer and Director of the Company since February 1997. Prior to joining the Company, from August 1996 to February 1997, Mr. Morrow served as Senior Vice President and General Manager of Network Alliances for UtiliCom Networks. Prior to that time, Mr. Morrow served in various capacities at Central and South West Corp. from March 1985 to August 1996, including Marketing, Area Management, Governmental/Regulatory Lobbyist, Ventures/Business Development and Founder and Managing Director of CSW Communications ("CSW") from December 1993 to August 1996. While at CSW Communications, Mr. Morrow oversaw the company's energy management services over a 750 MHz two-way broadband network, the construction, maintenance, operation and marketing of long-haul fiber capacity, and the design, construction, operation and marketing of competitive access services.

     JAMES K. MCCORMICK joined KNOLOGY Holdings, Inc. as Chief Financial Officer and Secretary in September 1997. Prior to joining the Company, from November 1992 to September 1997, Mr. McCormick was Corporate Controller/Treasurer of United Dairy Farmers, Inc. ("UDF"), a retailer/manufacturer operating in seven Midwestern states. While at UDF, Mr. McCormick managed the employment practices, inventory management, cash management, capital allocation, accounting and financial reporting functions. Mr. McCormick also served as Director of Finance at American Sign and Marketing Services, Inc. from June 1991 until November 1992. Prior to that time, Mr. McCormick served in various capacities at Andersen Worldwide. From February 1989 until January 1991, he served as consulting manager in the Strategic Services Division of Andersen Consulting's Melbourne, Australia office and from October 1984 to February 1989, he served as Senior Auditor, Emerging Business Division at Arthur Andersen LLP.

     MARCUS R. LUKE, PH.D. has served as Chief Technology Officer of the Company since August 1997. Prior thereto, he served as Vice President of Network Construction of the Company, since November 1995, and

Director of Engineering of Cybernet Holding, L.L.C., from May 1995 until November 1995. Prior to joining the Company, Dr. Luke served as Southeast Division Construction Manager for TCI from July 1993 to May 1995. From July 1987 to June 1993, he served as Area Technical Manager for TCI's southeast area, which included Montgomery. Dr. Luke worked for Storer Communications Inc. from 1985 to 1987 as Vice President of Engineering. Prior to 1985, he spent 12 years in various engineering and management positions with Storer Communications Inc.

     FELIX L. BOCCUCCI, JR. has served as the Vice President of Business Development of the Company since August 1997 and served as Chief Financial Officer, Treasurer and Secretary of the Company from November 1995 through August 1997. From October 1994 until December 1995, Mr. Boccucci served as Vice President Finance Broadband of ITC Holding. Prior to such time, Mr. Boccucci worked for GTE Corporation ("GTE"), a telecommunications company, which merged with Contel Corporation ("Contel") in March 1991. From May 1993 to October 1994, he served as a Senior Financial Analyst for GTE. From 1991 to 1993, Mr. Boccucci served as Financial Director for GTE's Central Area Telephone Operations. From 1987 to 1991, he was the controller in charge of Contel's Eastern Region Telephone Operations comprising 13 companies in twelve states.

     BRET T. MCCANTS has served as Vice President of Network Construction and Maintenance since April 1997. Prior to joining the Company, Mr. McCants was a co-founder of CSW Communications and from January 1996 to April 1997 served as Director of Operations and from 1994 to 1996 participated in the development and managed the deployment of interactive energy management equipment to homes in Laredo, Texas. Prior to joining CSW Communications, he served in various capacities with Central Power and Light Company including as Corporate Manager of Commercial and Small Industrial Marketing from 1992 to 1994 and as Business Manager from 1990 to 1992. From 1982 to 1990, Mr. McCants also held several positions in the Sales, Marketing and Engineering departments at Central Power and Light Company.

     ANCEL A. HAMILTON, JR. has been Vice President Operations since October 1997. Prior to joining the Company, from June 1994 to October 1997, Mr. Hamilton served as Vice President -- Operations for InterCall where he managed call center and network operations. Prior to joining InterCall, Mr. Hamilton served as General Manager -- Information Services for SCANA Corporation from June 1991 to June 1994, where he managed all facets of the information systems function including computer operations, programming and customer support. From 1983 until 1991, Mr. Hamilton served in numerous marketing and sales positions with International Business Machines Corporation, primarily in the electric utility and government arenas.


     PEGGY B. WARNER joined the Company as Vice President of Marketing and Carrier Sales in January 1998. Prior to joining the Company, from February 1995 to December 1997, Ms. Warner held various positions at SCANA Communications, Inc., including Manager Sales, Marketing and Customer Service and General Manager. While at SCANA Communications, Inc., Ms. Warner was responsible for the company's fiber optic carriers' carrier and 800 MHz trunked radio lines of business. Prior to that time, she was an Executive National Accounts Manager with MCI Telecommunications Corporation where she developed and managed a nationwide Government Systems regional sales organization between December 1993 and January 1994. Ms. Warner also held various other sales and marketing management positions with MCI between May 1986 and January 1995. She was an Account Manager with AT&T Information Systems between January 1983 and April 1986 and held various sales positions with BellSouth prior to 1983.


     O. GENE GABBARD has been a Director of the Company since November 1995, and was elected Chairman of the Board in April 1996. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as a director of ITC Holding and several ITC Companies, including PowerTel, Inc., ITC'DeltaCom and MindSpring. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI. He served in various senior executive capacities, including Chairman of the Board, President and Chief Executive Officer of Telecom*USA, Inc. from December 1988 until Telecom's merger with MCI in August 1990. From July 1984 to December 1988, he was Chairman and/or President of SouthernNet, Inc. ("SouthernNet"), a long distance telecommunications company which was the predecessor to Telecom*USA, Inc. Since July 1997, Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited

Partnership. He also currently serves as a director of two telecommunications technology companies, Dynatech Corporation and Adtran, Inc.

     RICHARD BODMAN has been a Director of the Company since June of 1996. Mr. Bodman is currently the Managing General Partner of AT&T Ventures. From August 1990 to May 1996, Mr. Bodman served as Senior Vice President of Corporate Strategy and Development for AT&T. Mr. Bodman also is currently a director of the following public companies: Lin Television, Tyco International Inc., Reed Elsevier and NHP, Inc.


     DONALD W. BURTON has been a Director of the Company since January 1996. Since January 1981, he has served in various capacities in the entities comprising the South Atlantic venture funds, including as general partner and managing partner. Mr. Burton has been the general partner of The Burton Partnership, L.P. since January 1979. Since January 1981, he has served as President of South Atlantic Capital Corporation. Mr. Burton also serves as a director of ITC Holding, ITC'DeltaCom, PowerTel, Inc., of MTL Inc. (a bulk transportation service company), the Heritage Group of Mutual Funds and several private companies.



     L. CHARLES HILTON, JR. has been a director of the Company since the Company acquired the Beach Cable System in December 1997. Mr. Hilton has been elected to serve a one-year term as a member of the Board of Directors pursuant to the Beach Cable System acquisition agreement. Mr. Hilton was the founder and sole stockholder of Beach Cable, Inc., and served as its Chief Executive Officer from 1991 to December 1997. Since 1958, Mr. Hilton has served as Chairman and Chief Executive Officer of Gulf Asphalt Corporation, a general construction firm. Mr. Hilton has been a partner in the law firm of Hilton, Hilton, Kolk & Roesch since 1984, and currently serves as Chief Executive Officer of Hilton, Inc., a family corporation which owns and operates various commercial buildings in Bay County, Florida. He also is a member of the board of directors of several private companies.


     CAMPBELL B. LANIER, III has been a Director of the Company since November 1995. Mr. Lanier serves as Chairman of the Board and Chief Executive Officer of ITC Holding and served as a director of the corporate predecessor of ITC Holding from its inception in May 1985 through another predecessor company to October 1997. He is Chairman of the Board and a director of ITC'DeltaCom, a director of MindSpring, National Vision Associates, Ltd. (a full service optical retailer), K&G Men's Centers (a discount retailer of men's clothing), Vice Chairman of the Board of AvData Systems, Inc. ("AvData") (a company providing data communications networks) and Chairman of the Board of PowerTel, Inc. He served as Chairman of the Board of AvData from June 1988 to September 1990. Mr. Lanier has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.


     WILLIAM H. SCOTT, III has been a Director of the Company since November 1995. Mr. Scott served as President of the corporate predecessor of ITC Holding from December 1991 until October 1997 and was a director of the corporate predecessor of ITC Holding from May 1989 until October 1997. Mr. Scott is a director of several ITC Companies, including ITC Holding, PowerTel, Inc., AvData, ITC'DeltaCom, and MindSpring. From 1989 to 1991, he served as Executive Vice President of the corporate predecessor of ITC Holding. From 1985 to 1989, Mr. Scott was an officer and director of Async Corporation. Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, including Chief Operating Officer, Chief Financial Officer, and Vice President -- Administration. He was a director of SouthernNet from 1984 to 1987.


     ANDREW M. WALKER has served as a Director of the Company since July 1996 and served as Chief Executive Officer and President of the Company from July 1996 until February 1997. Since March 1997, he has been Chief Executive Officer and a director of ITC'DeltaCom, Inc. Mr. Walker was President and Chief Executive Officer of the Managing Partners of each of Interstate FiberNet and Gulf States FiberNet, both ITC Companies, from November 1994 until March 1997. Mr. Walker worked for MCI from August 1990 to November 1994 as Vice President Carrier Services. From January 1986 to August 1990 Mr. Walker served as a Division President for Telecom*USA. Prior to January 1986, Mr. Walker held different positions with the Christian Broadcasting Network, M/A-Com and Comsat Laboratories.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Board currently has two committees, the Audit Committee and the Compensation and Stock Option Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accounts the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. Pending the nomination of an additional member, the current member of the Audit Committee is Mr. Bodman.


     The Compensation and Stock Option Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. The current members of the Compensation and Stock Option Committee are Messrs. Scott and Burton.

DIRECTOR COMPENSATION

     Directors of the Company receive no directors' fees. Directors are reimbursed for their reasonable out-of-pocket travel expenditures incurred. Directors of the Company are also eligible to receive grants of stock options under the Company's Stock Option Plan. Mr. Gabbard earns an annual salary of $40,000 for his services as Chairman of the Board of Directors. In May 1997, Mr. Gabbard was granted an option to purchase 100 shares of Common Stock of the Company as additional compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation and Stock Option Committee are Messrs. Scott and Burton.

INCENTIVE COMPENSATION PLAN


     1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "Stock Option Plan") provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as the grant of non-qualifying options to key employees (including key employees who are officers and directors of the Company) and non-employee directors of the Company and its subsidiaries. The Stock Option Plan authorizes the issuance of up to 1,144 shares of Common Stock pursuant to options granted under the Stock Option Plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The maximum number of shares subject to options that may be awarded under the Stock Option Plan to any person is 422 shares. The Compensation and Stock Option Committee of the Board of Directors will administer the Stock Option Plan and will grant options to purchase Common Stock.


     The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the Common Stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year.

     The Board of Directors may amend, suspend or terminate the Stock Option Plan with respect to shares of Common Stock as to which options have not been granted.

     At September 30, 1997, options to purchase 919.94 shares of Common Stock were outstanding pursuant to the Stock Option Plan.

EXECUTIVE COMPENSATION


     The following table sets forth certain information concerning the cash and non-cash compensation paid or accrued during the periods indicated to the Chief Executive Officer and the other most highly compensated officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996.



                           SUMMARY COMPENSATION TABLE



                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                         ANNUAL           ------------
                                                      COMPENSATION         SECURITIES
                                                   ------------------      UNDERLYING        ALL OTHER
                                        YEAR(1)    SALARY      BONUS        OPTIONS       COMPENSATION(2)
                                        -------    -------    -------     ------------    ---------------
Andrew M. Walker                          1996     $     0    $     0            --                --
  President and Chief Executive
     Officer(3)
Felix L. Boccucci, Jr.                    1996     $84,015    $46,102(5)     110.11           $68,464(6)
  Vice President of Business              1995     $71,262    $ 5,070            --           $34,222
     Development(4)


---------------

(1) Under rules promulgated by the Commission, since the Company was not a reporting company during the three immediately preceding fiscal years, information with respect to the most recent completed fiscal year is noted in the Summary Compensation Table. Compensation for the year ended 1995 was paid by ITC Holding.


(2) Includes premiums on life insurance, car allowances and relocation expenses.


(3) Mr. Walker served as President and Chief Executive Officer of the Company from July 1996 until February 1997 at the request of the Company and ITC Holding and received no compensation from the Company during such period. He resigned as President and Chief Executive Officer effective February 20, 1997.


(4) Mr. Boccucci served as Chief Financial Officer, Treasurer and Secretary of the Company from November 1995 through August 1997.


(5) Includes a $46,000 bonus earned in 1995 and paid in 1996.


(6) Includes grants of ITC Holding capital stock valued at $63,448 at the time of grant.



     During 1997 Messrs. Morrow, McCormick, Boccucci, McCants and Luke (the "Named Executive Officers") earned salaries at annual rates of approximately $120,000, $100,000, $93,500, $90,000, and $90,000, respectively. Upon meeting certain performance goals, Messrs. Morrow, McCormick, Boccucci, McCants and Luke earned bonuses of approximately $22,600, $17,600, $9,500, $21,200, and $6,100, respectively. Most of the Named Executive Officers were initially employed by the Company during 1997 or are in a different position with the Company than the position held by such Named Executive Officer in 1996.

OPTION GRANTS



     The following table sets forth information with respect to grants of stock options to Mr. Walker and to certain Named Executive Officers during the fiscal year ended December 31, 1996.



                           OPTION GRANTS DURING 1996



                                                                                                              POTENTIAL REALIZED
                                                           INDIVIDUAL GRANTS(1)                                    VALUE AT
                                --------------------------------------------------------------------------      ASSUMED ANNUAL
                                                PERCENT OF                                                         RATES OF
                                NUMBER OF         TOTAL                                                           STOCK PRICE
                                SECURITIES       OPTIONS                                                         APPRECIATION
                                UNDERLYING      GRANTED TO                                                    FOR OPTION TERM(3)
                                 OPTIONS       EMPLOYEES IN     EXERCISE        GRANT         EXPIRATION      -------------------
            NAME                 GRANTED      FISCAL YEAR(2)     PRICE          DATE             DATE           5%          10%
-----------------------------   ----------    --------------    --------    -------------    -------------    ------       ------
Andrew M. Walker
  President and Chief
    Executive Officer                 --            --               --                --               --        --           --
Felix L. Boccucci, Jr.            110.11         21.9%           $1,200     April 1, 1996    April 1, 2006    $1,955       $3,112
  Vice President of Business
    Development(4)


---------------

(1) All options are exercisable for shares of Common Stock and are granted under the Stock Option Plan. Such options generally vest over five years unless such person's employment with the Company is terminated, in which case options that have not vested at that time will terminate.


(2) Based on 502.95 options granted in fiscal 1996.


(3) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the 10-year term of the options, are mandated by rules of the Securities and Exchange Commission and are not indicative of expected stock price performance. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded.


(4) Mr. Boccucci served as Chief Financial Officer, Treasurer and Secretary of the Company from November 1995 through August 1997.



     On March 12, 1997, the Company granted Mr. Morrow options to purchase 300 shares of Common Stock. On August 28, 1997, the Company granted Mr. McCormick options to purchase 100 shares of Common Stock. On May 18, 1997, the Company granted Mr. McCants options to purchase 70 shares of Common Stock. On April 1, 1996, the Company granted Mr. Luke options to purchase 42.70 shares of Common Stock. All such options have an exercise price of $1,200 per share, and were granted under the Stock Option Plan. These options generally vest over five years unless such person's employment with the Company is terminated, in which case options that have not vested at that time will terminate.



OPTION EXERCISES AND FISCAL YEAR-END VALUES



     None of the Named Executive Officers exercised stock options during the fiscal year ended December 31, 1996.

                              CERTAIN TRANSACTIONS

     The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arm's-length transactions with independent third parties.

TRANSACTIONS WITH ITC COMPANIES


     The Systems were originally acquired in 1995 by entities that were directly and indirectly owned by ITC Holding. The Company has conducted several private placements of its Preferred Stock which diluted the original ownership interest of ITC Holding, even though ITC Holding also purchased shares of Preferred Stock of the Company in private placements in December 1995, January 1996, May 1996 and January 1997. In connection with a reorganization, ITC Holding transferred all of its 7,595 shares of Preferred Stock of the Company to InterCall, a wholly-owned subsidiary of ITC Holding. ITC Holding subsequently purchased additional Preferred Stock of the Company in the Equity Private Placement. ITC Holding purchased all shares of the Company's Preferred Stock owned by Century Telephone in January 1998. As of January 31, 1998, ITC Holding (through its wholly owned subsidiaries) owned approximately 42.0% of the outstanding capital stock of the Company. See "Principal Stockholders." As of October 20, 1997, Mr. Lanier beneficially owned approximately 21.4% of the common stock of ITC Holding, and Mr. Scott, Mr. Burton and Mr. Gabbard beneficially owned approximately 2.0%, 5.8% and .5%, respectively, of the common stock of ITC Holding as of such date.


     Mr. Walker and Mr. Boccucci served as executive officers of ITC Holding prior to October 1997 and Mr. Walker currently serves as Chief Executive Officer and director of ITC'DeltaCom, which until October 1997 was owned by ITC Holding and now is owned by substantially the same stockholders as ITC Holding. Mr. Lanier and Mr. Scott serve as executive officers and directors of ITC Holding and as executive officers and directors of a number of ITC Companies, including ITC'DeltaCom. Mr. Gabbard is director of ITC Holding and is a director of several ITC Companies, including ITC'DeltaCom. Mr. Burton serves as a director of several ITC Companies, including ITC Holding, ITC'DeltaCom and PowerTel, Inc. "See Management -- Directors and Executive Officers."

     In 1995, ITC Holding extended a series of unsecured, interest-free loans to KNOLOGY Holding, L.L.C. The maximum aggregate principal amount of such loans was $824,405. In 1995, ITC Service Company, a wholly owned subsidiary of ITC Holding, extended to the Company (or KNOLOGY Holding, L.L.C., as applicable) a series of unsecured, interest free loans, the maximum aggregate principal amount of which was $151,583, to be used for the payment of salaries of employees. These loans were repaid by December 31, 1995. In 1995, ITC Holding also extended a series of unsecured loans to KNOLOGY of Montgomery at annual interest rates ranging from 9.25% to 10.5%. The maximum aggregate principal amount of such loans was $1,791,781. The loans were paid in full (including all interest thereon) by January 31, 1996.

     In December 1995, the Company used proceeds from sales of its Preferred Stock to extend an unsecured loan to ITC Holding in the aggregate principal amount of $4,255,835 at an annual interest rate of 7%. In May 1996, the Company extended an unsecured loan to ITC Holding in the aggregate principal amount of $10,500,000 at an annual interest rate of 7%. Both of these loans were paid in full together with interest thereon by December 31, 1996.

     ITC Holding was a co-obligor under the Montgomery Note and was a co-party to the stock purchase agreement relating to the Montgomery Acquisition. ITC Holding also was a guarantor of the Columbus Note and is a co-party to the asset purchase agreement relating to the purchase of the Columbus System. In connection with a reorganization of ITC Holding, ITC Holding pre-paid the Montgomery Note and the Columbus Note and the Company repaid ITC Holding amounts equal to the principal and accrued interest under such notes. The Montgomery Note and Columbus Note (or refinancings of such notes by ITC Holding) were repaid with a portion of the proceeds from the Offering and the Equity Private Placement.

     ITC Holding provides certain administrative services to the Company, including legal and tax planning services. In 1995 and 1996, the Company paid ITC Holding approximately $1,000 and $24,000, respectively, for these services.

     The Company leases its office space in West Point, Georgia from J. Smith Lanier & Co., Inc. In 1995 and 1996, the Company paid approximately $36,000 and $86,000, respectively, for insurance services to J. Smith Lanier & Co., Inc., some of whose stockholders, directors and/or officers also were directors and/or stockholders of ITC Holding and are directors and/or stockholders of ITC Holding.

     The Company's computers are connected with ITC Holding's local area network. The Company pays ITC Holding no remuneration for such connection and believes that the value of such connection is approximately $1,000 per year.


     The Company is a customer of a number of ITC Companies. In 1995, the Company paid Interstate FiberNet approximately $62,830 to construct fiber routes to be developed for future use in Auburn, Alabama and paid Interstate Telephone approximately $5,735 for local telephone service. In addition, the Company received management services from Interstate FiberNet. These services were primarily engineering and construction related. Interstate FiberNet did not bill the Company for these services. The Company believes the value of these services to be approximately $50,000. In 1996, the Company paid the following additional amounts to ITC Companies: approximately $1,350 to Interstate FiberNet for the lease of circuits; approximately $16,145 to Interstate Telephone Company for local telephone service; and approximately $11,373 to PowerTel, Inc. for cellular services. The Company has chosen ITC'DeltaCom as its exclusive long distance carrier and in 1997 the Company paid approximately $28,400 for telecommunications services pursuant to such agreement.


SALES OF CAPITAL STOCK

     In December 1995 and January 1996, in connection with the initial capitalization of the Company, the Company issued 7,780 shares of Preferred Stock for a purchase price of $1,000 per share to certain of the current stockholders of the Company for an aggregate amount of $7,780,000. ITC Holding contributed $4,000,000 plus all of its direct and indirect interests in Cybernet Holding, L.L.C. (a predecessor of the Company) and in KNOLOGY of Columbus, Inc. (then known as American Cable, Inc.) in exchange for Preferred Stock.

     In April 1996, in connection with a private placement of Preferred Stock of the Company, the Company issued 9,312 shares of Preferred Stock for a purchase price of $1,200 per share to certain of the current stockholders of the Company for an aggregate amount of $11,174,400. In connection with this private placement, the Company, ITC Holding, South Atlantic, Century Telephone and AT&T Venture Funds entered into an Agreement Among Shareholders, which was amended and restated as of July 28, 1997, pursuant to which the parties thereto agreed to take all action within their respective power as may be required, for as long as Century Telephone (and its affiliates) and/or Venture Fund I, L.P. (and their respective affiliates) own equity securities of the Company with a combined voting power in excess of 5% of the aggregate voting power of all outstanding equity securities of the Company (each, a "5% Stockholder" for so long as it owns in excess of 5% of the outstanding equity securities of the Company), to cause to be elected to the Board of Directors of the Company one director designated by each such 5% Stockholder.

     In February 1997, the Company issued 8,960 shares of Preferred Stock to certain of the current stockholders of the Company for a purchase price of $1,200 per share, for an aggregate amount of $10,752,000. As part of this private placement, ITC Holding, Century Telephone, South Atlantic and AT&T Venture Funds contributed $4,302,000, $2,096,400, $1,000,800 and $1,416,000,
respectively, in exchange for Preferred Stock of Preferred Stock. See "Description of Capital Stock."

     The Company is a party to a Stockholders' Agreement (the "Stockholders' Agreement"), dated as of December 8, 1995, as amended, with all of the stockholders of the Company. None of the parties to the Stockholders' Agreement may transfer any share of any class or series of capital stock of the Company or any right or option to acquire any share of capital stock of the Company held by such party to third parties

(subject to limited exceptions) without having offered rights of first refusal to purchase such securities to the Company.

     The Company issued approximately 21,400 shares of Preferred Stock to qualified investors in the Equity Private Placement for a purchase price of $1,500 per share, for an aggregate amount of approximately $32.2 million. ITC Holding, Century Telephone, South Atlantic, AT&T Venture Funds and SCANA purchased approximately $10.0 million, $2.5 million, $5.5 million, $5.0 million and $5.0 million of Preferred Stock, respectively, in the Equity Private Placement.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information at January 31, 1998, regarding beneficial ownership of the capital stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the outstanding capital stock of the Company, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers as a group. The information as to beneficial ownership has been furnished by the respective stockholders, directors and executive officers of the Company, and, unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.



                                                              AMOUNT AND            NATURE AND PERCENT OF
                                                           NATURE OF SHARES        TOTAL SHARES OF CAPITAL
NAME AND ADDRESS OF BENEFICIAL OWNERS AND DIRECTORS    BENEFICIALLY OWNED(1)(2)     STOCK OUTSTANDING(2)
-----------------------------------------------------  -------------------------   -----------------------
ITC Holding Company, Inc.(3).........................            21,014                      42.0%
South Atlantic(4)....................................             7,521                      15.0
Donald W. Burton(4)..................................             7,521                      15.0
AT&T Venture Funds(5)................................             7,113                      14.2
Richard Bodman(5)....................................             7,113                      14.2
SCANA Communications, Inc.(6)........................             3,639                       7.3
L. Charles Hilton, Jr.(11) ..........................             2,485                       5.0
Campbell B. Lanier, III(7)(11).......................             1,023                       2.0
O. Gene Gabbard(11)..................................               312                         *
William H. Scott, III(11)............................               256                         *
Andrew M. Walker(11).................................                81                         *
Felix L. Boccucci, Jr.(8)(10)(11)....................                54                         *
Marcus R. Luke(9)(10)(11)............................                40                         *
William E. Morrow(10)(11)............................                20                         *
James McCormick(10)(11)..............................                20                         *
Bret McCants(10)(11).................................                 8                         *
Ancel A. Hamilton, Jr.(11)...........................                --                         *
Peggy B. Warner(11)..................................                --                         *
All executive officers and directors as a group (13
  persons)(8)(9)(10).................................            18,933                      37.8%


---------------
  *  Less than one percent.


 (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of capital stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from January 31, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.


 (2) Each share of capital stock owned represented in this table represents a share of Preferred Stock of the Company, except for an option to purchase 44 shares of Common Stock granted to Mr. Boccucci.


 (3) The address of ITC Holding is 206 West 9th Street, P.O. Box 510, West Point, Georgia 31833. Includes 21,014 shares held by ITC Service Company, a wholly owned subsidiary of ITC Holding.



 (4) The address of Mr. Burton and of each entity comprising South Atlantic is 614 West Bay Street, Suite 200, Tampa, Florida 33606. Includes 3,834 shares held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 2,138 shares held by South Atlantic Venture Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 1,549 shares held by South Atlantic Venture Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner. Each of the respective South Atlantic venture funds has sole voting and investment power with respect to the shares beneficially owned by such fund.



 (5) The address of each of the AT&T Venture Funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 543 shares owned by Venture Fund I, L.P., of which Venture Management I, a general partnership, is the general partner, of which Mr. Bodman is the managing general partner; 4,886 shares owned by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; includes 256 shares owned by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and includes 1,428 shares owned by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T Venture Funds has sole voting and investment power with respect to the shares beneficially owned by such fund.



 (6) The address of SCANA Communications, Inc. is 440 Knox Abbott Drive, Suite 240, Cayce, SC 29033. Does not include warrants to purchase 753 shares of Preferred Stock to be issued in connection with a construction credit facility or Warrants to purchase 265.3007 shares of Preferred Stock issued in connection with the Offering.



 (7) Includes 170 shares held by Campbell B. Lanier, III Life Trust.



 (8) Includes options to purchase 44 shares of Common Stock which are currently exercisable.



 (9) Includes options to purchase 17 shares of Common Stock which are currently exercisable.



(10) Does not include options to purchase 25.7, 66.11, 300, 100 and 70 shares of Common Stock held by Messrs. Luke, Boccucci, Morrow, McCormick and McCants respectively, which are not exercisable within 60 days from January 31, 1998.



(11) The address of each of Messrs. Hilton, Lanier, Gabbard, Scott, Walker, Boccucci, Luke, Morrow, McCormick, McCants and Hamilton and Ms. Warner is c/o KNOLOGY Holdings, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY


     The Company has received a commitment letter (the "Commitment Letter") from First Union National Bank and First Union Capital Markets Corp. (collectively, "First Union") pursuant to which First Union has agreed, subject to the terms and conditions set forth in the Commitment Letter (including the closing of the Offering and the Equity Private Placement, the negotiation of definitive loan documents and satisfactory completion by First Union of its due diligence review), to provide a New Credit Facility of up to $50.0 million to KNOLOGY of Montgomery, KNOLOGY of Columbus, KNOLOGY of Panama City, Inc., KNOLOGY of Augusta, Inc., KNOLOGY of Charleston, Inc. and future subsidiaries of the Company (the "Borrowers"), which will be guaranteed by the Company, to be used for working capital and other general corporate purposes, including capital expenditures and permitted acquisitions.


     The following summary of the material provisions of the Commitment Letter does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Commitment Letter, a copy of which is filed as an exhibit to the Registration Statement (of which this Prospectus is a part). Defined terms that are used but not defined in this section have the meanings given to such terms in the Commitment Letter. Because the terms, conditions and covenants of the New Credit Facility are subject to the negotiation, execution and delivery of the definitive loan documents, certain of the actual terms, conditions and covenants thereof may differ from those described below.

     The New Credit Facility will mature on the fifth anniversary of its closing. Amounts drawn under the New Credit Facility will bear interest, at the Borrowers' option, at either the Alternate Base Rate or the LIBOR rate, plus an Applicable Margin. The Applicable Margin will be an annual rate which will fluctuate based on the Borrower's Total Leverage Ratio (as defined below) and which will be between 1.25% and .25% for Base Rate borrowings and between 2.25% and 1.25% for the LIBOR rate borrowings.

     The Commitment Letter contemplates that the Borrowers will be required to repay indebtedness outstanding under the New Credit Facility with the net cash proceeds from sales of assets, other than in the ordinary course of business, above a specified threshold and with 50% of the net cash proceeds from certain issuances of equity securities by the Company, excluding an initial public offering.

     The Commitment Letter contemplates that the Borrowers' obligations under the New Credit Facility will be secured by a first priority security interest in all tangible and intangible assets of the Borrowers and that the Company's obligations under its guarantee will be secured by a pledge of the stock of all wholly-owned subsidiaries of the Company, including the Borrowers, and a first priority security interest on all tangible and intangible assets of the Company.

     The Commitment Letter contemplates that the New Credit Facility will contain a number of negative covenants, including, among others, covenants limiting the ability of the Borrowers and their present and future subsidiaries to incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments (including a limitation on investments by the Company in subsidiaries other than the Company's two existing subsidiaries and new subsidiaries that operate franchises in Panama City, Charleston and Augusta (collectively, the "Initial Borrowers") to an amount equal to the proceeds of the New Credit Facility, net proceeds of future debt and equity offerings plus approximately $75 million), engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Commitment Letter contemplates that the New Credit Facility will contain affirmative covenants, including, among others, covenants requiring compliance with laws, maintenance of properties, books and records and insurance, payment of obligations and the delivery of financial and other information. The Commitment Letter contemplates that the New Credit Facility will require, as a condition to initial funding, that the Initial Borrowers have received from the Company and expended $100 million of the proceeds of this Offering and Equity Private Placement to expand network operations, to consummate permitted acquisitions or for working capital.

     The Commitment Letter contemplates that the Company will be required to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Company must maintain (i) a Total Leverage Ratio, as of the end of any fiscal quarter beginning with the fiscal quarter ending June 30, 2001, no greater than 7.0 to 1.0 with subsequent adjustments to be determined, (ii) a Senior Leverage Ratio, as of the end of any fiscal quarter, no greater than 5.0 to 1.0 initially, with subsequent adjustments to be determined, and (iii) a Consolidated Adjusted Cash Flow to Cash Interest Expense ratio, as of the end of each fiscal quarter, no less than 1.5 to 1.0 through June 30, 2001, with subsequent adjustments to be determined, and, as of the end of each fiscal quarter beginning with the fiscal quarter ending June 30, 2001, a Consolidated Cash Flow to Cash Interest Expense ratio no less than amounts to be determined. Total Leverage Ratio means, at any date, the ratio of Consolidated Total Funded Debt of the Company (on a consolidated basis) on such date, less cash equivalents in excess of $1.0 million immediately available to the Borrowers for repayment of the New Credit Facility, to Consolidated Cash Flow. Consolidated Total Funded Debt means the aggregate indebtedness of a person for borrowed money, obligations for deferred purchase prices, obligations under capital leases, debt of other persons secured by liens on assets of such person, guaranty obligations, obligations with respect to letters of credit, obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock and termination payments under hedging arrangements. Consolidated Cash Flow means, for any two consecutive fiscal quarters, the sum, multiplied by two, of consolidated net income (loss) of the Borrowers for such period, plus income and franchise taxes, interest expense, amortization, depreciation and other non-cash charges, in each case to the extent included in the determination of such income (loss), less interest income and extraordinary gains. Senior Leverage Ratio means, at the end of any fiscal quarter prior to June 30, 2001, the ratio of Consolidated Senior Funded Debt (Consolidated Total Funded Debt minus the Notes) to Consolidated Adjusted Cash Flow, or, at the end of any fiscal quarter after June 30, 2001, the ratio of Consolidated Senior Funded Debt to Consolidated Cash Flow. Consolidated Adjusted Cash Flow is calculated in the same manner as Consolidated Cash Flow, but only for Borrowers designated by the Company to be Designated Borrowers (based upon achieving certain minimum operating thresholds).


     The Commitment Letter contemplates that the New Credit Facility will include other customary events of default including, without limitation a change of control provision similar to that of the Notes. The occurrence of any such event of default could result, at the option of the lenders under the New Credit Facility, in the acceleration of all indebtedness thereunder and the exercise of such lenders' other remedies with respect to such event of default, including without limitation remedies relating to the Company's guarantee of such indebtedness and remedies with respect to the collateral for such indebtedness and such guarantee, thereby reducing the funds available for the offer to purchase Exchange Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Senior Discount Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of October 22, 1997, between the Company and United States Trust Company of New York, trustee under the Indenture (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement (of which this Prospectus is a part). The following summary contains a description of certain provisions of the Indenture, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The terms of the Exchange Notes will be identical in all material respects to the Senior Discount Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Discount Notes and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Senior Discount Notes under the Registration Rights Agreement.

     The Exchange Notes will be unsecured unsubordinated obligations of the Company, initially limited to $444,100,000 aggregate principal amount at maturity, and will mature on October 15, 2007. Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the Exchange Notes, no interest will be payable on the Exchange Notes prior to April 15, 2003. From and after October 15, 2002, interest on the Exchange Notes will accrue at the rate of 11 7/8% per annum from October 15, 2002 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on April 1 or October 1 immediately preceding the Interest Payment
Date) on April 15 and October 15 of each year, commencing April 15, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If, by the date that is six months after the Closing Date, the Company has not consummated the Exchange Offer or caused a shelf registration statement with respect to resales of the Exchange Notes to be declared effective, interest on the Exchange Notes (in addition to the accrual of original issue discount during the period ending October 15, 2002 and in addition to interest otherwise due on the Exchange Notes after such date) will accrue at the rate of .5% per annum of the Accreted Value on the preceding Semi-Annual Accrual Date and be payable in cash semiannually on April 15 and October 15 of each year, commencing October 15, 1998, until the consummation of the registered Exchange Offer or the effectiveness of a shelf registration statement. See "-- Registration Rights."

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Exchange Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after October 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing October 15, of the years set forth below:

            YEAR                                                   REDEMPTION PRICE
            -----------------------------------------------------  ----------------
            2002.................................................      105.93750%
            2003.................................................      102.96875
            2004 and thereafter..................................      100.00000

     In addition, at any time prior to October 15, 2000, the Company may redeem up to 35% of the Accreted Value of the Senior Discount Notes and the Exchange Notes with the proceeds of one or more Public Equity Offerings following which a Public Market occurs, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of Accreted Value on the Redemption Date) of 111.875%; provided that at least $288,665,000 aggregate principal amount at maturity of Senior Discount Notes and Exchange Notes remains outstanding after each such redemption.

     If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

REGISTRATION RIGHTS

     The Company entered into the Registration Rights Agreement with the Placement Agents and SCANA, for the benefit of the holders of the Senior Discount Notes, pursuant to which the Company has agreed to file the Registration Statement (of which this Prospectus is a part) with the Commission. The Registration Rights Agreement provides that the Company will use its best efforts, at its cost, to file and cause to become effective the Registration Statement with respect to the Exchange Offer. Upon the effectiveness of the Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Senior Discount Notes. The Company has agreed to keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer is mailed to holders of the Senior Discount Notes. For each Senior Discount Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Senior Discount Note will receive an Exchange Note of equal principal amount at maturity. The accreted value of each Exchange Note shall be identical to, and shall be determined in the same manner as, the Accreted Value of the Senior Discount Notes so surrendered and exchanged therefor. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes with the prospectus contained in the Registration Statement under certain circumstances. Under the Registration Rights Agreement, the Company is required to allow

Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

     A holder of Senior Discount Notes who wishes to exchange such Senior Discount Notes for Exchange Notes in the Exchange Offer will be required to represent that, among other things, any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     The Company has filed the Registration Statement (of which this Prospectus is a part) and will commence the Exchange Offer pursuant to the Registration Rights Agreement. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Senior Discount Notes and to keep the Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act (or for so long as any Holder is an Affiliate of the Company), or such shorter period that will terminate when all Senior Discount Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company has agreed, in the event a Shelf Registration Statement is filed, among other things, to provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, to notify each holder when the Shelf Registration Statement for the Senior Discount Notes has become effective and to take certain other actions as are required to permit unrestricted resales of the Senior Discount Notes. A holder that sells its Senior Discount Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain provisions containing indemnification obligations).

     In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, interest on the Senior Discount Notes (in addition to the accrual of original issue discount during the period ending October 15, 2002 and in addition to interest otherwise due on the Senior Discount Notes after such date) will accrue at the rate of .5% per annum of the Accreted Value on the preceding Semi-Annual Accrual Date and be payable in cash semiannually on April 15 and October 15 of each year, commencing October 15, 1998, until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

     Senior Discount Notes not tendered in the Exchange Offer shall accrue interest at the rate of 11 7/8% per annum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

RANKING

     The Indebtedness evidenced by the Exchange Notes will rank pari passu in right of payment with the Senior Discount Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. After giving pro forma effect to the Offering and the Equity Private Placement, as of September 30, 1997, the Company would have had (on an unconsolidated basis) $456,785 of indebtedness outstanding other than the Senior Discount Notes and the Exchange Notes. The Company is permitted to incur additional indebtedness to finance the acquisition of equipment, inventory and network assets and up to $50 million of other indebtedness and is permitted to secure any such indebtedness. The Exchange Notes will be effectively subordinated to such security interests to the extent of such security interests.

     The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company's subsidiaries will have no direct obligation to pay amounts due on the Senior Discount Notes and the Exchange Notes and will not guarantee the Senior Discount Notes and the Exchange Notes. As a result, the Senior Discount Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. After giving pro forma effect to the Offering and the Equity Private Placement as of September 30, 1997, the Company's subsidiaries would have had approximately $4.1 million of liabilities (excluding intercompany payables). The Company will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the Exchange Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors -- Holding Company Structure; Priority of Secured Debt."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Accreted Value" is defined to mean, for any Specified Date, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 of principal amount at maturity of Notes:

          (i) if the Specified Date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                    SEMI-ANNUAL                                 ACCRETED
                    ACCRUAL DATE                                  VALUE
                    ------------------------------------------  ---------
                    April 15, 1998............................  $  595.04
                    October 15, 1998..........................  $  630.37
                    April 15, 1999............................  $  667.80
                    October 15, 1999..........................  $  707.45
                    April 15, 2000............................  $  749.46
                    October 15, 2000..........................  $  793.96
                    April 15, 2001............................  $  841.10
                    October 15, 2001..........................  $  891.04
                    April 15, 2002............................  $  943.95
                    October 15, 2002..........................  $1,000.00

          (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $562.96 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $562.96 multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Assets" means (i) the Capital Stock of any Person that becomes a Restricted Subsidiary after the Closing Date and (ii) the real or personal property of any Person that becomes a Restricted Subsidiary after the Closing Date.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Company or any Restricted Subsidiary to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating, the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Shares (other than accrued dividends which, pursuant to the terms of the Preferred Shares, will not be payable prior to the first anniversary after the Stated Maturity of the Notes) of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the

Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales, transfers or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $500,000 in any transaction or series of related transactions or (c) sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold, transferred or otherwise disposed of to the extent the consideration received would constitute property or assets of the kind described in clause (B) of the "Limitation on Assets Sales" covenant described below, provided that after giving pro forma effect to such exchange, the Consolidated Leverage Ratio shall be no greater than the Consolidated Leverage Ratio immediately prior to such exchange.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Shares and Preferred Shares.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i)(a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company, on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Common Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of outstanding Common Shares of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of outstanding Common Shares of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes and the Warrants, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means the $50.0 million credit facility to be entered into by the Company and its Restricted Subsidiaries, First Union National Bank and First Union Capital Markets Corp. pursuant to a commitment letter dated September 29, 1997.

     "Credit Facilities" means revolving credit or working capital facilities or similar facilities made available from time to time to the Company and its Restricted Subsidiaries.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Existing Stockholders" means ITC Holding, Campbell B. Lanier, III and SCANA Corporation and their Affiliates, and Campbell B. Lanier, III's spouse and any one or more of his lineal descendants and their spouses; provided, however, that any such person other than Campbell B. Lanier, III shall only be deemed to be an "Existing Stockholder" to the extent such person's Capital Stock of the Company was received, directly or indirectly, from Campbell B. Lanier, III.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that computations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and the Warrants and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" means the registered holder of any Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or futures contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or
in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer.

     "ITC Holding" means ITC Holding Company, Inc., a Delaware corporation, and after ITC Holding transfers its shares of capital stock in the Company to ITC West Point, Inc., ITC West Point, Inc.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any capital contribution or issuance or sale of Capital Stock, options, warrants or other rights to acquire Capital Stock or Indebtedness, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or original issue discount) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount at maturity of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount at maturity to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; (vi) loans or advances to employees of the Company or a Restricted Subsidiary made in the ordinary course of business that do not in the aggregate exceed $500,000 at any time outstanding; and (vii) Interest Rate Agreements and Currency Agreements to the extent permitted under clause (iv) of the "Limitation on Indebtedness" covenant described below.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the

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

ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property (including, without limitation, Acquired Assets) acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation, improvement, transportation or integration) of the real or personal property subject thereto and such Lien is created prior to, at the time of or within six months after the latest of the acquisition, the completion of construction or the commencement of full operation of such real or personal property; provided that in the case of Acquired Assets, the Lien secures the Indebtedness Incurred to purchase the Capital Stock of the Person to make such Person a Restricted Subsidiary, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any real or personal property other than such real or personal property and any improvements on such real or personal property and any proceeds thereof; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;
(x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof; (xix) Liens that secure Indebtedness with an aggregate principal amount not to exceed $5 million at any time outstanding; and (xx) Liens made in the ordinary course of business on assets subject to rights-of-way, pole attachment, use of conduit, use of trenches or similar agreements securing the Company's or any Restricted Subsidiary's obligations under such agreements.

     "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

     "Public Equity Offering" means an underwritten primary public offering of Common Shares of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Shares of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below are to the holders of the Notes and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

     "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in the Telecommunications Business that by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Capital Stock (other than Redeemable Stock) of the Company after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Telecommunications Business" means the development, ownership or operation of one or more cable television, telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Services, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and
(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Leverage Ratio would be greater than zero and (x) less than or equal to 7 to 1, for Indebtedness Incurred on or prior to September 30, 1999, or (y) less than or equal to 5 to 1, for Indebtedness Incurred thereafter.

     Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount outstanding or available at any time not to exceed $50 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company and evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (ix) or (x) of this paragraph) and any refinancings of such new Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu in right of payment with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu in right of payment with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu in right of payment with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (B) deposited to defease all of the Notes as described below under "Defeasance;" (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv) or (ix) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Strategic Subordinated Indebtedness; and (x) Indebtedness (in addition to Indebtedness permitted under clauses (i) through (ix) above) in an aggregate principal amount outstanding or available at any time not to exceed $25 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Shares of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,
(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than, in each case, the purchase, repurchase or acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year after the date of such purchase, repurchase or acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (excluding, for purposes of such computation, income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from a capital contribution or the issuance and sale permitted by the Indenture to a Person who is not a Subsidiary of the Company of (a) its Capital Stock (other than Redeemable Stock), (b) any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and (c) Indebtedness of the Company that has been exchanged for or converted into Capital Stock of the Company (other than Redeemable Stock), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of shares of the Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (x) $25 million plus (y) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (viii) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company, or options to purchase such shares, held by directors, employees, or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon their death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock or options after the Closing Date does not exceed $2 million in any calendar year, or $5 million in the aggregate; (ix) Investments acquired as a capital contribution to the Company or in exchange for Capital Stock (other than Redeemable Stock) of the Company; (x) repurchases of Warrants pursuant to a Repurchase Offer; or (xi) any purchase of any fractional share of Preferred Stock (or other Capital Stock of the Company issuable upon exercise of the Warrants) in connection with an exercise of the Warrants; provided that, except in the case of clauses (i), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing, or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu in right of payment with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement; provided that in the case of the Credit Agreement the encumbrance or restriction may apply if an event of default (other than an event of default resulting solely from the breach of a representation or warranty) occurs and is continuing under the Credit Agreement; provided that, with respect to any event of default (other than a payment default, a bankruptcy event with respect to the Company or the loss of a material license or fiber network) under the Credit Agreement, such encumbrance or restriction may not prohibit dividends to the Company to pay scheduled interest on the Notes for more than 180 days in any consecutive 360-day period, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined by the Company) and (C) the Company determines (as evidenced by a resolution of the Board of Directors) that any such encumbrance or restriction is not reasonably expected to materially affect the Company's ability to make principal or interest payments on the Notes.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant described below or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (iv) issuances or sales of Common Shares of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu in right of payment with, or subordinate in right of payment to, the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any Guarantee of any Restricted Subsidiary of Indebtedness Incurred (I) under Credit Facilities pursuant to clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant or (II) pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     Limitation on Transactions with Stockholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable in any material respect to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to: (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

     Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to: (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing obligations under Credit Facilities Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

     Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

     Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed $5 million, then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed $5 million (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries, or (B) invest an amount equal to such excess Net Cash Proceeds, or the amount of such Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in capital assets of a nature or type or that are used in a business (or in a Person having capital assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the Accreted Value of the Notes on the relevant Payment Date plus, in each case, accrued interest (if any) to the Payment Date.

     Commission Reports and Reports to Holders

     The Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto (unless the Commission will not accept such a filing, in which case the Company shall provide such documents to the Trustee). The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information; provided, however, that copies of such reports may omit exhibits, which the Company will deliver at its cost to any Holder upon request.

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

     The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Exchange Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date.


     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The foregoing covenant requiring the Company to repurchase the Exchange Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Note repurchase, either prior to or concurrently with such Exchange Note repurchase. In addition, a Change of Control would constitute an event of default under the New Credit Facility, and upon the occurrence of such an event of default, the lenders thereunder would have the right to accelerate the repayment of all indebtedness thereunder and to exercise such lenders' other remedies with respect to such event of default, including without limitation remedies relating to the Company's guarantee of such indebtedness and remedies with respect to the collateral for such indebtedness and such guarantee, thereby reducing the funds available for the offer to purchase Exchange Notes.


EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) defaults in the payment of interest on any Note when the same becomes due and payable, which default continues for a period of 30 days; (c) defaults in the performance of or breaches of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or the "Repurchase of Exchange Notes upon a Change of Control" covenant described above; (d) defaults in the performance of or breaches of any covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above), which default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause
(e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the Accreted Value of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the Accreted Value of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the Accreted Value of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the performance of the Company and its Restricted Subsidiaries under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; provided, however, that this clause (iv) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor of the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens or Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, and such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (d) under "Events of Default" with respect to such covenants, clause (c) under "Events of Default" with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," and clauses (e) and
(f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the Accreted Value or principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described below under "Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange the applicable Global Note for Certificated Exchange Notes, which it will distribute to its participants.

     The Company understands that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive a Certificated
Note in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Exchange Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Exchange Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                          DESCRIPTION OF THE WARRANTS

     In connection with the Offering, the Company issued Warrants to purchase 1,658.2694 shares of Preferred Stock. The following is a description of such Warrants.

GENERAL

     The Warrants were issued pursuant to the Warrant Agreement between the Company and United States Trust Company of New York, warrant agent under the Warrant Agreement (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement, including the definitions of certain terms therein. Wherever particular defined terms of the Warrant Agreement, not otherwise defined herein, are referred to, such defined terms are incorporated herein by reference. A copy of the Warrant Agreement has been filed with the Commission as an exhibit to the Registration Statement (of which this Prospectus is a part).

     Each Warrant is evidenced by a Warrant Certificate which entitles the holder thereof to purchase .003734 shares of Preferred Stock from the Company at a price (the "Exercise Price") of $.01 per share, subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time beginning one year after the Closing Date and prior to the close of business on the tenth anniversary of the Closing Date. Warrants that are not exercised by such date will expire. The Warrants will become separately transferable from the Senior Discount Notes on the earliest to occur of (i) the date that is six months following the Closing Date, (ii) the commencement of the Exchange Offer and (iii) the effective date of a shelf registration statement with respect to the Senior Discount Notes. See "Description of the Exchange
Notes -- Registration Rights."

     Upon the occurrence of a merger with a person in connection with which the consideration to shareholders of the Company is not all cash and where the Preferred Stock (or other securities) issuable upon exercise of the Warrants would not be registered under the Exchange Act, the Company or its successor by merger will be required, upon the expiration of the time periods discussed below, to offer to repurchase the Warrants for cash.

CERTAIN DEFINITIONS

     The Warrant Agreement contains, among others, the following definitions:

     A "Repurchase Event" is defined to occur on any date when the Company (i) consolidates with or merges into or with another Person (but only where the holders of Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock) receive consideration in exchange for all or part of such stock), if the Preferred Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act or (ii) sells all or substantially all of its assets to another Person, if the Preferred Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided that in each case a "Repurchase Event" shall not be deemed to have occurred if the consideration for such transaction consists solely of cash.

     A "Financial Expert"' is one of the persons listed in Appendix A to the Warrant Agreement, all of which are nationally recognized investment banking firms.

     An "Independent Financial Expert" is a Financial Expert that does not (and whose directors, executive officers and 5% stockholders do not) have a direct or indirect financial interest in the Company or any of its subsidiaries or affiliates, which has not been for at least five years and, at the time that it is called upon to give independent financial advice to the Company, is not (and none of its directors, executive officers or 5% stockholders is) a promoter, director or officer of the Company or any of its subsidiaries or affiliates.

CERTAIN TERMS

     Repurchase

     Following the occurrence of a Repurchase Event, the Company must make an offer to repurchase for cash all outstanding Warrants (a "Repurchase Offer"). The holders of the Warrants may, until 5:00 p.m.

(New York City time) on the date (the "Final Surrender Time") at least 30 but not more than 60 days following the date on which the Company gives notice of such Repurchase Offer to such holders, surrender all or part of their Warrants for repurchase by the Company. Except as otherwise provided in the Warrant Agreement, Warrants received by the Warrant Agent in proper form for purchase during a Repurchase Offer prior to the Final Surrender Time are to be repurchased by the Company at a price in cash (the "Repurchase Price") equal to the value (the "Relevant Value") on the Valuation Date (as defined in the Warrant Agreement) relating thereto of the Warrant Shares (and other securities issuable upon exercise of the Warrants), had the Warrants then been exercised, less the Exercise Price therefor. The "Relevant Value" of the Warrant Shares (or other securities) shall be (i) if the Warrant Shares (or other securities) are registered under the Exchange Act, the average of the closing sales prices (on the stock exchange that is the primary trading market for the Warrant Shares (or other securities)) of the Warrant Shares (or other securities) for the 20 consecutive trading days immediately preceding such Valuation Date or, if the Warrant Shares (or other securities) have been registered under the Exchange Act for less than 20 days trading days before such date, then the average of the closing sales prices for all of the trading days before such date for which closing sales prices are available or (ii) if the Warrant Shares (or other securities) are not registered under the Exchange Act or if the value cannot be computed under clause (i) above, the value determined (without giving effect to any discount for lack of liquidity, the fact that the Company has no class of equity securities registered under the Exchange Act or the fact that the Warrant Shares (or other securities) issuable upon exercise of the Warrants represent a minority interest in the Company) by an Independent Financial Expert.

     If clause (ii) of the preceding paragraph is applicable, the Board of Directors of the Company is required to select an Independent Financial Expert not more than five business days following a Repurchase Event. Within two days after its selection of the Independent Financial Expert, the Company must deliver to the Warrant Agent a notice setting forth the name of such Independent Financial Expert. The Company must use its best efforts (including by selecting another Independent Financial Expert) to cause the Independent Financial Expert to deliver to the Company, with a copy to the Warrant Agent, a value report (a "Value Report") which states the Relevant Value of the Warrant Shares (or other securities) being valued as of the Valuation Date and contains a brief statement as to the nature and scope of the methodologies upon which the determination was made. The Warrant Agent will have no duty with respect to the Value Report of any Independent Financial Expert, except to keep it on file and available for inspection by the holders of the Warrants. The determination of the Independent Financial Expert as to the Relevant Value in accordance with the provisions of the Warrant Agreement shall be conclusive on all persons.

     The requirement that the Company make a Repurchase Offer will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Repurchase Offer. There can be no assurance that the Company will have sufficient funds available at the time of any Repurchase Event to repurchase the Warrants and any such indebtedness, as well as to repurchase any other securities of the Company that by their terms require the Company to repurchase such securities upon the occurrence of such an event.

     Exercise

     In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate, and payment in full of the Exercise Price for each share of Preferred Stock (or fraction thereof) or other security issuable upon exercise of such Warrants, which payment may be made in cash or by certified or official bank or bank cashier's check payable to the order of the Company or through the surrender of unexercised Warrant Certificates. Upon the exercise of any Warrant in accordance with the Warrant Agreement, the Warrant Agent will instruct the Company to transfer promptly to or upon the written order of the holder of such Warrant Certificate appropriate evidence of ownership of any shares of Preferred Stock or other security or property to which it is entitled as a result of such exercise, registered or otherwise placed in such name or names as it may direct in writing, and will deliver such evidence of ownership to the person or persons entitled to receive the same and fractional shares, if any, or following an initial public offering of the Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock) an amount in cash, in lieu of any fractional shares, if any. All shares of Preferred Stock or other securities issuable by the Company upon the exercise of the Warrants must be validly issued, fully paid and nonassessable. If the Company conducts an initial public offering of equity securities (other than nonconvertible preferred shares, Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock)), the Company will give holders of Warrants and Warrant Shares the opportunity to convert such Warrants into warrants to purchase such equity securities and the opportunity to convert such Warrant Shares into such equity securities. Such conversion opportunity will be on terms and conditions determined to be fair and reasonable by the Company's Board of Directors.

     Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then effective and available, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the various holders of the Warrants reside.

     Anti-dilution Provisions

     The Warrant Agreement contains provisions adjusting the Exercise Price and the number of shares of Preferred Stock or other securities issuable upon exercise of a Warrant in the event of (i) a division, consolidation or reclassification of the shares of Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock), (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock) entitling such holders to subscribe for or purchase shares of Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock) at a price per share which is lower than the then current value of such shares, subject to certain exceptions, (iii) the issuance of shares of Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock) at a price per share that is lower than the then current value of such shares, except for issuances in connection with certain acquisitions, mergers or similar transactions with third parties, (iv) certain distributions to all holders of shares of Preferred Stock (or any capital stock issuable upon conversion of the Preferred Stock) of evidences of indebtedness or assets and (v) in the discretion of the Company's Board of Directors, in certain other circumstances.

     No Rights as Stockholders

     The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company.

     Mergers, Consolidations, etc.

     Except as provided below, in the event that the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of Preferred Stock (or other securities issuable upon exercise of the Warrants) is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of the property and assets of the Company to, another person and, in connection therewith, consideration to the holders of Preferred Stock (or other securities issuable upon exercise of the Warrants) in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Preferred Stock or other securities issuable upon exercise of the Warrants assuming the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. If the Company has made a Repurchase Offer that has not expired at the time of such transaction, the holders of the Warrants will be entitled to receive the higher of (i) the amount payable to the holders of the Warrants described above and (ii) the Repurchase Price payable to the holders of the Warrants pursuant to such Repurchase Offer. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, necessary to pay to the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent must make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be directed in writing by the holders surrendering such Warrants.

     Registration Requirements

     The holders of the Warrants will be entitled to piggyback registration rights for the Warrant Shares in connection with (i) an initial public offering of the Preferred Stock (or other securities) issuable upon exercise of the Warrants (or any capital stock issuable upon conversion of the Preferred Stock), if any stockholder of the issuer participates in such public offering, or (ii) certain public offerings of shares of Preferred Stock (or other securities) issuable upon exercise of the Warrants (or any capital stock issuable upon conversion of the Preferred Stock) conducted subsequent to the initial public offering of such stock. If only the Company sells shares in the initial public offering or all of the Warrant Shares (or other securities issuable upon exercise of the Warrants) are not sold in the initial public offering or any subsequent offering, the Company will be required to use its best efforts to cause to be declared effective, no later than 180 days after the closing date of the initial public offering (but in no event prior to the first anniversary of the Closing Date), a shelf registration statement (the "Warrant Shelf Registration Statement") with respect to the issuance of the Warrant Shares (or other securities issuable upon exercise of the Warrants). The Company is required to use reasonable efforts to maintain the effectiveness of the Warrant Shelf Registration Statement until such time as all Warrants have been exercised or, if earlier, the tenth anniversary of the Closing Date. During any consecutive 365-day period while the Warrants are exercisable, the Company will have the ability to suspend the availability of such registration statement for up to 60 days (except during the 60 days immediately prior to the expiration of the Warrants) if the Company's Board of Directors determines in good faith that there is a valid purpose for the suspension and provides notice of such determination to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent. Holders of Warrants will not be named as selling securityholders in the Warrant Shelf Registration Statement. The Warrant Agreement requires the Company to pay the expenses associated with such registration.

     Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Preferred Stock (or other securities) issuable upon exercise of the Warrants is then effective and available, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the various holders of the Warrants reside.

     Reservation of Shares

     The Company has authorized and will reserve for issuance such number of shares of Preferred Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Preferred Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

     Reports

     At all times from and after the earlier of (i) a Registration with respect to the Notes and (ii) the date that is six months after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto (unless the Commission will not accept such a filing, in which case the Company shall provide such documents to the Warrant Agent). The Company shall supply the Warrant Agent and each Warrantholder or shall supply to the Warrant Agent for forwarding to each such holder, without cost to such holder, copies of such reports and other information; provided, however, that copies of such reports may omit exhibits, which the Company will deliver at its cost to any Warrantholder upon request. In addition, at all times prior to the earlier of the date of the Registration and six months after the Closing

Date, the Company shall, at its cost, deliver to each Warrantholder quarterly and annual reports (commencing with the first quarter ending after the Closing
Date) substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Warrantholder or any prospective purchaser of the Warrants designated by a Warrantholder, the Company shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act; provided, however, that copies of such reports and other information may omit exhibits, which the Company will supply to any Warrantholder or prospective purchaser upon request.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement (of which this Prospectus is a part) and by provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Pursuant to the Company's Certificate of Incorporation, the Company has the authority to issue 200,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share. Upon receipt of necessary approvals, the Company intends to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock to 16,000,000 and to provide for a 150 for 1 split of its outstanding Common Stock (the "Common Stock Split"). The following information does not reflect the effect of the proposed Common Stock Split. As of January 31, 1998, there were no shares of Common Stock issued and outstanding. As of January 31, 1998, 49,985 shares of Preferred Stock were issued and outstanding and held of record by 66 stockholders. As of January 31, 1998, the Company had outstanding options to purchase an aggregate of 1,088.70 shares of Common Stock at exercise prices of $1,200 and $1,500 per share. All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company.


     The rights of the holders of Common Stock discussed below are subject to the rights of the holders of preferred stock and to such rights as the Board of Directors may hereafter confer on future holders of other series of preferred stock.

COMMON STOCK

     VOTING RIGHTS. Each holder of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of Common Stock are entitled to one vote per share.

     LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Common Stock and the holders of all other classes of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

     DIVIDENDS. Dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith when and as declared by the Board of Directors out of any assets legally available therefor.

PREFERRED STOCK

     VOTING RIGHTS. Except as otherwise required by law, the holders of shares of Preferred Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of Preferred Stock are entitled to one vote per share.

     LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Preferred Stock are entitled to receive out of the assets of the

Company legally available for distribution to stockholders before any payment or distribution is made on the Common Stock or any other class of stock of the Company ranking junior to the Preferred Stock as to liquidation preference, cash in the amount of $1,000 per share (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made and after the holders of shares of any other class or series of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up have received the full preferential amounts to which they are entitled, the holders of shares of Preferred Stock shall participate equally with the holders of shares of Common Stock and any other class or series of stock entitled to participate with the Common Stock in the event of dissolution, liquidation or winding up in the distribution of any remaining assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up are insufficient to pay cash in an amount equal to the Preferred Stock Liquidation Distribution to the holders of shares of Preferred Stock, then such assets or the proceeds thereof will be distributed among the holders of the Preferred Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled.


     CONVERSION INTO COMMON STOCK. The shares of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the rate of one share of Common Stock for each share of Preferred Stock (one hundred fifty shares of Common Stock for each share of Preferred Stock upon the effective date of the Common Stock Split) (as adjusted for any stock split or reclassification): (a) upon the issuance by the Securities and Exchange Commission of an order of effectiveness as to any registration statement for the sale of any shares of Common Stock under the Securities Act; or (b) if not previously converted, on December 8, 2005.


AUTHORIZED PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors to issue, from time to time and without further stockholder action, except as required by applicable law, one or more series of preferred stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, conversion privileges and other rights. The issuance of additional preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Preferred stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of Common Stock and Preferred Stock, and could discourage attempts to obtain control of the Company.

WARRANTS

     The Company has agreed to issue to SCANA warrants to purchase 753 shares of Preferred Stock in connection with a construction credit facility. Additionally, the Company issued Warrants to purchase 1,658.2694 shares of Preferred Stock pursuant to the Warrant Agreement in connection with the Offering. See "Description of the Warrants."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes, subject to the limitations set forth below, the material U.S. federal income tax consequences associated with the exchange of the Senior Discount Notes for the Exchange Notes and with the ownership and disposition of the Notes. The discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Notes. This discussion assumes that the Notes are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. Except as otherwise described herein, this discussion applies only to a person who is a holder who purchased Senior Discount Notes pursuant to the Offering at the "issue price" (as defined below) and who is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) treated as a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust that is subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code (a "U.S. Holder"). This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, or persons that hold Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.


     Hogan & Hartson L.L.P., tax counsel to the Company, has reviewed the following discussion and is of the opinion that it accurately summarizes, subject to the limitations set forth above, the material U.S. federal income tax consequences associated with the exchange of the Senior Discount Notes for the Exchange Notes and with the ownership and disposition of the Notes.


     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE EXCHANGE OF THE SENIOR DISCOUNT NOTES FOR THE EXCHANGE NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NOTES.

THE EXCHANGE

     The exchange of Senior Discount Notes for Exchange Notes will not be treated as an exchange for federal income tax purposes because the Exchange Notes will not differ materially in kind or extent from the Senior Discount Notes and because the exchange will occur by operation of the original terms of the Senior Discount Notes. As a result, U.S. Holders who exchange their Senior Discount Notes for Exchange Notes will not recognize any income, gain or loss for federal income tax purposes. A U.S. Holder will have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes immediately after the exchange as it had in the Senior Discount Notes immediately before the exchange.

ORIGINAL ISSUE DISCOUNT

     GENERAL. The Notes will bear OID, and each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each year, in advance of the receipt of cash payments on such Notes, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the U.S. Holder held the Notes. See "Taxation of Original Issue Discount" below.

     THE AMOUNT OF ORIGINAL ISSUE DISCOUNT. The amount of OID with respect to each Note is equal to the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price." Under the OID Regulations, the "stated redemption price at maturity" of each Note includes all payments to be made in respect thereof, including any stated interest payments. Accordingly, payments on the Notes (including principal and stated interest payments) are not separately included in a U.S. Holder's income as interest, but rather are treated first as payments of previously accrued OID and then as payments of principal.

     Because the original purchasers of the Senior Discount Notes also acquired Warrants, each Senior Discount Note was treated for U.S. federal income tax purposes as having been issued as part of an "investment unit" (a "Unit") consisting of such Senior Discount Notes and the associated Warrants. For U.S. federal income tax purposes, the issue price of a Unit must be allocated between the Senior Discount Note and the Warrant. Under the OID Regulations, the issue price of a Unit should be equal to the first price at which a substantial amount of the Units were sold for money (excluding sales to bond houses, brokers or similar persons acting in the capacity of an underwriter, placement agent or wholesaler). The issue price of a Unit must be allocated between its component parts based on their relative fair market values on the date of issuance. Based on the foregoing, the Company intends to treat a Note as having been originally issued with an issue price of $577.36 and a Warrant as having been issued with an issue price of $5.60. This allocation by the Company reflects its judgment as to the relative values of those instruments at the time of original issuance. No assurance can be given, however, that the IRS will not challenge the allocation by the Company of the issue price of the Notes and Warrants. If the Company's allocation is successfully challenged, the issue price, OID accrual and gain or loss on sale would be different from that resulting under the allocation determined by the Company.

     TAXATION OF ORIGINAL ISSUE DISCOUNT. A U.S. holder of a debt instrument issued with OID is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the debt instrument. The daily portions of OID required to be included in a holder's gross income in a taxable year is determined upon a constant yield basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of the OID attributable to each "accrual period" is the product of (i) the "adjusted issue price" at the beginning of such accrual period and (ii) the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). The "yield to maturity" is the discount rate that, when used in computing the present value of all payments to be made under the Note, produces an amount equal to the issue price of the Note. The "adjusted issue price" of a Note at the beginning of an accrual period is generally defined as the issue price of the Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the Note. Accordingly, a U.S. Holder of a Note is required to include OID thereon in gross income for U.S. federal tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of a Note is the difference between (x) the amount payable at the maturity of the Note and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

     EFFECT OF MANDATORY AND OPTIONAL REDEMPTIONS ON OID. In the event of a Change of Control, the Company will be required to offer to redeem all of the Notes at redemption prices specified elsewhere herein. In the event that the Company receives net proceeds from one or more Public Equity Offerings, the Company may, at any time prior to October 15, 2000, use all or a portion of such net proceeds to redeem Notes in amounts and at redemption prices specified elsewhere herein. Under the OID Regulations, computation of the yield and maturity of the Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the Notes (that does not reflect a Change of Control or such Public Equity Offerings) is significantly more likely than not to occur. The Company has determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the Notes will be paid according to their stated schedule.

     The Company may redeem the Notes, in whole or in part, at any time on or after October 15, 2002, at redemption prices specified elsewhere herein plus accrued and unpaid interest to the date of redemption. The OID Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID Regulations, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company believes that it will not be presumed to redeem the Notes prior to their stated maturity under these rules because the exercise of such option would not lower the yield-to-maturity of the Notes.

     TAX BASIS. A U.S. Holder's initial tax basis in a Note generally is equal to the purchase price paid by such U.S. Holder for such Note (or the portion of the Unit purchase price allocable to such Notes). A U.S. Holder's tax basis in a
Note is increased by the amount of OID and market discount that is included in such U.S. Holder's income pursuant to the foregoing rules and is decreased by the amount of any cash payments received.

MARKET DISCOUNT, ACQUISITION PREMIUM

     If a U.S. Holder acquires a Note for an amount that is less than its revised issue price (generally, adjusted issued price) at the time of acquisition, the amount of such difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, is recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount is considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     A U.S. Holder who acquires a Note for an amount that is greater than the adjusted issue price of such Note but equal to or less than the sum of all amounts payable on such Note after the purchase date is considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules of the Code and the OID Regulations, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year is reduced by the portion of such acquisition premium properly allocable to such year.

SALE OR REDEMPTION OF NOTES

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note is a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. Except with respect to accrued market discount, such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the Note will have been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition. The distinction between capital gain or loss and ordinary income is important for purposes of the limitations on a U.S. Holder's ability to offset capital losses against ordinary income and because U.S. Holders that are individuals may be entitled to a preferential tax rate on long-term capital gains. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. Gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%.

HIGH-YIELD DISCOUNT OBLIGATIONS

     The Notes will constitute "applicable high yield discount obligations" ("AHYDOs") because the yield to maturity of such Notes equals or exceeds the sum of the applicable federal rate in effect at the time of the issuance of the Notes (the "AFR") plus five percentage points. For October 1997, the long-term AFR is 6.57% and the mid-term AFR is 6.24% (based on semi-annual compounding). The appropriate AFR depends upon the weighted average maturity of the Notes. Under Sections 163(e) and 163(i) of the Code, a C corporation that is an issuer of debt obligations subject to the AHYDO rules may not deduct any portion of OID on the obligations until such portion is actually paid. A debt obligation is generally subject to the AHYDO rules if (i) its maturity date is more than five years from the date of issue, (ii) its yield to maturity equals or exceeds the sum of the AFR plus five percentage points, and (iii) it bears "significant OID." A debt obligation will bear significant OID for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includable by a holder with respect to the debt instrument exceeds the sum of (i) the total amount of "interest" paid under the obligation before the close of such accrual period and (ii) the product of the issue price of the debt instrument and its yield to maturity.

NON-U.S. HOLDERS

     THE NOTES

     Subject to the discussion of "backup" withholding below, payments of principal, if any, and interest (including OID) by the Company or its agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a U.S. Holder is not subject to U.S. federal withholding tax provided, in the case of interest (including OID) that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certified to the Company or its agent, under penalties of perjury, that he is not a U.S. Holder and provides his name and address or (B) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "financial institution") certified to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner. A holder of a Note who is not a U.S. Holder, and who does not meet the requirements of the preceding sentence, would generally be subject to U.S. federal withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest (including OID) on the Notes.

     Regulations recently issued by the IRS, which will be effective for payments made after December 31, 1998, make certain modifications to the certification procedures applicable to Non-U.S. Holders. Prospective investors should consult their tax advisors regarding the certification requirements for Non-U.S. Holders.

     If a holder of a Note who is not a U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from U.S. federal withholding tax as discussed in the preceding paragraph (or by reason of the delivery of properly completed Form 4224), is subject to U.S. federal income tax on such interest (including OID) and on any gain realized on the sale, exchange or other dispositions of a Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

     Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a U.S. Holder will not be subject to U.S. federal income or withholding taxes unless (i) such gain is effectively connected with a U.S. trade or business of the holder, or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. federal income tax purposes at the time of such individual's death is not subject to U.S. federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. federal withholding tax (without regard to the certification requirements) that is described above.

FIRPTA TREATMENT OF NON-U.S. HOLDERS

     Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to U.S. federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation is 50 percent or more of the aggregate fair market value of certain assets of the corporation.

     The Company does not currently believe that it is a USRPHC. Thus, a foreign person that holds Warrants, or shares of the Preferred Stock of the Company acquired pursuant to the exercise of such Warrants, generally will not be subject to the U.S. federal income tax on a sale or other disposition of the Warrants or shares of Preferred Stock. Even if a corporation meets the test for a USRPHC, a foreign person would generally not be subject to tax, or withholding in respect to such tax, on gain from a sale or other disposition of such corporation's stock solely by reason of the corporation's USRPHC status if the stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, stock with a fair market value in excess of five percent (5%) of the fair market value of all such stock outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period. At present, the Company's stock is not regularly traded and no assurance can be made as to the development of a trading market for its stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest (including OID) on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, is required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause

(iii) in the first paragraph under "Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Payments of the proceeds from the sale by a holder who is not a U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

     Regulations recently issued by the IRS, which will be effective for payments made after December 31, 1998, make certain modifications to the certification procedures applicable to Non-U.S. Holders. Prospective investors should consult their tax advisors regarding the certification requirements for Non-U.S. Holders.

     Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

     The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of Notes, information with respect to interest and OID accruing during the calendar year. The OID information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. No assurance can be given that the IRS will not challenge the accuracy of the reported information. Moreover, if a holder uses an allocation of the issue price of a Unit between the Note and the Warrant comprising the Unit that is different from that used by the Company, the computation of OID with respect to such holder's Note may differ from that reported by the Company to the IRS and to such holder. Subsequent holders who purchase Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for U.S. federal income tax purposes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Discount Notes where such Senior Discount Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-marking activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

     The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Senior Discount Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the Exchange Notes offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., special counsel for the Company. Hogan & Hartson L.L.P. also provides legal services to ITC Holding, ITC'DeltaCom, their affiliated companies and Campbell B. Lanier III. Anthony S. Harrington, a partner of the firm, beneficially owns 76 shares of Preferred Stock of the Company, 34,800 shares of common stock of ITC Holding and 80,180 shares of common stock of ITC'DeltaCom.

                                    EXPERTS

     The consolidated balance sheets of KNOLOGY Holdings, Inc. and subsidiaries (Successor Company) and KNOLOGY of Montgomery, (Predecessor Company) as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the year ended December 31, 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995 and the year ended December 31, 1996 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and is included herein in reliance upon the authority of said firm as experts in giving said report.

     The statements of operations, partner's deficit and cash flows of American Cable Company Partnership for the year ended December 31, 1994 and the nine months ended September 29, 1995 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and is included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement (of which this Prospectus is a part), the Company will become subject to the informational requirements of the Exchange Act. In addition, the Indenture provides that, regardless of whether the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as would be required to be filed with the Commission if the Company were subject to the reporting requirements of the Exchange Act. The Company will supply, or cause the Trustee to supply, to each holder of Exchange Notes, without cost, copies of such reports or other information.

     The Company has filed the Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Exchange Offer, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington D.C. upon payment of the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

     The Company is required by the terms of the Indenture to furnish the Trustee with annual reports containing consolidated financial statements audited by their independent public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                       INDEX TO THE FINANCIAL STATEMENTS

KNOLOGY HOLDINGS, INC.
     Report of Independent Public Accountants.......................................  F-2
     Consolidated Balance Sheets -- December 31, 1995 and 1996 and September 30,
      1997 (unaudited)..............................................................  F-3
     Consolidated Statements of Operations for the Year Ended December 31, 1994, the
      Four Months Ended April 30, 1995, the Eight Months Ended December 31, 1995,
      the Year Ended December 31, 1996, and the Nine Months Ended September 30, 1996
      and 1997 (unaudited)..........................................................  F-4
     Consolidated Statements of Cash Flows for the Year Ended December 31, 1994, the
      Four Months Ended April 30, 1995, the Eight Months Ended December 31, 1995,
      the Year Ended December 31, 1996, and the Nine Months Ended September 30, 1996
      and 1997 (unaudited)..........................................................  F-5
     Consolidated Statements of Stockholders' (Deficit) Equity for the Year Ended
      December 31, 1994, the Four Months Ended April 30, 1995, the Eight Months
      Ended December 31, 1995, the Year Ended December 31, 1996, and the Nine Months
      Ended September 30, 1997 (unaudited)..........................................  F-6
     Notes to Consolidated Financial Statements.....................................  F-7
AMERICAN CABLE COMPANY PARTNERSHIP
     Report of Independent Public Accountants.......................................  F-22
     Statements of Operations for the Year Ended December 31, 1994 and for the Nine
      Months Ended September 29, 1995...............................................  F-23
     Statements of Partners' Deficit for the Year Ended December 31, 1994 and for
      the Nine Months Ended September 29, 1995......................................  F-24
     Statements of Cash Flows for the Year Ended December 31, 1994 and for the Nine
      Months Ended September 29, 1995...............................................  F-25
     Notes to Financial Statements..................................................  F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To KNOLOGY Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of KNOLOGY HOLDINGS, INC. (a Delaware corporation) AND SUBSIDIARIES (SUCCESSOR COMPANY) AND KNOLOGY OF MONTGOMERY, INC. (PREDECESSOR COMPANY) (an Alabama corporation) as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the year ended December 31, 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KNOLOGY Holdings, Inc. and subsidiaries (Successor Company) and KNOLOGY of Montgomery, Inc. (Predecessor Company) as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the year ended December 31, 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles. As discussed in Note 1 to the financial statements, effective April 28, 1995, KNOLOGY Holdings, Inc. acquired a majority ownership interest in KNOLOGY of Montgomery, Inc. in a business combination accounted for as a purchase. As a result of this acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 14, 1997 (except
with respect to Note 10,
as to which the date is
December 19, 1997)

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS
               DECEMBER 31, 1995 AND 1996, AND SEPTEMBER 30, 1997


                                                                                             DECEMBER 31,
                                                                                      --------------------------    SEPTEMBER 30,
                                                                                         1995           1996            1997
                                                                                      -----------    -----------    -------------
                                                                                                                     (UNAUDITED)
                                                             ASSETS
CURRENT ASSETS:
    Cash and cash equivalents......................................................   $   300,494    $    83,092     $         0
    Accounts receivable -- trade, less allowance for doubtful accounts of $17,113,
     $23,342 and $34,696 in 1995, 1996 and 1997, respectively......................       362,374        885,463       1,449,988
    Interest receivable -- affiliate (Note 8)......................................        12,097          1,345               0
    Advances to affiliate (Note 8).................................................     4,255,836              0               0
    Deferred tax assets (Note 6)...................................................         5,686              0               0
    Prepaid expenses...............................................................        99,970        280,920          83,289
                                                                                      -----------    -----------     -----------
        Total current assets.......................................................     5,036,457      1,250,820       1,533,277
                                                                                      -----------    -----------     -----------
PROPERTY AND EQUIPMENT:
    Cable system and installation equipment........................................     7,054,087     20,965,636      39,091,948
    Test and office equipment......................................................       199,114        421,997         935,668
    Automobiles and trucks.........................................................        90,437        286,422         623,264
    Inventory......................................................................       261,574      1,605,922       4,504,702
    Leasehold improvements.........................................................         8,531        170,272         273,848
                                                                                      -----------    -----------     -----------
                                                                                        7,613,743     23,450,249      45,429,430
    Less accumulated depreciation and amortization.................................      (637,475)    (1,973,040)     (3,936,021)
                                                                                      -----------    -----------     -----------
        Property and equipment, net................................................     6,976,268     21,477,209      41,493,409
                                                                                      -----------    -----------     -----------
COST IN EXCESS OF NET ASSETS ACQUIRED, NET OF ACCUMULATED AMORTIZATION OF $54,426,
  $202,516 AND $391,803 IN 1995, 1996 AND 1997, RESPECTIVELY.......................     6,924,017      6,877,607       6,688,320
                                                                                      -----------    -----------     -----------
ORGANIZATIONAL COSTS, NET OF ACCUMULATED AMORTIZATION OF $59,228, $157,535 AND
  $220,935 IN 1995, 1996 AND 1997, RESPECTIVELY....................................       404,764        326,590         322,056
                                                                                      -----------    -----------     -----------
OTHER..............................................................................         4,811          9,519          36,919
                                                                                      -----------    -----------     -----------
        Total assets...............................................................   $19,346,317    $29,941,745     $50,073,981
                                                                                      ===========    ===========     ===========
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of long-term debt (Note 3).....................................   $   146,133    $ 1,027,873     $12,687,754
    Accounts payable...............................................................       283,549      1,894,178       2,872,802
    Accounts payable -- affiliate (Note 8).........................................       157,546          7,073               0
    Accrued liabilities............................................................       610,048        907,247       1,427,607
    Unearned revenue...............................................................       336,894        615,651         749,733
    Other..........................................................................         3,805              0               0
                                                                                      -----------    -----------     -----------
        Total current liabilities..................................................     1,537,975      4,452,022      17,737,896
NONCURRENT LIABILITIES:
    Long-term debt (Note 3)........................................................    11,075,698     11,291,296      11,269,031
                                                                                      -----------    -----------     -----------
DEFERRED TAX LIABILITIES, NET OF ALLOWANCE OF $1,356,820, $2,475,223 AND $3,916,928
IN 1995, 1996 AND 1997, RESPECTIVELY (NOTE 6)......................................       379,009              0               0
        Total liabilities..........................................................    12,992,682     15,743,318      29,006,927
                                                                                      -----------    -----------     -----------
MINORITY INTEREST..................................................................        84,479              0               0
                                                                                      -----------    -----------     -----------
COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 5)
STOCKHOLDERS' EQUITY:
    Convertible preferred stock, $.01 par value per share; 15,000 shares authorized, 7,520 shares issued and outstanding in 1995; 50,000 shares authorized, 17,092 shares issued and outstanding in 1996; 100,000 shares
     authorized, 26,052 shares issued and outstanding at September 30, 1997........            75            171             261
    Common stock, $.01 par value per share; 15,000 shares authorized, no shares issued and outstanding in 1995 and 1996; 100,000 shares authorized, no shares
     issued and outstanding at September 30, 1997..................................             0              0               0
    Additional paid-in capital.....................................................     7,454,615     18,509,218      29,214,530
    Accumulated deficit............................................................    (1,185,534)    (4,310,962)     (8,147,737)
                                                                                      -----------    -----------     -----------
        Total stockholders' equity.................................................     6,269,156     14,198,427      21,067,054
                                                                                      -----------    -----------     -----------
        Total liabilities and stockholders' equity.................................   $19,346,317    $29,941,745     $50,073,981
                                                                                      ===========    ===========     ===========


 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994, THE FOUR MONTHS ENDED APRIL 30, 1995, THE EIGHT MONTHS ENDED DECEMBER 31, 1995,
                       THE YEAR ENDED DECEMBER 31, 1996,
             AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                        PREDECESSOR COMPANY                            SUCCESSOR COMPANY
                                      ------------------------    -----------------------------------------------------------
                                                       FOUR          EIGHT                          NINE            NINE
                                          YEAR        MONTHS         MONTHS          YEAR          MONTHS          MONTHS
                                         ENDED         ENDED         ENDED          ENDED           ENDED           ENDED
                                      DECEMBER 31,   APRIL 30,    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                          1994         1995           1995           1996           1996            1997
                                      ------------   ---------    ------------   ------------   -------------   -------------
                                                                                                 (UNAUDITED)     (UNAUDITED)
OPERATING REVENUES:
    Subscriber......................  $ 2,004,419    $ 811,103    $ 2,016,082    $ 4,682,666     $ 3,337,029     $ 6,145,495
    Miscellaneous...................      107,533       46,058        180,916        651,517         488,700         899,191
                                      -----------    ---------    -----------    -----------     -----------     -----------
         Total......................    2,111,952      857,161      2,196,998      5,334,183       3,825,729       7,044,686
                                      -----------    ---------    -----------    -----------     -----------     -----------
OPERATING EXPENSES:
    General and administrative......      587,579      175,724      1,027,001      2,346,201       1,588,761       2,368,525
    Programming charges.............    1,042,186      409,325      1,029,959      2,513,693       1,781,853       3,263,652
    Depreciation and amortization...      768,496      259,336        745,004      1,640,025       1,118,403       2,263,982
    Field and technical.............      303,600       98,293        417,273        877,870         666,091         988,435
    Sales and marketing.............      128,909       16,590         58,414        659,667         339,934         947,284
                                      -----------    ---------    -----------    -----------     -----------     -----------
         Total......................    2,830,770      959,268      3,277,651      8,037,456       5,495,042       9,831,878
                                      -----------    ---------    -----------    -----------     -----------     -----------
OPERATING LOSS......................     (718,818)    (102,107)    (1,080,653)    (2,703,273)     (1,669,314)     (2,787,192)
                                      -----------    ---------    -----------    -----------     -----------     -----------
OTHER INCOME AND EXPENSES:
    Affiliate interest income (Note
      8)............................            0            0         12,098        273,799         251,303          38,984
    Other interest income...........            0            0          6,646         46,221           6,890          40,443
    Affiliate interest expense (Note
      8)............................     (165,455)      (2,017)       (58,856)             0               0               0
    Other interest expense..........      (65,120)     (19,861)      (509,057)    (1,055,498)       (795,066)     (1,099,465)
    Other income (expense), net.....       75,158            0              0        (60,000)              0         (29,545)
                                      -----------    ---------    -----------    -----------     -----------     -----------
         Total......................     (155,417)     (21,878)      (549,169)      (795,478)       (536,873)     (1,049,583)
                                      -----------    ---------    -----------    -----------     -----------     -----------
LOSS BEFORE MINORITY INTEREST AND
  INCOME TAX BENEFIT................     (874,235)    (123,985)    (1,629,822)    (3,498,751)     (2,206,187)     (3,836,775)
MINORITY INTEREST (NOTE 2)..........            0            0        109,837              0               0               0
                                      -----------    ---------    -----------    -----------     -----------     -----------
LOSS BEFORE INCOME TAX BENEFIT......     (874,235)    (123,985)    (1,519,985)    (3,498,751)     (2,206,187)     (3,836,775)
INCOME TAX BENEFIT..................            0            0        334,451        373,323         373,323               0
                                      -----------    ---------    -----------    -----------     -----------     -----------
NET LOSS............................     (874,235)    (123,985)    (1,185,534)    (3,125,428)     (1,832,864)     (3,836,775)
PREFERRED STOCK DIVIDENDS...........     (591,175)    (230,407)             0              0               0               0
                                      -----------    ---------    -----------    -----------     -----------     -----------
NET LOSS AFTER PREFERRED STOCK
  DIVIDENDS.........................  $(1,465,410)   $(354,392)   $(1,185,534)   $(3,125,428)    $(1,832,864)    $(3,836,775)
                                      ===========    =========    ===========    ===========     ===========     ===========
PRIMARY NET LOSS PER SHARE (NOTE 2):
    Weighted average shares
      outstanding -- 7,520, 13,626,
      12,458 and 24,116 shares in
      1995, 1996, September 30, 1996
      and 1997, respectively........  $         0    $       0    $   (157.65)   $   (229.37)    $   (147.12)    $   (159.10)
                                      ===========    =========    ===========    ===========     ===========     ===========

 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1994, THE FOUR MONTHS ENDED APRIL 30, 1995, THE EIGHT MONTHS ENDED DECEMBER 31, 1995,
                       THE YEAR ENDED DECEMBER 31, 1996,
             AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997


                                          PREDECESSOR COMPANY                           SUCCESSOR COMPANY
                                        ------------------------   ------------------------------------------------------------
                                                         FOUR         EIGHT                           NINE            NINE
                                            YEAR        MONTHS        MONTHS          YEAR           MONTHS          MONTHS
                                           ENDED         ENDED        ENDED          ENDED           ENDED            ENDED
                                        DECEMBER 31,   APRIL 30,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30,
                                            1994         1995          1995           1996            1996            1997
                                        ------------   ---------   ------------   ------------   --------------   -------------
                                                                                                  (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss............................  $ (874,235)  $(123,985)  $(1,185,534)   $(3,125,428)    $ (1,832,864)    $(3,836,775)
                                          ----------   ---------   -----------    -----------     ------------     -----------
    Adjustments to reconcile net loss to
      net cash provided by (used in)
      operating activities:
        Depreciation and amortization...     768,496     259,336       745,004      1,640,025        1,118,403       2,263,982
        (Gain) loss on disposition of
          assets........................     (75,158)          0             0         21,370          (95,364)         56,316
        Deferred income tax benefit.....           0           0      (334,451)      (373,323)        (373,323)              0
        Minority interest...............           0           0      (109,837)             0                                0
        Changes in current assets and
          liabilities:
            Accounts receivable.........     (22,485)    (11,069)     (205,159)      (512,337)        (154,216)       (563,180)
            Prepaid expenses............      (6,479)      7,955       (86,156)      (180,950)          82,116         197,631
            Accounts payable............     102,646      79,608      (246,687)       (39,648)         (85,735)        927,922
            Accrued liabilities and
              interest..................     163,468      28,528       372,966        293,394           63,666         520,360
            Unearned revenue............      26,337     (96,297)      336,894        278,757           45,048         134,082
            Other.......................           0           0       (29,968)           133          (13,384)        (21,192)
                                          ----------   ---------   -----------    -----------     ------------     -----------
                Total adjustments.......     956,825     268,061       442,606      1,127,421          587,211       3,515,921
                                          ----------   ---------   -----------    -----------     ------------     -----------
                Net cash provided by
                  (used in) operating
                  activities............      82,590     144,076      (742,928)    (1,998,007)      (1,245,653)       (320,854)
                                          ----------   ---------   -----------    -----------     ------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures................    (717,325)    (42,504)   (1,291,080)   (14,416,135)     (10,338,118)    (22,034,377)
    Organizational cost expenditures....           0           0      (453,736)       (20,133)          (1,901)        (70,879)
    Purchase of investment..............           0           0             0         (5,000)               0               0
                                          ----------   ---------   -----------    -----------     ------------     -----------
                Net cash used in
                  investing activities..    (717,325)    (42,504)   (1,744,816)   (14,441,268)     (10,340,019)    (22,105,256)
                                          ----------   ---------   -----------    -----------     ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    (Advances to) repayments from
      affiliate.........................           0           0    (4,255,836)     4,255,836          729,636               0
    Proceeds from issuances of debt and
      short-term borrowings.............     855,820           0        51,389      1,258,238          114,995      11,637,616
    Principal payments on debt and
      short-term borrowings.............    (258,873)   (104,889)     (478,624)      (160,900)         (41,335)              0
    Proceeds from initial capitalization
      of Successor Company..............           0           0       200,000              0                                0
    Proceeds from issuance of preferred
      stock, net of related offering
      expenses..........................           0           0     7,254,690     10,868,699       10,952,445      10,705,402
                                          ----------   ---------   -----------    -----------     ------------     -----------
                Net cash provided by
                  (used in) financing
                  activities............     596,947    (104,889)    2,771,619     16,221,873       11,755,741      22,343,018
                                          ----------   ---------   -----------    -----------     ------------     -----------
NET (DECREASE) INCREASE IN CASH.........     (37,788)     (3,317)      283,875       (217,402)         170,069         (83,092)
CASH AT BEGINNING OF PERIOD.............      57,724      19,936        16,619        300,494          300,494          83,092
                                          ----------   ---------   -----------    -----------     ------------     -----------
CASH AT END OF PERIOD...................  $   19,936   $  16,619   $   300,494    $    83,092          470,563               0
                                          ==========   =========   ===========    ===========     ============     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the period for
      interest..........................  $  235,851   $  22,027   $    46,762    $ 1,016,039     $    788,850     $   835,669
                                          ==========   =========   ===========    ===========     ============     ===========
    Cash paid during the period for
      income taxes......................  $        0   $       0   $         0    $         0     $          0     $         0
                                          ==========   =========   ===========    ===========     ============     ===========
NONCASH INVESTING AND FINANCING
  ACTIVITIES:
    Preferred stock dividends...........  $  591,175   $ 230,407   $         0    $         0     $          0     $         0
                                          ==========   =========   ===========    ===========     ============     ===========


 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1994,
                     THE FOUR MONTHS ENDED APRIL 30, 1995,
                   THE EIGHT MONTHS ENDED DECEMBER 31, 1995,
                       THE YEAR ENDED DECEMBER 31, 1996,
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                                                        TOTAL
                                COMMON STOCK     ADDITIONAL    PREFERRED STOCK     TREASURY STOCK                   STOCKHOLDERS'
                               ---------------     PAID-IN     ---------------   ------------------   ACCUMULATED     (DEFICIT)
                               SHARES   AMOUNT     CAPITAL     SHARES   AMOUNT   SHARES    AMOUNT       DEFICIT        EQUITY
                               ------   ------   -----------   ------   ------   ------   ---------   -----------   -------------
PREDECESSOR COMPANY:
  BALANCE AT DECEMBER 31,
    1993......................  1,000    $ 10    $ 6,563,598      197    $197    (5,104)  $(255,200)  $(4,590,788)   $ 1,717,817
    Dividends on preferred
      stock...................      0       0              0        0       0         0           0      (591,175)      (591,175)
    Net loss..................      0       0              0        0       0         0           0      (874,235)      (874,235)
                                -----    ----    -----------   ------   -----    ------   ---------   -----------    -----------
  BALANCE AT DECEMBER 31,
    1994......................  1,000      10      6,563,598      197     197    (5,104)   (255,200)   (6,056,198)       252,407
    Dividends on preferred
      stock...................      0       0              0        0       0         0           0      (230,407)      (230,407)
    Net loss..................      0       0              0        0       0         0           0      (123,985)      (123,985)
                                -----    ----    -----------   ------   -----    ------   ---------   -----------    -----------
  BALANCE AT APRIL 30, 1995...  1,000      10      6,563,598      197     197    (5,104)   (255,200)   (6,410,590)      (101,985)

SUCCESSOR COMPANY:
  Initial capital
    contribution..............      0       0        200,000        0       0         0           0             0        200,000
  Acquisition of Predecessor
    Company................... (1,000)    (10)    (6,563,598)    (197)   (197)    5,104     255,200     6,410,590        101,985
  Conversion of capital to
    preferred stock...........      0       0             (2)      20       2         0           0             0              0
  Issuance of preferred stock,
    net of related offering
    expenses of $65,310.......      0       0      7,254,617    7,500      73         0           0             0      7,254,690
  Net loss....................      0       0              0        0       0         0           0    (1,185,534)    (1,185,534)
                                -----    ----    -----------   ------   -----    ------   ---------   -----------    -----------
BALANCE AT DECEMBER 31,
  1995........................      0       0      7,454,615    7,520      75         0           0    (1,185,534)     6,269,156
  Issuance of preferred stock,
    net of related offering
    expenses of $379,701......      0       0     11,054,603    9,572      96         0           0             0     11,054,699
  Net loss....................      0       0              0        0       0         0           0    (3,125,428)    (3,125,428)
                                -----    ----    -----------   ------   -----    ------   ---------   -----------    -----------
BALANCE AT DECEMBER 31,
  1996........................      0       0     18,509,218   17,092     171         0   $       0    (4,310,962)   $14,198,427
  Issuance of preferred stock,
    net of related offering
    expenses of $46,598.......      0       0     10,705,312    8,960      90         0           0             0     10,705,402
  Net loss....................      0       0              0        0       0         0           0    (3,836,775)    (3,836,775)
                                -----    ----    -----------   ------   -----    ------   ---------   -----------    -----------
BALANCE AT SEPTEMBER 30, 1997
  (UNAUDITED).................      0    $  0    $29,214,530   26,052    $261         0   $       0    (8,147,737)    21,067,054
                                =====    ====    ===========   ======   =====    ======   =========   ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS

     KNOLOGY Holdings, Inc. (formerly CyberNet Holding, Inc.) and its subsidiaries (the "Company" or "Successor Company") provide integrated, interactive broadband communications services, including cable television, to multiple areas in the Southeast. The Company was initially capitalized as ITC Broadband Services, L.L.C. (subsequently changed to CyberNet Holding, L.L.C.) in March 1995, at which time it was ultimately wholly owned by the corporate predecessor of ITC Holding Company, Inc. (together with such predecessor, "ITC Holding"). Due to subsequent equity transactions (Note 7), the Company is no longer a consolidated subsidiary of ITC Holding.

     CyberNet Holding, L.L.C. was established for the purpose of the acquisition of KNOLOGY of Montgomery, Inc. (formerly, Montgomery Cablevision & Entertainment) ("KNOLOGY of Montgomery" or "Predecessor Company"), a provider of cable television services in Montgomery, Alabama. This acquisition was consummated on April 28, 1995 when the Company purchased the equity interests of InterRedec, Inc. ("InterRedec") in KNOLOGY of Montgomery in exchange for a note bearing interest at 9%, with principal and interest due in five years (Note 3). The transaction was accounted for as a purchase. As of December 31, 1995, the Company owned 80% of the common stock and approximately 97% of the preferred stock of KNOLOGY of Montgomery. In January 1996, the Company exchanged 200 shares of its preferred stock and $14,000 in cash for the 200 common shares and 5 preferred shares of KNOLOGY of Montgomery held by the minority shareholder. As a result of this exchange, KNOLOGY of Montgomery is now a wholly owned subsidiary of the Company.

     In August 1995, CyberNet Holding, L.L.C. established American Cable, L.L.C. (95% owned by CyberNet Holding, L.L.C. and 5% owned by ITC Holding). On September 29, 1995, American Cable, L.L.C. purchased certain assets of American Cable Company Partnership and American Cable Company (collectively, "American"), a provider of cable television services in Columbus, Georgia, in exchange for a note bearing interest at 9%, with principal and interest due in five years (Note
3). The transaction was accounted for as a purchase (Note 9).

     The following table summarizes the net assets purchased by the Company in connection with its acquisitions of KNOLOGY of Montgomery and American and the amount attributable to cost in excess of net assets acquired (in thousands):

                                                        KNOLOGY OF
                                                        MONTGOMERY    AMERICAN     TOTAL
                                                        ----------    --------    --------
        Purchase price...............................    $  6,000     $  5,000     $11,000
        Assumption of note payable...................      (2,191)           0     (2,191)
        Assumption of preferred stock dividends
          payable....................................      (1,107)           0     (1,107)
        Net (assets) liabilities.....................       1,002       (1,725)      (723)
                                                          -------      -------     -------
        Cost in excess of net assets acquired........    $  3,704     $  3,275      $6,979
                                                          =======      =======     =======

     The acquisitions of these assets have been accounted for as noncash transactions for purposes of the consolidated statements of cash flows.

     In November 1995, KNOLOGY of Columbus, Inc. (formerly American Cable, Inc.), a Delaware corporation was established. In consideration for shares in KNOLOGY of Columbus, CyberNet Holding,

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1.  ORGANIZATION AND NATURE OF BUSINESS--(CONTINUED)

L.L.C. and ITC Holding conveyed their ownership interests in American Cable, L.L.C. to KNOLOGY of Columbus.

     In November 1995, the Company (a Delaware corporation) was established. In December 1995, in exchange for shares of the Company's preferred stock, ITC Holding conveyed its direct and indirect interests in CyberNet Holding, L.L.C. and KNOLOGY of Columbus to the Company (Note 7).

     CyberNet Holding L.L.C. and American Cable, L.L.C. were dissolved in February and October 1996, respectively.

     The Company has experienced operating losses as a result of efforts to build out its broadband systems and expand into new markets. The Company expects to continue to focus on increasing its customer base and expanding its broadband operations. Accordingly, the Company expects that its operating expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Company may change its pricing policies to respond to a changing competitive environment. In the opinion of management, the Company's projected cash flows from operations and existing credit position, including the financing arrangements discussed in Note 10, will be sufficient to meet the capital and operating needs of the Company through at least 1997. However, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

     See Risk Factors in this document for further information.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     As a result of the KNOLOGY of Montgomery acquisition discussed in Note 1, the capital structure of and the basis of accounting for the Company differs from those of KNOLOGY of Montgomery prior to the acquisition. Financial data of the Company with respect to all reporting periods subsequent to April 28, 1995 (the "Successor Period") reflect the acquisition under the purchase method of accounting. Therefore, financial data with respect to KNOLOGY of Montgomery prior to the acquisition (the "Predecessor Period") generally will not be comparable to that of the Company with respect to the items described below.

     As a result of the acquisitions of KNOLOGY of Montgomery and American discussed in Note 1, the statements of operations for the Successor Period includes amortization of cost in excess of net assets acquired and interest expense on debt incurred in connection with the acquisitions. Also, as a result of purchase accounting, the fair values of the property and equipment at the date of their acquisition became their new "cost" bases with respect to the Company. Accordingly, the depreciation of property and equipment for the Successor Period is based on the newly established cost basis of these assets. Other effects of purchase accounting in the Successor Period are not significant.

     The statements of operations, stockholders' (deficit) equity, and cash flows for 1995 are divided between the four months ended April 30, 1995, when InterRedec held the controlling interest in the Predecessor Company, and the eight months ended December 31, 1995, when the Successor Company held the controlling interest following the transfer of ownership discussed in Note 1. In addition, the financial statements as of December 31, 1995 and for the eight months then ended include the accounts of KNOLOGY Holdings, Inc., CyberNet Holding, L.L.C., KNOLOGY of Columbus, American Cable, L.L.C., and KNOLOGY of Montgomery. For the year ended December 31, 1995, the equity share of KNOLOGY of Montgomery not

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

owned by the Company is reflected in the accompanying balance sheets and statements of operations as minority interest. The financial statements as of December 31, 1996 and for the year then ended include the accounts of KNOLOGY Holdings, Inc., KNOLOGY of Montgomery and KNOLOGY of Columbus. All significant intercompany transactions have been eliminated in consolidation.

     Certain prior year amounts have been reclassified to conform with the current year presentation.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and minor renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any gain or loss is included in income. Depreciation and amortization are provided over the estimated useful lives as follows:

        Cable system and installation equipment..................   Seven to ten years
        Test and office equipment................................   Five to seven years
        Automobiles and trucks...................................   Five years
        Leasehold improvements...................................   Five years

     Inventories are valued at the lower of cost or market (determined on a first-in, first-out basis) and include converter boxes and cable and electronic cable hook-up equipment. These items are transferred to cable system and installation equipment when installed.

COST IN EXCESS OF NET ASSETS ACQUIRED

     This amount represents the excess of cost over the fair value of the net assets acquired by the Company in its 1995 purchases of KNOLOGY of Montgomery and American discussed in Note 1. These costs are being amortized using the straight-line method over 40 years.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ORGANIZATIONAL COSTS

     Organizational costs represent direct costs, primarily legal and salary costs, incurred in making the Company viable. All indirect costs, such as travel and entertainment, and other general and administrative costs have been expensed as incurred. The deferred costs are being amortized using the straight-line method over a five-year period from the date of inception.

LONG-LIVED ASSETS

     In 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and cost in excess of net assets acquired related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material.

     The Company periodically reviews the values assigned to long-lived assets such as inventory, property and equipment, and cost in excess of net assets acquired to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

REVENUE RECOGNITION

     Subscriber revenues are recognized in the month of service. Subscriber fees billed in advance are included in the accompanying balance sheets as unearned revenue and are deferred until the month the service is provided.

BARTER TRANSACTIONS

     The Company engages in certain exchanges of services for advertising and promotional services. The Company records these transactions at the market value of the services provided.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit represents the change in the deferred tax asset and liability balances (Note 6).

NET LOSS PER SHARE

     Net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares from convertible preferred stock (using the if-converted method). As the Company has no common stock outstanding, the convertible preferred stock is assumed to be converted

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

for purposes of this calculation. The Predecessor Company's net losses per share are not shown, as they are not comparable with the Successor Company's. All options and warrants currently outstanding have been excluded from the calculation as they are anti-dilutive.

SOURCES OF SUPPLIES

     The Company uses a single vendor for its supply of cable. However, if this vendor were unable to meet the Company's needs, management believes that other sources for cable exist on comparable terms and operating results would not be adversely affected.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Company's receivables approximates their fair values.

3.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 and September 30, 1997 consists of the following:

                                                                DECEMBER 31,
                                                          -------------------------   SEPTEMBER 30,
                                                             1995          1996           1997
                                                          -----------   -----------   -------------
                                                                                       (UNAUDITED)
InterRedec, bearing interest at 9%, payable on March 31,
  2000, plus interest, unsecured (a)....................  $ 6,000,000   $ 6,000,000    $ 6,000,000
Francine, Inc., bearing interest at 9%, payable on
  September 29, 2000, plus interest, unsecured (b)......    5,000,000     5,000,000      5,000,000
Sterling Bank, bearing interest at prime plus 1%,
  payable in monthly installments of $5,190, plus
  interest, through September 1996, unsecured (c).......       32,665             0              0
Sterling Bank, bearing interest at prime plus 1.5%,
  payable in monthly installments of $1,425, plus
  interest, through May 1999, unsecured (c).............       50,329        36,316         27,816
Compass Bank, bearing interest at 8.75%, payable in
  monthly installments of $1,632 through September 1998,
  secured...............................................       48,453        31,659         18,676
SunTrust Bank, bearing interest at 8.25%, payable in
  monthly installments of $828 through September 1997,
  secured...............................................       15,384         6,828          1,013
Former stockholders of KNOLOGY of Montgomery, bearing
  interest at prime, plus 2%, payable on May 16, 1996,
  unsecured (c).........................................       75,000             0              0
First National Bank of West Point line of credit,
  bearing interest at prime, maturing March 1997,
  unsecured.............................................            0       900,000              0
Compass Bank, bearing interest at prime plus 1.0%,
  payable in monthly installments of $5,426 through
  November 1999, secured................................            0       170,000        124,333

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                DECEMBER 31,          SEPTEMBER 30,
                                                             1995          1996           1997
                                                          -----------   -----------    -----------
                                                                                       (UNAUDITED)

3.  LONG-TERM DEBT--(CONTINUED)
First National Bank of West Point, note bearing interest
  at 8.5%, payable in monthly installments of $945
  through March 1999, secured...........................            0        23,200         15,974
Troup capitalized lease obligation, at a rate of 10%,
  payable in quarterly installments of $6,304 through
  December 2006, secured................................  $         0       151,166    $   148,489
SCANA Communications, Inc. note bearing interest at 12%,
  payable January 1, 1998, unsecured....................            0             0     11,000,000
First National Bank of West Point, note bearing interest
  at 8.5%, payable in monthly installments of $4,109
  through June 2000, secured............................            0             0         120,484
First National Bank of West Point, note bearing interest
  at prime plus .5%, maturing December 15, 1997,
  unsecured.............................................            0             0       1,500,000
                                                          -----------   -----------    ------------
                                                           11,221,831    12,319,169      23,956,785
Less current maturities.................................      146,133     1,027,873      12,687,754
                                                          -----------   -----------    ------------
                                                          $11,075,698   $11,291,296    $ 11,269,031
                                                          ===========   ===========    ============

---------------

(a) ITC Holding is a co-obligor under this note.

(b) ITC Holding is a guarantor of this note.

(c) The prime rate was 8.5% at December 31, 1995, 8.25% at December 31, 1996 and 8.5% at September 30, 1997, respectively.

     Following are maturities of long-term debt for each of the next five years as of December 31, 1996:

        1997...........................................................   $ 1,027,873
        1998...........................................................       124,509
        1999...........................................................        91,230
        2000...........................................................    11,025,214
        2001...........................................................        25,214
        Thereafter.....................................................        25,129
                                                                          -----------
                  Total................................................   $12,319,169
                                                                          ===========

     The fair values of long-term debt exclusive of affiliated debt, including current maturities, at December 31, 1995 and 1996 are estimated to be approximately $8,838,000 and $9,397,000, respectively, based on a valuation technique that considers cash flows discounted at current rates.

4.  OPERATING LEASES

     The Company leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  OPERATING LEASES--(CONTINUED)

     Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996 are as follows:

        1997..............................................................   $128,144
        1998..............................................................    122,929
        1999..............................................................    124,694
        2000..............................................................     94,411
        2001..............................................................     73,115
                                                                             --------
                  Total minimum lease payments............................   $543,293
                                                                             ========

     Total rental expense for all operating leases was approximately $77,000, $27,000, $66,000, and $70,000 for the year ended December 31, 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995, and the year ended December 31, 1996, respectively.

5.  COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS


     The Company has entered into contracts with various entities to provide programming to be aired by the Company. The Company pays a monthly fee as compensation for the programming, generally based on the number of average subscribers to the program, although some fees are adjusted based on the total number of subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. The Company has estimated that approximately $3.9 million in future payments related to these contracts are required in 1997.


BUILD-OUT REQUIREMENTS

     Under a franchise agreement with the city of Montgomery, Alabama, KNOLOGY of Montgomery is subject to the terms and conditions specified by City Ordinance Number 16-90. One such condition contains a build-out clause which requires KNOLOGY of Montgomery to complete 200 miles of service per year over the five-year period commencing March 6, 1990, with certain grace periods specified in the agreement. Failure to meet the build-out requirements would subject KNOLOGY of Montgomery to a penalty for each time period during which KNOLOGY of Montgomery failed to meet the build-out requirements and would permit the city of Montgomery to revoke its franchise. In connection with the proposed sale of InterRedec's interest in KNOLOGY of Montgomery discussed in Note 1, City Resolution Number 58-95 was approved by the Montgomery City Council on April 4, 1995. This resolution extended KNOLOGY of Montgomery's time frame to meet the second year's requirements until August 4, 1996 and the remaining requirements annually thereafter through August 4, 1999. In management's opinion, KNOLOGY of Montgomery is currently in compliance with this ordinance.

LEGAL PROCEEDINGS

     In the normal course of business, the Company is subject to various litigation; however, in management's opinion, there are no legal proceedings pending against the Company which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 1995 and 1996 are as follows (in thousands):

                                                                      1995       1996
                                                                     -------    -------
        Deferred tax assets:
             Net operating loss carryforwards.....................   $ 1,663    $ 3,875
             Other................................................        48         92
             Valuation allowance..................................    (1,357)    (2,475)
                                                                      ------     ------
                  Total deferred tax assets.......................       354      1,492
        Deferred tax liabilities--depreciation and amortization...      (739)    (1,492)
                                                                      ------     ------
        Net deferred tax liabilities..............................      (385)         0
        Portion included in current assets........................         6          0
                                                                      ------     ------
        Net deferred taxes........................................   $  (379)   $     0
                                                                      ======     ======

     The Company has available, at December 31, 1996, unused operating loss carryforwards of approximately $3,875,000 expiring in various years from 2005 to 2011 unless utilized. Management has recorded a valuation allowance of approximately $1,357,000 and $2,475,000 in 1995 and 1996, respectively, on these operating loss carryforwards, the majority of which contain limitations on utilization.

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the year ended December 31, 1994, the four months ended April 30, 1995, the eight months ended December 31, 1995, and the year ended December 31, 1996 is as follows:

                                                       PREDECESSOR                SUCCESSOR
                                                         COMPANY                   COMPANY
                                                   --------------------     ---------------------
                                                            FOUR MONTHS     EIGHT MONTHS
                                                               ENDED           ENDED
                                                             APRIL 30,      DECEMBER 31,
                                                   1994        1995             1995         1996
                                                   ----     -----------     ------------     ----
    Income tax benefit at statutory rate........   (34)%        (34)%            (34)%       (34)%
    State income taxes, net of federal
      benefit...................................    (2)          (2)              (2)         (2)
    Tax benefits recorded by ITC Holding........     0            0               14           0
    Prior year actualization....................     0            0                0          (6)
    Goodwill....................................     0            0                0          (1)
    Deferred tax valuation allowance............    36           36                0          32
                                                   ---          ---              ---         ---
                                                     0%           0%             (22)%       (11)%
                                                   ===          ===              ===         ===

     A limited liability company is treated as a partnership for income tax purposes. Therefore, through November 1995, the income tax benefits generated by CyberNet Holding, L.L.C. and American Cable, L.L.C. were recorded by ITC Holding as the corporate owner of these entities. Following the formation of KNOLOGY of Columbus and KNOLOGY Holdings, Inc. and the subsequent transfer of ownership interests in CyberNet Holding, L.L.C. and KNOLOGY of Columbus from ITC Holding in December 1995 (Notes 1 and 8), the Company recognized the income tax benefits generated by its subsidiaries in the accompanying

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES--(CONTINUED)

statements of operations for the Successor Period. Effective December 1995, the Company and its subsidiaries began filing a consolidated federal income tax return. Each entity files separate state income tax returns.

     For the period following the acquisition of KNOLOGY of Montgomery by CyberNet Holding, L.L.C. through the formation of the Company, KNOLOGY of Montgomery filed separate income tax returns. Subsequent to the formation of the Company, KNOLOGY of Montgomery is included in the Company's consolidated federal income tax return.

7.  EQUITY INTERESTS

SUCCESSOR COMPANY CAPITAL TRANSACTIONS


     The Company has authorized 200,000 shares of $.01 par value common stock and 100,000 shares of $.01 par value convertible preferred stock. In December 1995, the Company offered 7,780 shares of preferred stock for subscription at $1,000 per share. At December 31, 1995, subscriptions had been accepted for 7,520 shares and consideration of $1,000 per share had been received. In December 1995, as additional consideration for 4,000 shares, ITC Holding conveyed its direct and indirect ownership interests in CyberNet Holding, L.L.C. and KNOLOGY of Columbus to the Company. In January 1996, the remaining subscriptions for 260 shares were accepted. Included in this amount are 200 shares which were exchanged for the minority interest of KNOLOGY of Montgomery (Note 1). In April 1996, the Company offered and accepted 9,312 shares of preferred shares for subscription at $1,200 per share. The amount of the consideration paid in excess of the par value, net of expenses incurred in connection with the issuance, is included in additional paid-in capital on the accompanying balance sheets. Each share of convertible preferred stock is automatically convertible into common stock on a one-for-one basis at the earlier of either the effective date of a public offering of common stock by the Company or on December 8, 2005. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of convertible preferred stock are entitled to receive preferential distributions of $1,000 per share before any distributions to common stockholders. The holders of the preferred stock are not entitled to any other preferences, including dividends.


SUCCESSOR COMPANY STOCKHOLDERS' AGREEMENT

     The Company entered into a stockholders' agreement (the "Stockholders' Agreement"), dated as of December 8, 1995 and amended as of January 25, 1996 and April 19, 1996, with all of the stockholders of the Company. None of the parties to the Stockholders' Agreement may transfer any class or series of capital stock of the Company or any right or option to acquire any share of capital stock of the Company held by such party to third parties (subject to limited exceptions) without having first offered such securities to the Company. The Stockholders' Agreement will irrevocably terminate upon the consummation of an initial public offering.

SUCCESSOR COMPANY STOCK OPTION PLAN

     Under the Company's 1995 stock option plan (the "Stock Option Plan"), as adopted in December 1995, 844 shares of common stock are reserved and authorized for issuance upon the exercise of the options. All employees of the Company are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the compensation and stock option committee of the board of directors. Options granted under the Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  EQUITY INTERESTS--(CONTINUED)

     The Company granted 502.95 options for shares of common stock to all employees at $1,200 per share during 1996. At December 31, 1996, there were
351.98 options outstanding with option prices of $1,200. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant.

     Options for 110.11 shares granted to one executive officer become exercisable as to 40% on January 1, 1997 and as to an additional 20% annually thereafter through January 1, 2000. Options for 72.7 shares granted to one other executive officer and another employee become exercisable as to 40% on January 1, 1998 and as to an additional 20% annually thereafter through January 1, 2001. On October 29, 1996, options to purchase an additional 13 shares were issued to this employee, exercisable on the same vesting schedule. The remaining options become exercisable as to 40% two years from the date of issuance and as to an additional 20% annually for the three following years.

PREDECESSOR COMPANY STOCK TRANSACTIONS

     On June 16, 1993, KNOLOGY of Montgomery effected a recapitalization whereby InterRedec forgave $4,658,000 in debt in exchange for an increase in its equity ownership, 5,104 shares of common stock were repurchased for total proceeds of $255,200 from various shareholders, and the remaining outstanding common and preferred shares were adjusted such that InterRedec owned 80% of the outstanding $.01 par value common stock and approximately 97% of the outstanding $1 par value preferred stock. The repurchased shares are reflected as treasury stock in the accompanying statements of stockholders' (deficit) equity at cost.

     The cost associated with the cumulative nonvoting preferred stock following the recapitalization is $31,000 per share. The shares of cumulative nonvoting preferred stock may be called for redemption by KNOLOGY of Montgomery at any time, and upon such call, KNOLOGY of Montgomery shall pay $32,750 per share in cash plus an amount equal to all dividends accrued and unpaid thereon to the date of such redemption. KNOLOGY of Montgomery is accreting the difference between the redemption price and the face value of the shares over a five-year period as a charge to retained earnings and a corresponding increase to additional paid-in capital. The holders of the cumulative nonvoting preferred stock shall be entitled to receive, out of the unreserved and unrestricted surplus or net profits of the corporation, cash dividends as declared by the board of directors. As of January 1996, all of the cumulative nonvoting preferred stock of KNOLOGY of Montgomery is held by the Company. No such dividends have been declared as of December 31, 1996, but KNOLOGY of Montgomery is accruing dividends at a rate of prime plus 2%. The preferred stock has no conversion privileges. For the eight months ended December 31, 1995 and the year ended December 31, 1996, these preferred stock accretion and dividend amounts were eliminated in consolidation.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  EQUITY INTERESTS--(CONTINUED)

presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

     The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of the Company's common stock to employees of the Company using the minimum value option pricing model and the following weighted average assumptions in 1996:

        Risk-free interest rate........................................   6.31%
        Expected dividend yield........................................   0%
        Expected lives.................................................   Seven years
        Expected forfeiture rate.......................................   7%

     The weighted average fair value of options granted was $1,200 for 1996. The total value of options for the Company's stock granted to employees of the Company during 1996 was computed as approximately $154,000, which would be amortized on a pro forma basis over the five-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss for the year ended December 31, 1996 would have increased as follows:

                                                              AS REPORTED     PRO FORMA
                                                              -----------    -----------
        Net loss for the year ended December 31, 1996......   $(3,125,428)   $(3,155,917)

     A summary of the status of the Company's stock option plan at December 31, 1996 is presented in the following table:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                             PRICE PER
                                                                SHARES         SHARE
                                                                ------    ----------------
        Outstanding at December 31, 1995.....................     0.00         $    0
             Granted.........................................   502.95          1,200
             Forfeited.......................................   150.97          1,200
                                                                ------
        Outstanding at December 31, 1996.....................   351.98          1,200
                                                                ======

     No options were exercisable at December 31, 1996.

8.  RELATED-PARTY TRANSACTIONS

     Following the recapitalization of KNOLOGY of Montgomery (Note 7), InterRedec and KNOLOGY of Montgomery entered into a revolving credit agreement and note up to $2,000,000. Included in interest expense -- affiliate for the year ended December 31, 1994 are interest costs of approximately $166,000 incurred by KNOLOGY of Montgomery related to this note. In connection with the Company's purchase of InterRedec's interest in KNOLOGY of Montgomery (Note 1), the Company assumed this note payable to InterRedec. For the four months ended April 30, 1995, interest on the note payable was forgiven as part of the sale. During the Successor Period, the note and the related interest expense were eliminated for consolidation purposes.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED-PARTY TRANSACTIONS--(CONTINUED)

     The current portion of long-term debt at December 31, 1995 includes notes due to former stockholders of KNOLOGY of Montgomery. These notes were repaid, with interest, in 1996.

     ITC Holding occasionally provides certain administrative services, such as legal and tax planning services, for the Company. The costs of these services are charged to the Company based primarily on the salaries and related expenses for certain of the ITC Holding executives and an estimate of their time spent on projects specific to the Company. ITC Holding also leases office space to the Company in West Point, Georgia. For the period from inception (March 10, 1995) through December 31, 1995 and the year ended December 31, 1996, the Company recorded $1,000 and $24,000 in selling, operations, and administrative expenses related to these services. In the opinion of management, the methodology used to calculate the amounts charged to the Company is reasonable.

     Certain of ITC Holding's other wholly owned or majority-owned subsidiaries provide the Company with various services and/or receive services provided by the Company. These entities include Interstate Telephone Company and Valley Telephone Company, which provide local and long-distance telephone services; DeltaCom, Inc., which provides long-distance and related services; InterCall, Inc., which provides conference calling services; and InterState FiberNet, which leases capacity on certain of its fiber routes. ITC Holding also holds equity investments in the following entities which do business with the Company:
PowerTel, Inc., which provides cellular services, and MindSpring Enterprises, Inc. ("MindSpring"), which is a regional provider of Internet services. In management's opinion, the Company's transactions with these affiliated entities are generally representative of arm's-length transactions.

     For the period from inception (March 10, 1995) through December 31, 1995 and the year ended December 31, 1996, the Company received services from these affiliated entities in the amounts of $14,000 and $48,000, respectively, which are reflected in selling, operations, and administration expenses in the Company's statements of operations. In addition, in 1996, the Company received services from these affiliated entities in the amount of $11,000, which is reflected in field and technical expenses in the Company's statement of operations. At December 31, 1995 and 1996, amounts payable for these services of $158,000 and $7,000, respectively, are recorded in the Company's balance sheets as accounts payable -- affiliate.

     In December 1996, the Company invested $5,000 in an airplane co-owned by ITC Holding and several of its subsidiaries and other affiliated entities.

     Amounts reflected as advances to affiliate at December 31, 1995 and which were outstanding for the majority of 1996 represent excess funds from the issuance of the Company's convertible preferred stock which were loaned to ITC Holding at an annual interest rate of 7%. The Company recorded interest income of approximately $12,000 and $274,000 for the period from inception (March 10, 1995) through December 31, 1995 and for the year ended December 31, 1996, respectively, on these advances, of which approximately $12,000 and $1,000, respectively, is reflected as interest receivable -- affiliate in the accompanying balance sheets as of December 31, 1995 and 1996, respectively. The advances were repaid in December 1996.

     An affiliate of the Company processed payments for the Company during 1995. Amounts included in accounts payable -- affiliate reflect amounts owed to the affiliate for reimbursement of these payments as of December 31, 1995. These amounts were repaid in 1996, and the affiliate is no longer processing payments.

     Relatives of the stockholders of ITC Holding are stockholders and employees of the Company's insurance provider. The costs charged to the Company for insurance services were approximately $86,000 and

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED-PARTY TRANSACTIONS--(CONTINUED)

$36,000 for the year ended December 31, 1996 and for the period from inception (March 10, 1995) through December 31, 1995, respectively.

     In 1995, an affiliate constructed fiber routes on behalf of the Company in Auburn, Alabama. The Company intends to develop the Auburn, Alabama, area in the future; however, since the exact plans and timing for development are uncertain, the Company recorded the $62,830 costs of constructing these routes as field and technical expense for the eight months ended December 31, 1995. This affiliate also provided certain engineering and construction-related management services to the Company in 1995. The Company was not billed for these services, which are estimated to have a value of approximately $50,000.

     The chief executive officer of an affiliate served since July 15, 1996 as president and chief executive officer and as a director of the Company. He served in his capacity as chief executive officer and president of the Company at the request of the Company and ITC Holding and received no compensation from the Company for the year ended December 31, 1996. He resigned as chief executive officer and president of the Company effective February 20, 1997. The value of his services provided through February 20, 1997 is estimated to total approximately $20,000.

9.  ACQUISITION

     As discussed in Note 1, in 1995, the Company acquired certain assets of American Cable Company Partnership and American Cable Company in a transaction accounted for as a purchase (the "Acquisition").

     The assets acquired are now held by KNOLOGY of Columbus and have been included in the consolidated financial statements since October 1, 1995. The following unaudited pro forma results of operations for the years ended December 31, 1994 and 1995 assumes the Acquisition occurred on January 1, 1994. The pro forma information is presented for informational purposes only and may not be indicative of the actual results of operations had the Acquisition occurred on the assumed date, nor is the information necessarily indicative of future results of operations.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1994           1995
                                                              -----------    -----------
        Operating revenues.................................   $ 3,483,852    $ 4,192,781
        Income before extraordinary items..................   $(2,632,705)   $(2,343,846)
        Net income.........................................   $(2,632,705)   $(2,343,846)
        Earnings per share (a).............................            --    $   (311.68)

---------------
(a) Earnings per share are computed based on 7,520 shares outstanding.

10.  SUBSEQUENT EVENTS

STOCK OPTION PLAN

     Subsequent to December 31, 1996, the compensation committee of the board of directors granted options for 557 and 286 shares of the Company's common stock under the terms of the Stock Option Plan at exercise prices of $1,200 and $1,500 per share, respectively. Options for 24 shares were canceled subsequent to December 31, 1996.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SUBSEQUENT EVENTS--(CONTINUED)

PRIVATE EQUITY OFFERING

     In February 1997, the Company offered and accepted subscriptions for 8,960 shares of preferred stock at $1,200 per share. The proceeds, net of issuance expenses of $46,598, were $10,705,402.

FINANCING ARRANGEMENTS

     On May 7, 1997, the Company signed a letter of intent with SCANA Corporation ("SCANA") whereby SCANA agreed to provide the Company with a revolving credit facility of up to $40 million (the "SCANA Credit Facility") to fund construction for completion of its broadband network in Montgomery, Alabama, and Columbus, Georgia, as well as up to $5 million for expansion into other cities and for working capital. The SCANA Credit Facility would be subject to receiving certain authorizations and approvals and would allow monthly drawdowns of between $500,000 and $5 million. Interest would accrue from the date of each drawdown on all outstanding principal, plus any accrued but unpaid interest at 12% per annum. On December 31, 1998, all outstanding amounts including unpaid interest would automatically convert to a term loan, payable in quarterly installments to be repaid over no more than five years. There would be no penalty for early repayment. SCANA would also receive warrants to purchase preferred stock at $1,500 per share in an amount equal to 10% of each drawdown plus any incremental accrued interest. The Company would be responsible for legal and filing fees incurred in connection with the SCANA Credit Facility up to a maximum of $40,000.

     On June 2, 1997, the Company borrowed $3 million under a promissory note from SCANA at 12% interest with an original maturity of June 30, 1997. In July 1997, and again in September 1997, the Company and SCANA amended the promissory note agreement to increase the borrowings to $10 million and to extend the maturity date until January 1, 1998. On September 29, 1997, the Company borrowed an additional $1 million at 12% interest under an oral agreement with SCANA with similar terms. Under the terms of the SCANA Credit Facility discussed above, SCANA will receive warrants to purchase 753 shares of the Company's preferred stock. On October 24, 1997, the Company repaid all of these borrowings.

     On May 13, 1997, the Company obtained a $3.0 million bridge loan facility from First National Bank of West Point (the "Bridge Facility") to provide additional liquidity until long-term financing could be arranged. Interest accrued at the prime rate (as announced by SunTrust Bank, Atlanta) plus .5% per annum on all outstanding principal amounts, plus accrued but unpaid interest. As amended on September 18, 1997, the Bridge Facility was payable on demand, with a final maturity date of December 15, 1997. On December 15, 1997, the Company repaid all of these borrowings.

     The Company received a commitment letter for a $50.0 million five-year revolving credit facility (the "New Credit Facility") from First Union National Bank, which will be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At the Company's option, interest will accrue based on either the Alternate Base Rate plus applicable margin (8.25% at October 15, 1997) or the LIBOR rate plus applicable margin (8.03% at October 15, 1997). Obligations under the New Credit Facility will be secured by substantially all tangible and intangible assets of the Company and its current and future subsidiaries. The New Credit Facility will include a number of covenants including, among others, covenants limiting the ability of the Company and its subsidiaries and their present and future subsidiaries to incur debt, create liens, pay dividends, make distributions or stock repurchases, make certain investments, engage in transactions with affiliates, sell assets and engage in certain mergers and acquisitions. The New Credit Facility also will include covenants requiring compliance with certain financial ratios on a consolidated basis.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SUBSEQUENT EVENTS--(CONTINUED)

     In connection with a reorganization of ITC Holding, ITC Service Company pre-paid the Montgomery Note and the Columbus Note prior to the closing of the Notes Offering. The Company owed to ITC Service Company amounts equal to the principal and accrued interest under such notes. Interest accrued at an interest rate equal to the interest rate ITC Service Company may have been obligated to pay on funds it may have needed to borrow. This note was paid on October 24, 1997.

ACQUISITION

     On December 5, 1997, the Company purchased the Beach Cable System in Panama City Beach, Florida, for approximately $3.9 million in cash and 2,485 shares of Preferred Stock valued at approximately $3.7 million, subject to adjustment.

EQUITY PRIVATE PLACEMENT

     During the fourth quarter of 1997, the Company issued approximately 21,400 shares of preferred stock at an offering price of $1,500 per share (the "Equity Offering") for net proceeds of approximately $32.2 million.

SENIOR DISCOUNT NOTES OFFERING

     Also in the fourth quarter of 1997, the Company issued units consisting of senior discount notes due 2007 (the "Notes") and warrants to purchase Preferred Stock (the "Notes Offering") for gross proceeds of approximately $250.0 million. The Notes were offered at a substantial discount from face value, with no interest payable for the first five years. Approximately $2.5 million of the gross proceeds has been allocated to the warrants. The indenture relating to the Notes contains certain covenants that, among other things, limit the ability of the Company to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. The proceeds from the Equity and Notes Offerings have been, and will be, used to repay certain indebtedness of the Company, fund expansion of the Company's business, and for additional working capital and general corporate purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Cable
Company Partnership:

     We have audited the accompanying statements of operations, partner's deficit, and cash flows of AMERICAN CABLE COMPANY PARTNERSHIP (a Louisiana partnership) for the year ended December 31, 1994 and the nine months ended September 29, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of American Cable Company Partnership for the year ended December 31, 1994 and for the nine months ended September 29, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
September 10, 1997

                       AMERICAN CABLE COMPANY PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1994 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995

                                                                           YEAR         NINE MONTHS
                                                                          ENDED            ENDED
                                                                       DECEMBER 31,    SEPTEMBER 29,
                                                                           1994            1995
                                                                       ------------    -------------
REVENUES:
     Subscriber.....................................................    $1,201,455      $ 1,002,831
     Miscellaneous..................................................       170,445          135,791
                                                                        ----------      -----------
          Total revenues............................................     1,371,900        1,138,622
                                                                        ----------      -----------
OPERATING EXPENSES:
     Programming charges............................................       602,511          532,219
     Depreciation and amortization..................................       492,691          377,069
     General and administrative.....................................       705,004          495,477
     Field and technical............................................       179,215          151,776
     Sales and marketing............................................        28,919           37,820
                                                                        ----------      -----------
          Total operating expenses..................................     2,008,340        1,594,361
                                                                        ----------      -----------
NET OPERATING LOSS..................................................      (636,440)        (455,739)
                                                                        ----------      -----------
OTHER INCOME AND EXPENSES:
     Interest income, net...........................................        (1,572)            (177)
     Other income, net..............................................         2,586              148
                                                                        ----------      -----------
                                                                             1,014              (29)
                                                                        ----------      -----------
NET LOSS............................................................    $ (635,426)     $  (455,768)
                                                                        ==========      ===========

        The accompanying notes are an integral part of these statements.

                       AMERICAN CABLE COMPANY PARTNERSHIP

                        STATEMENTS OF PARTNERS' DEFICIT
                    FOR THE YEAR ENDED DECEMBER 31, 1994 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995

                                                             MANAGING
                                                              GENERAL     GENERAL
                                                              PARTNER     PARTNER       TOTAL
                                                            -----------   --------   -----------
BALANCE, DECEMBER 31, 1993................................  $(2,309,540)  $130,979   $(2,178,561)
     Net loss.............................................     (635,426)         0      (635,426)
                                                            -----------   --------   -----------
BALANCE, DECEMBER 31, 1994................................   (2,944,966)   130,979    (2,813,987)
     Net loss.............................................     (455,768)         0      (455,768)
                                                            -----------   --------   -----------
BALANCE, SEPTEMBER 29, 1995...............................  $(3,400,734)  $130,979   $(3,269,755)
                                                            ===========   ========   ===========

        The accompanying notes are an integral part of these statements.

                       AMERICAN CABLE COMPANY PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1994 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995

                                                                           YEAR         NINE MONTHS
                                                                          ENDED            ENDED
                                                                       DECEMBER 31,    SEPTEMBER 29,
                                                                           1994            1995
                                                                       ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss.......................................................     $(635,426)       $(455,768)
                                                                         ---------        ---------
     Adjustments to reconcile net loss to net cash provided by (used
      in) operating activities:
          Depreciation and amortization.............................       492,691          377,069
          Changes in assets and liabilities:
               Accounts receivable..................................       (85,306)         (10,775)
               Prepaid expenses.....................................        22,465           10,160
               Due to managing general partner......................       209,000           50,000
               Accounts payable and accrued liabilities.............        93,760          (69,812)
               Other................................................         8,718            1,202
                                                                         ---------        ---------
                    Total adjustments...............................       741,328          357,844
                                                                         ---------        ---------
                    Net cash provided by (used in) operating
                       activities...................................       105,902          (97,924)
                                                                         ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...........................................       (48,524)          (9,670)
                                                                         ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease obligation...........................        (7,265)          (4,771)
     Principal proceeds (payments) on debt..........................        23,617           (6,146)
                                                                         ---------        ---------
                    Net cash provided by (used in) financing
                       activities...................................        16,352          (10,917)
                                                                         ---------        ---------
NET INCREASE (DECREASE) IN CASH.....................................        73,730         (118,511)
CASH AT BEGINNING OF PERIOD.........................................        69,228          142,958
                                                                         ---------        ---------
CASH AT END OF PERIOD...............................................     $ 142,958        $  24,447
                                                                         =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the period for interest.......................     $   4,849        $   3,862
                                                                         =========        =========

        The accompanying notes are an integral part of these statements.

                       AMERICAN CABLE COMPANY PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1994 AND SEPTEMBER 29, 1995

1.  ORGANIZATION

     American Cable Company Partnership (the "Partnership") was formed on June 1, 1990 in Louisiana to provide cable television services to subscribers in Columbus, Georgia, and surrounding areas under a nonexclusive cable television franchise right.

     The partnership consists of Frantzen Investment Corporation, managing general partner, and American Cable Holding Company, general partner. The managing general partner is responsible for managing and operating the Partnership. Profits are allocated as follows:

        - 100% to the managing general partner to the extent of its unrecovered loss amount

        - The remainder, if any, 100% to the managing general partner until such time that the sum of $3,000,000 has been allocated to the managing general partner; thereafter, 100% to the general partner until such time that the sum of $3,315,790 has been allocated to the general partner; thereafter, 47.5% to the managing general partner and 52.5% to the general partner

     Losses are allocated 100% to the managing general partner until all loans are repaid to the managing general partner up to a maximum loss allocation amount. All amounts in excess of the maximum loss allocation amount will be allocated 47.5% to the managing general partner and 52.5% to the general partner. In the periods presented, the maximum loss amount was not achieved; accordingly, all losses were allocated to the managing general partner.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Partnership considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment purchased are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and minor renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any gain or loss is reflected as income. There were no material retirements in the periods presented. Depreciation and amortization are provided over the estimated useful lives as follows:

        Cable system and installation equipment.........................  Ten years
        Test and office equipment.......................................  Seven years
        Automobiles and trucks..........................................  Five years

     Inventory, such as converter boxes and cable and electronic cable hook-up equipment, is included in cable system and installation equipment.

                       AMERICAN CABLE COMPANY PARTNERSHIP

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ORGANIZATIONAL COSTS

     Organizational costs represent direct costs, primarily legal and salaries, incurred in making the Partnership viable. All nondirect costs, such as travel and entertainment and other general and administrative costs, have been expensed as incurred. The deferred costs are being amortized over a five-year period from the date of inception.

LONG-LIVED ASSETS

     In 1995, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and cost in excess of net assets acquired related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material.

     The Partnership periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

DUE TO MANAGING GENERAL PARTNER

     The managing general partner either advances funds to or borrows funds from the Partnership. Funds advanced to the Partnership are used to cover construction and working capital requirements. The advances and borrowings are netted and are reflected in due to managing general partner in the accompanying balance sheets.

REVENUE RECOGNITION

     Subscriber revenues are recognized in the month of service. Subscriber fees billed in advance are included in the balance sheets as unearned revenue and are deferred until the month the service is provided.

ADVERTISING COSTS

     The Partnership expenses all advertising costs as incurred.

INCOME TAXES

     The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

SOURCES OF SUPPLIES

     The Partnership attempts to maintain multiple vendors for each required product. However, the Partnership has limited suppliers for its converters and cable, which represent important components of its system. If the suppliers are unable to meet the Partnership's needs as it builds out its network infrastructure, then delays and increased costs in the expansion of the Partnership's network infrastructure could result, which would adversely affect operating results.

                       AMERICAN CABLE COMPANY PARTNERSHIP

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

CREDIT RISK

     The Partnership's accounts receivable potentially subject the Partnership to credit risk, as collateral is generally not required. The Partnership's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Partnership's receivables approximates their fair values.

3.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Partnership leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases. None of these leases have noncancelable terms in excess of one year as of September 30, 1995.

     Total expense for all operating leases was approximately $60,000, $48,000, and $37,000 for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1995, respectively.

     The Partnership leases certain computer equipment under a capital lease. Future minimum rental payments required under the capital lease that has noncancelable lease terms in excess of one year as of September 30, 1995 are as follows:

        1995...............................................................   $ 2,446
        1996...............................................................     9,786
        1997...............................................................     9,786
        1998...............................................................     4,077
                                                                              -------
                  Total minimum lease payments.............................    26,095
        Less amounts representing interest.................................     4,433
                                                                              -------
        Present value of future minimum capital lease payments.............    21,662
        Less current obligations under capital lease.......................     7,193
                                                                              -------
        Long-term capital lease obligation.................................   $14,469
                                                                              =======

     The capital lease was accounted for as a noncash transaction in the Partnership's statement of cash flows for the year ended December 31, 1993.

LEGAL PROCEEDINGS

     In the normal course of business, the Partnership is subject to various litigation; however, in management's opinion, there are no legal proceedings pending against the Partnership which would have a material adverse effect on the financial position, results of operations, or liquidity of the Partnership.

4.  SUBSEQUENT EVENT

     On September 29, 1995, KNOLOGY of Columbus, Inc. (formerly, American Cable, L.L.C.), a wholly owned subsidiary of KNOLOGY Holdings, Inc. (formerly Cybernet Holding, Inc.), purchased certain assets of the Partnership and American Cable Company (a wholly owned subsidiary of the Partnership) in exchange for a note bearing interest at 9% with principal and interest due in five years. The note is held by the Partnership. The transaction was accounted for as a purchase by KNOLOGY of Columbus.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL. NEITHER THIS PROSPECTUS NOR THE LETTER OF TRANSMITTAL CONSTITUTES AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     UNTIL                , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------
                                  $444,100,000

                                    KNOLOGY
                                 HOLDINGS, INC.

                            11 7/8% SENIOR DISCOUNT
                                 NOTES DUE 2007

                            ------------------------
                                   PROSPECTUS

                            ------------------------


                          DATED                , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees) as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Certificate of Incorporation (the "Certificate") contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. Under the Bylaws of the Company, the Company is required to advance expenses incurred by an officer or director in defending or participating in any action which such director or officer is made a party to or is threatened to be made a party to by reason of his or her serving or having served as an officer or director if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company intends to enter into indemnity agreements with each of its directors pursuant to which the Company will agree to indemnify the directors as permitted by the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
  *1.1       Placement Agreement, dated October 16, 1997, between KNOLOGY Holdings, Inc. and
             Morgan Stanley & Co. Incorporated, for itself and the other Placement Agents named therein (the "Placement Agents").
  *2.1       Agreement and Plan of Merger, dated December 5, 1997, by and among KNOLOGY
             Holdings, Inc., KNOLOGY of Panama City, Inc., Beach Cable, Inc. and L. Charles
             Hilton.
  *3.1       Certificate of Incorporation of KNOLOGY Holdings, Inc.
  *3.2       Amended and Restated Bylaws of KNOLOGY Holdings, Inc.
  *4.1       Indenture dated as of October 22, 1997 between KNOLOGY Holdings, Inc. and United
             States Trust Company of New York, as Trustee, relating to the 11 7/8% Senior
             Discount Notes Due 2007 of KNOLOGY Holdings, Inc.
  *4.2       Registration Rights Agreement, dated October 22, 1997, between KNOLOGY Holdings,
             Inc., the Placement Agents and SCANA Communications, Inc.
  *4.3       Form of Senior Discount Note (contained in Indenture filed as Exhibit 4.1).
  *4.4       Form of Exchange Note (contained in Indenture filed as Exhibit 4.1).

 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
   5.1       Opinion of Hogan & Hartson L.L.P.
   8.1       Tax Opinion of Hogan & Hartson L.L.P.
 *10.1       Unit Purchase Agreement, dated as of October 16, 1997 between KNOLOGY Holdings,
             Inc. and SCANA Communications, Inc.
 *10.2       Warrant Agreement, dated as of October 22, 1997, between KNOLOGY Holdings, Inc.
             and United States Trust Company of New York (including form of Warrant
             Certificate).
 *10.3       Warrant Registration Rights Agreement, dated as of October 22, 1997, between
             KNOLOGY Holdings, Inc. and United States Trust Company of New York.
 *10.4       Sub-Lease Indenture dated November 1, 1995 by and between J. Smith Lanier & Co.
             Financial Services, Inc. and ITC Holding Company, Inc.
 *10.5       Lease Agreement dated April 15, 1996 by and between D.L. Jordan and American
             Cable Company, Inc.
 *10.6       Lease Agreement dated April 19, 1996 by and between B.E. Satterwhite and American
             Cable Company, Inc.
 *10.7       Pole Attachment Agreement dated January 1, 1998 by and between Gulf Power Company and Beach Cable, Inc.
 *10.8       Lease Agreement dated August 19, 1996 by and between Vaughn/Taylor, L.L.C. and
             Montgomery Cablevision and Entertainment, Inc.
 *10.9       Lease Agreement dated August 20, 1996 by and between William H. McLemore and
             Montgomery Cablevision and Entertainment, Inc.
 *10.10      Lease Agreement dated November 7, 1996 by and between Samuel B. Hewitt and
             American Cable Company, Inc.
 *10.11      Site Agreement dated November 19, 1996 by and between John Walter Stowers and
             Montgomery Cablevision and Entertainment, Inc.
 *10.12      Office Lease Agreement dated February 15, 1997 by and between Scott P. Pinckard and Cybernet Holdings, Inc.
*+10.13      Lease Agreement dated April 2, 1997 by and between Interstate Telephone Company and Cybernet Holding, Inc.
 *10.14      Lease Agreement dated May 15, 1997 by and between Southern Boulevard Corporation and Cybernet Holding d/b/a Montgomery Cablevision and Entertainment, Inc.
 *10.15      Lease Agreement dated August 23, 1997 by and between Interstate Fibernet, Inc.
             and KNOLOGY Holdings, Inc.
*+10.16      Telecommunications Facility Lease and Capacity Agreement, dated September 10,
             1996, by and between Troup EMC Communications, Inc. and Cybernet Holding, Inc.
  10.17      Master Pole Attachment Agreement dated January 12, 1998 by and between South
             Carolina Electric and Gas and KNOLOGY Holdings, Inc. d/b/a/ KNOLOGY of
             Charleston.
 *10.18      Pole Attachment Agreement dated May 21, 1990 by and between the Georgia Power
             Company and American Cable Company.
 *10.19      License Agreement for Pole Attachments dated June 19, 1990 by and between South
             Central Bell Telephone Company and Montgomery Cablevision and Entertainment, Inc.
 *10.20      Agreement for Attachments of Cables, Amplifiers, and Associated Equipment for the
             Provision of Cable Television Service dated March 1, 1993 by and between Alabama
             Power Company and Montgomery Cablevision and Entertainment, Inc.

 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
*+10.21      License Agreement for Pole Attachments and/or Conduit Occupancy dated July 28,
             1993 by and between BellSouth Telecommunications, Inc. d/b/a Southern Bell
             Telephone and Telegraph Company and American Cable Company.
*+10.22      License Agreement dated September 29, 1995 by and between Montgomery Cablevision and Entertainment, Inc. and American Communications Services of Montgomery, Inc.
*+10.23      License Agreement dated January 17, 1996 by and between American Cable, Inc. and
             American Communication Services of Columbus, Inc.
*+10.24      Addendum to License Agreement dated April 21, 1997 by and between American Cable,
             Inc. and American Communication Services of Columbus, Inc.
 *10.25      Lease Agreement, dated December 5, 1997 by and between The Hilton Company and
             KNOLOGY of Panama City, Inc.
*+10.26      Billing and Collection Services Agreement dated April 2, 1997 by and between
             Interstate Telephone Company and Cybernet Holding, Inc.
*+10.27      Operator and Related Services Agreement dated April 14, 1997 by and between
             Eastern Telecom Inc. d/b/a Inter Quest and Cybernet Holding, Inc.
*+10.28      Agreement for Telecommunication Services dated May 1, 1997 by and between
             Cybernet Holding, Inc. and DeltaCom, Inc.
*+10.29      First Addendum to Service Agreement dated July 7, 1997 by and between KNOLOGY
             Holdings, Inc. and DeltaCom, Inc.
 *10.30      Interconnection Agreement by and among BellSouth Communications, Inc., Cybernet
             Holding, Inc., American Cable, Inc. and Montgomery Cablevision & Entertainment,
             Inc., dated April 15, 1997.
 *10.31      Amendment To Interconnection Agreement by and among BellSouth Telecommunications,
             Inc., Cybernet Holding, Inc., American Cable, Inc. and Montgomery Cablevision &
             Entertainment, dated May 1, 1997.
 *10.32      Second Amendment To Interconnection Agreement by and among BellSouth
             Telecommunications, Inc., Cybernet Holding, Inc., American Cable, Inc. and
             Montgomery Cablevision & Entertainment, dated July 7, 1997.
 *10.33      Commitment Letter from First Union National Bank to KNOLOGY Holdings, Inc., dated
             October 15, 1997.
 *10.33.1    Commitment Extension Letter from First Union National Bank to KNOLOGY Holdings,
             Inc., dated December 12, 1997.
 *10.34      Certificate of Membership with National Cable Television Cooperative, dated
             January 29, 1996, of Cybernet Holding, Inc.
 *10.35      Stockholders' Agreement among KNOLOGY Holdings, Inc. and Certain Stockholders
             Thereof dated as of December 8, 1995.
 *10.36      Amendment No. 1 to Stockholders' Agreement dated as of January 25, 1996.
 *10.37      Amendment No. 2 to Stockholders' Agreement dated as of April 18, 1996.
 *10.38      Amended and Restated Agreement Among Shareholders Among KNOLOGY Holdings, Inc.
             and Certain Shareholders thereof dated as of July 28, 1997.
 *10.39      Ordinance (Harris County, Georgia) dated April 6, 1982.
 *10.40      Ordinance (Harris County, Georgia) to Amend Cable Franchise Ordinance of April 6,
             1982, dated November 5, 1996.
 *10.41      Ordinance (Bibb City, Georgia) dated October 5, 1990.
 *10.42      Ordinance No. 88-53 (Columbus, Georgia) dated May 17, 1988.

 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
 *10.43      Ordinance No. 89-3 (Columbus, Georgia) dated January 10, 1989.
 *10.44      Ordinance No. 16-90 (Montgomery, Alabama) dated March 6, 1990.
 *10.45      Ordinance No. 50-76 (Montgomery, Alabama).
 *10.45.1    Ordinance No. 9-90 (Montgomery, Alabama) dated January 16, 1990.
 *10.46      Resolution No. 58-95 (Montgomery, Alabama) dated April 6, 1995.
 *10.47      Resolution No. 92-7 (Panama City Beach, Florida) dated July 23, 1992.
 *10.48      License (Bay County, Florida) dated January 5, 1993.
 *10.49      Resolution No. 97-22 (Panama City Beach, Florida) dated December 3, 1997.
 *10.50      Resolution No. 2075 (Bay County, Florida) dated November 18, 1997.
*+10.51      Collocation Agreement between Interstate FiberNet and Cybernet Holding, Inc., dated July 1, 1997.
*+10.52      License Agreement for Pole Attachments and/or Conduit Occupancy in Florida dated
             September 15, 1993 between BellSouth Telecommunications, Inc. d/b/a Southern Bell
             Telephone and Telegraph and Beach Cable, Inc.
 *11.1       Computation of Earnings Per Share of Common Stock.
 *12.1       Statement regarding Computation of Ratio of Earnings to Fixed Charges.
  21.1       Subsidiaries of KNOLOGY Holdings, Inc.
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
  24.1       Power of attorney (included on signature page).
 *25.1       Statement on Form T-1 of Eligibility of Trustee.
 *27.1       Financial Data Schedule for the year ended December 31, 1996.
 *27.2       Financial Data Schedule for the nine month period ended September 30, 1997.
 *99.1       Form of Letter of Transmittal.
 *99.2       Form of Notice of Guaranteed Delivery.
 *99.3       Form of Letter to Brokers, et al.
 *99.4       Form of Letter to Clients.


---------------

 * Previously filed.


 + Confidential treatment has been requested. The copy filed as an exhibit omits the information subject to the confidential treatment request.


     (b) Financial Statement Schedules

     The following financial statement schedule is filed herewith:

     Schedule II--Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is provided in the Combined Financial Statements of the Company or notes thereto.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF SECURITIES ACT, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WEST POINT, GEORGIA, ON THIS 4TH DAY OF FEBRUARY, 1998.


                                         KNOLOGY Holdings, Inc.

                                          By      /s/ WILLIAM E. MORROW
                                            ------------------------------------
                                                     WILLIAM E. MORROW
                                                  CHIEF EXECUTIVE OFFICER

                            ------------------------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints O. Gene Gabbard, William E. Morrow and James K. McCormick, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 4th day of February, 1998.


                  SIGNATURE                                          TITLE
---------------------------------------------     --------------------------------------------

                      *                                Chairman of the Board and Director
---------------------------------------------
               O. GENE GABBARD

            /s/ WILLIAM E. MORROW                    President, Chief Executive Officer and
---------------------------------------------        Director (Principal executive officer)
              WILLIAM E. MORROW

           /s/ JAMES K. MCCORMICK                    Chief Financial Officer and Secretary
---------------------------------------------      (Principal financial officer and principal
             JAMES K. MCCORMICK                               accounting officer)

                      *                                             Director
---------------------------------------------
               RICHARD BODMAN

                      *                                             Director
---------------------------------------------
              DONALD W. BURTON

                      *                                             Director
---------------------------------------------
           CAMPBELL B. LANIER, III

                  SIGNATURE                                          TITLE
---------------------------------------------     --------------------------------------------

---------------------------------------------                       Director
           L. CHARLES HILTON, JR.

                      *                                             Director
---------------------------------------------
            WILLIAM H. SCOTT, III

                      *                                             Director
---------------------------------------------
              ANDREW M. WALKER

         *By: /s/ WILLIAM E. MORROW
---------------------------------------------
              WILLIAM E. MORROW
              ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the financial statements of KNOLOGY Holdings, Inc. included in the Company's Registration Statement on Form S-4 (No. 333-43339) and have issued our report thereon dated May 14, 1997 (except with respect to Note 10, as to which the date is December 19, 1997). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

May 14, 1997

                                                                     SCHEDULE II


                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                        AND KNOLOGY OF MONTGOMERY, INC.
                             (PREDECESSOR COMPANY)

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEAR ENDED DECEMBER 31, 1994, THE FOUR MONTHS
        ENDED APRIL 30, 1995, THE EIGHT MONTHS ENDED DECEMBER 31, 1995,

                      AND THE YEAR ENDED DECEMBER 31, 1996


                                                     PREDECESSOR COMPANY            SUCCESSOR COMPANY
                                                  -------------------------    ----------------------------
                                                                    FOUR          EIGHT
                                                      YEAR         MONTHS         MONTHS           YEAR
                                                     ENDED          ENDED         ENDED           ENDED
                                                  DECEMBER 31,    APRIL 30,    DECEMBER 31,    DECEMBER 31,
                                                      1994          1995           1995            1996
                                                  ------------    ---------    ------------    ------------
Allowance for doubtful accounts, balance at
  beginning of year............................    $   57,147     $   4,147      $    931        $ 17,113
Addition charged to cost and expense...........        47,000        16,754        36,848          81,082
Deductions.....................................      (100,000)      (19,970)      (20,666)        (74,853)
                                                   ----------     ---------      --------        --------
Allowance for doubtful accounts, balance at end
  of year......................................    $    4,147     $     931      $ 17,113        $ 23,342
                                                   ==========     =========      ========        ========

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
  *1.1       Placement Agreement, dated October 16, 1997, between KNOLOGY Holdings, Inc. and
             Morgan Stanley & Co. Incorporated, for itself and the other Placement Agents named therein (the "Placement Agents").
  *2.1       Agreement and Plan of Merger, dated December 5, 1997, by and among KNOLOGY
             Holdings, Inc., KNOLOGY of Panama City, Inc., Beach Cable, Inc. and L. Charles
             Hilton.
  *3.1       Certificate of Incorporation of KNOLOGY Holdings, Inc.
  *3.2       Amended and Restated Bylaws of KNOLOGY Holdings, Inc.
  *4.1       Indenture dated as of October 22, 1997 between KNOLOGY Holdings, Inc. and United
             States Trust Company of New York, as Trustee, relating to the 11 7/8% Senior
             Discount Notes Due 2007 of KNOLOGY Holdings, Inc.
  *4.2       Registration Rights Agreement, dated October 22, 1997, between KNOLOGY Holdings,
             Inc., the Placement Agents and SCANA Communications, Inc.
  *4.3       Form of Senior Discount Note (contained in Indenture filed as Exhibit 4.1).
  *4.4       Form of Exchange Note (contained in Indenture filed as Exhibit 4.1).
   5.1       Opinion of Hogan & Hartson L.L.P.
   8.1       Tax Opinion of Hogan & Hartson L.L.P.
 *10.1       Unit Purchase Agreement, dated as of October 16, 1997 between KNOLOGY Holdings,
             Inc. and SCANA Communications, Inc.
 *10.2       Warrant Agreement, dated as of October 22, 1997, between KNOLOGY Holdings, Inc.
             and United States Trust Company of New York (including form of Warrant
             Certificate).
 *10.3       Warrant Registration Rights Agreement, dated as of October 22, 1997, between
             KNOLOGY Holdings, Inc. and United States Trust Company of New York.
 *10.4       Sub-Lease Indenture dated November 1, 1995 by and between J. Smith Lanier & Co.
             Financial Services, Inc. and ITC Holding Company, Inc.
 *10.5       Lease Agreement dated April 15, 1996 by and between D.L. Jordan and American
             Cable Company, Inc.
 *10.6       Lease Agreement dated April 19, 1996 by and between B.E. Satterwhite and American
             Cable Company, Inc.
 *10.7       Pole Attachment Agreement dated January 1, 1998 by and between Gulf Power Company and Beach Cable, Inc.
 *10.8       Lease Agreement dated August 19, 1996 by and between Vaughn/Taylor, L.L.C. and
             Montgomery Cablevision and Entertainment, Inc.
 *10.9       Lease Agreement dated August 20, 1996 by and between William H. McLemore and
             Montgomery Cablevision and Entertainment, Inc.
 *10.10      Lease Agreement dated November 7, 1996 by and between Samuel B. Hewitt and
             American Cable Company, Inc.
 *10.11      Site Agreement dated November 19, 1996 by and between John Walter Stowers and
             Montgomery Cablevision and Entertainment, Inc.
 *10.12      Office Lease Agreement dated February 15, 1997 by and between Scott P. Pinckard and Cybernet Holdings, Inc.
*+10.13      Lease Agreement dated April 2, 1997 by and between Interstate Telephone Company and Cybernet Holding, Inc.
 *10.14      Lease Agreement dated May 15, 1997 by and between Southern Boulevard Corporation and Cybernet Holding d/b/a Montgomery Cablevision and Entertainment, Inc.

 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
 *10.15      Lease Agreement dated August 23, 1997 by and between Interstate Fibernet, Inc.
             and KNOLOGY Holdings, Inc.
*+10.16      Telecommunications Facility Lease and Capacity Agreement, dated September 10,
             1996, by and between Troup EMC Communications, Inc. and Cybernet Holding, Inc.
  10.17      Master Pole Attachment Agreement dated January 12, 1998 by and between South
             Carolina Electric and Gas and KNOLOGY Holdings, Inc. d/b/a/ KNOLOGY of
             Charleston.
 *10.18      Pole Attachment Agreement dated May 21, 1990 by and between the Georgia Power
             Company and American Cable Company.
 *10.19      License Agreement for Pole Attachments dated June 19, 1990 by and between South
             Central Bell Telephone Company and Montgomery Cablevision and Entertainment, Inc.
 *10.20      Agreement for Attachments of Cables, Amplifiers, and Associated Equipment for the
             Provision of Cable Television Service dated March 1, 1993 by and between Alabama
             Power Company and Montgomery Cablevision and Entertainment, Inc.
*+10.21      License Agreement for Pole Attachments and/or Conduit Occupancy dated July 28,
             1993 by and between BellSouth Telecommunications, Inc. d/b/a Southern Bell
             Telephone and Telegraph Company and American Cable Company.
*+10.22      License Agreement dated September 29, 1995 by and between Montgomery Cablevision and Entertainment, Inc. and American Communications Services of Montgomery, Inc.
*+10.23      License Agreement dated January 17, 1996 by and between American Cable, Inc. and
             American Communication Services of Columbus, Inc.
*+10.24      Addendum to License Agreement dated April 21, 1997 by and between American Cable,
             Inc. and American Communication Services of Columbus, Inc.
 *10.25      Lease Agreement, dated December 5, 1997 by and between The Hilton Company and
             KNOLOGY of Panama City, Inc.
*+10.26      Billing and Collection Services Agreement dated April 2, 1997 by and between
             Interstate Telephone Company and Cybernet Holding, Inc.
*+10.27      Operator and Related Services Agreement dated April 14, 1997 by and between
             Eastern Telecom Inc. d/b/a Inter Quest and Cybernet Holding, Inc.
*+10.28      Agreement for Telecommunication Services dated May 1, 1997 by and between
             Cybernet Holding, Inc. and DeltaCom, Inc.
*+10.29      First Addendum to Service Agreement dated July 7, 1997 by and between KNOLOGY
             Holdings, Inc. and DeltaCom, Inc.
 *10.30      Interconnection Agreement by and among BellSouth Communications, Inc., Cybernet
             Holding, Inc., American Cable, Inc. and Montgomery Cablevision & Entertainment,
             Inc., dated April 15, 1997.
 *10.31      Amendment To Interconnection Agreement by and among BellSouth Telecommunications,
             Inc., Cybernet Holding, Inc., American Cable, Inc. and Montgomery Cablevision &
             Entertainment, dated May 1, 1997.
 *10.32      Second Amendment To Interconnection Agreement by and among BellSouth
             Telecommunications, Inc., Cybernet Holding, Inc., American Cable, Inc. and
             Montgomery Cablevision & Entertainment, dated July 7, 1997.
 *10.33      Commitment Letter from First Union National Bank to KNOLOGY Holdings, Inc., dated
             October 15, 1997.
 *10.33.1    Commitment Extension Letter from First Union National Bank to KNOLOGY Holdings,
             Inc., dated December 12, 1997.
 *10.34      Certificate of Membership with National Cable Television Cooperative, dated
             January 29, 1996, of Cybernet Holding, Inc.

 EXHIBIT
 NUMBER                                     EXHIBIT DESCRIPTION
---------    ---------------------------------------------------------------------------------
 *10.35      Stockholders' Agreement among KNOLOGY Holdings, Inc. and Certain Stockholders
             Thereof dated as of December 8, 1995.
 *10.36      Amendment No. 1 to Stockholders' Agreement dated as of January 25, 1996.
 *10.37      Amendment No. 2 to Stockholders' Agreement dated as of April 18, 1996.
 *10.38      Amended and Restated Agreement Among Shareholders Among KNOLOGY Holdings, Inc.
             and Certain Shareholders thereof dated as of July 28, 1997.
 *10.39      Ordinance (Harris County, Georgia) dated April 6, 1982.
 *10.40      Ordinance (Harris County, Georgia) to Amend Cable Franchise Ordinance of April 6,
             1982, dated November 5, 1996.
 *10.41      Ordinance (Bibb City, Georgia) dated October 5, 1990.
 *10.42      Ordinance No. 88-53 (Columbus, Georgia) dated May 17, 1988.
 *10.43      Ordinance No. 89-3 (Columbus, Georgia) dated January 10, 1989.
 *10.44      Ordinance No. 16-90 (Montgomery, Alabama) dated March 6, 1990.
 *10.45      Ordinance No. 50-76 (Montgomery, Alabama).
 *10.45.1    Ordinance No. 9-90 (Montgomery, Alabama) dated January 16, 1990.
 *10.46      Resolution No. 58-95 (Montgomery, Alabama) dated April 6, 1995.
 *10.47      Resolution No. 92-7 (Panama City Beach, Florida) dated July 23, 1992.
 *10.48      License (Bay County, Florida) dated January 5, 1993.
 *10.49      Resolution No. 97-22 (Panama City Beach, Florida) dated December 3, 1997.
 *10.50      Resolution No. 2075 (Bay County, Florida) dated November 18, 1997.
*+10.51      Collocation Agreement between Interstate FiberNet and Cybernet Holding, Inc., dated July 1, 1997.
*+10.52      License Agreement for Pole Attachments and/or Conduit Occupancy in Florida dated
             September 15, 1993 between BellSouth Telecommunications, Inc. d/b/a Southern Bell
             Telephone and Telegraph and Beach Cable, Inc.
 *11.1       Computation of Earnings Per Share of Common Stock.
 *12.1       Statement regarding Computation of Ratio of Earnings to Fixed Charges.
  21.1       Subsidiaries of KNOLOGY Holdings, Inc.
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
  24.1       Power of attorney (included on signature page).
 *25.1       Statement on Form T-1 of Eligibility of Trustee.
 *27.1       Financial Data Schedule for the year ended December 31, 1996.
 *27.2       Financial Data Schedule for the nine month period ended September 30, 1997.
 *99.1       Form of Letter of Transmittal.
 *99.2       Form of Notice of Guaranteed Delivery.
 *99.3       Form of Letter to Brokers, et al.
 *99.4       Form of Letter to Clients.


---------------

 * Previously filed.


 + Confidential treatment has been requested. The copy filed as an exhibit omits the information subject to the confidential treatment request.